Exhibit 10.1
EXECUTION VERSION
CREDIT AGREEMENT
DATED AS OF JANUARY 29, 2014
AMONG
POST HOLDINGS, INC.,
AS BORROWER
VARIOUS LENDERS,
BARCLAYS BANK PLC,
CREDIT SUISSE SECURITIES (USA) LLC,
GOLDMAN SACHS BANK USA

AND WELLS FARGO SECURITIES, LLC,
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS,

BARCLAYS BANK PLC,
AS SYNDICATION AGENT,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
AND GOLDMAN SACHS BANK USA,
AS DOCUMENTATION AGENTS

AND
WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT
________________________________________________________
SENIOR SECURED CREDIT FACILITIES
________________________________________________________

i

SCHEDULES

2.01	Commitments and Applicable Percentages
4.01(a)(ii)	Closing Date Collateral Documents
4.01(a)(iv)	Local Legal Counsel Opinions
5.08(b)	Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property (Lessee)
5.08(d)(ii)	Leased Real Property (Lessor)
5.08(e)	Existing Investments
5.13	Subsidiaries; Other Equity Investments
6.16	Post-Closing Obligations
7.02(r)(i)	Golden Boy Acquisition
7.03	Existing Indebtedness
7.08	Transactions with Affiliates
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Conversion/Continuation Notice
A-3	Prepayment Notice
A-4	Swing Line Loan Prepayment Notice
B	Swing Line Loan Notice
C-1	Revolving Credit Note
C-2	Incremental Term Loan Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Joinder Agreement
G	Guarantee and Collateral Agreement
H-1 through H-4	U.S. Tax Compliance Certificates
I	Pari Passu Intercreditor Agreement

v

CREDIT AGREEMENT
This CREDIT AGREEMENT (“Agreement”) is entered into as of January 29, 2014, among POST HOLDINGS, INC., a Missouri corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
The Borrower has requested that the Revolving Credit Lenders provide a revolving credit facility, and the Revolving Credit Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1.
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“2021 Senior Notes” means the Borrower’s 6.75% Senior Notes due 2021 issued pursuant to that certain Indenture, dated as of November 18, 2013, between the Borrower and Wells Fargo, as trustee.
“2022 Senior Notes” means the Borrower’s 7.375% Senior Notes due 2022 issued pursuant to that certain Indenture, dated as of February 3, 2012, between the Borrower and Wells Fargo, as trustee.
“Acquired Entity Financial Statements” has the meaning specified in the definition of “CapEx/Revenue Ratio.”
“Act” has the meaning specified in Section 10.19.
“Administrative Agent” means Wells Fargo, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the Agency Fee Letter, dated January 29, 2014, between the Borrower and the Administrative Agent.
“Agent” means each of the Administrative Agent, the Syndication Agent and the Documentation Agents.
“Agent Parties” has the meaning specified in Section 10.02(c).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement.
“Agreement Currency” has the meaning specified in Section 10.20.
“Alternative Currency” means lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.
“Annual Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries and the consolidated statements of operations, Stockholders’ Equity and cash flows of the Borrower and its Subsidiaries for the three latest Fiscal Years ending more than 90 days prior to the Closing Date.
“Anti-Terrorism Laws” has the meaning specified in Section 5.22.
“Applicable Percentage” means (a) in respect of the Incremental Term Loans, with respect to any Incremental Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate principal amount of all Incremental Term Loans then outstanding represented by the principal amount of such Incremental Term Loan Lender’s Incremental Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place), the numerator of which is the Revolving Credit Commitment of such Revolving Credit Lender and the denominator of which is the aggregate amount of the Revolving Credit Commitments; provided that if the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility is set forth opposite the name of such Revolving Credit Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable. The Applicable Percentage of any Revolving Credit Lender is subject to adjustment as provided in Section 2.16.
“Applicable Rate” means, in respect of Revolving Credit Loans, (a) from the Closing Date to the date following the Closing Date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first fiscal quarter ending after the Closing Date, 1.00% per annum for Base Rate Loans that are Revolving Credit Loans or Swing Line Loans and 2.00% per annum for Eurodollar Rate Loans that are Revolving Credit Loans and Letter of Credit Fees and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Senior Secured Leverage Ratio	Eurodollar Rate/Letters of Credit	Base Rate
1	> 2.50 to 1.00	2.50%	1.50%
2	< 2.50 to 1.00 but ≥ 1.00 to 1.00	2.25%	1.25%
3	< 1.00 to 1.00	2.00%	1.00%
Any increase or decrease in the Applicable Rate resulting from a change in the Senior Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).
Furthermore, the Applicable Rate in respect of any Series of Incremental Term Loans shall be the applicable percentages per annum set forth in the relevant Joinder Agreement.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the FRB) under regulations issued from time to time by the FRB or other applicable banking regulator. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.
“Appropriate Lender” means, at any time, (a) with respect to the Revolving Credit Facility or any Series of Incremental Term Loans, a Lender that has a Commitment with respect to such Facility or holds a Revolving Credit Loan or an Incremental Term Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and joint lead bookrunners.
“Assessment Property” has the meaning specified in Section 6.13.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Auction” has the meaning specified in Section 10.06(b)(vii)(A).
“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06 and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% and (c) the Eurodollar Rate that would be payable on such day for a Eurodollar Rate Loan with a one-month Interest Period plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Base Rate Loan” means a Revolving Credit Loan or an Incremental Term Loan that bears interest based on the Base Rate.
“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Notice” has the meaning specified in Section 6.11(b)(vii).
“Borrower Retained ECF Amount” means, as at any date of determination, an amount equal to: (x) 50% of the Consolidated Excess Cash Flow of the Borrower (or, if Loans are required to be prepaid with Consolidated Excess Cash Flow for any Fiscal Year, the Consolidated Excess Cash Flow of the Borrower for such Fiscal Year not required to be applied to the prepayment of Loans (after giving effect to any waiver by any Lender of any right to receive any such prepayment)) for the period from and including October 1, 2013 through and including the last day of the most recently completed Fiscal Year with respect to which the Administrative Agent has received the Compliance Certificate required to be delivered pursuant to Section 6.02(a) minus (y) any portion of such amount used by the Borrower and its Subsidiaries on or prior to such date of determination to make (1) Investments pursuant to Section 7.02(c)(iv)(C)(2), (2) Investments pursuant to Section 7.02(o)(2), (3) Restricted Payments pursuant to Section 7.06(e)(2), (4) payments of Junior Indebtedness pursuant to Section 7.14(c)(2), or (5) Capital Expenditures pursuant to Section 7.16(2).
“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or an Incremental Borrowing, as the context may require.
“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“CapEx Carryover Amount” has the meaning specified in Section 7.16.
“CapEx/Revenue Ratio” means, with respect to any fiscal year of an entity or business acquired in a Permitted Acquisition, the quotient obtained by dividing (a) the amount of Capital Expenditures (determined in accordance with GAAP) made by such acquired entity or business during such fiscal year by (b) the consolidated revenues of such acquired entity or business for such fiscal year (in each case as set forth in the audited financial statements of such acquired entity or business for such fiscal year or, if such audited financial statements are not available, as set forth in the most recent financial statements of such acquired entity or business delivered to the Borrower or any Subsidiary by such acquired entity or business or the seller thereof in connection with the purchase and sale agreement relating to such Permitted Acquisition or otherwise in connection with the Borrower’s or such Subsidiary’s consideration of such Permitted Acquisition (the “Acquired Entity Financial Statements”)).
“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition or maintenance of any fixed or capital asset, in each case, that are capitalized in accordance with GAAP.

“Capital Lease” means, with respect to any Person, any lease that is required by GAAP to be capitalized on a balance sheet of such Person.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America or Canada, any state or province thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;
(c)    commercial paper issued by any Person organized under the laws of any state of the United States of America and maturing no more than 365 days from the time of the acquisition thereof, and having, at the time of acquisition thereof, a rating of A-1 (or the then equivalent grade) or better from S&P or P-1 (or the then equivalent grade) or better from Moody’s; and
(d)    Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, card services (including services related to credit cards, including purchasing and commercial cards, prepaid cards, including payroll, stored value and gift cards, merchant services processing and debit cards), electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with any Loan Party, is a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Cash Management Agreement, and (b) in the case of any Cash Management Agreement entered into prior to, and existing on, the Closing Date, any Person that is, on the Closing Date, a Lender, the Administrative Agent or an Arranger or Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Cash Management Agreement.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following:
(a)    (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder or (2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Borrower or its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
(c)    a “Change of Control,” “Change in Control” or similar event shall occur under the 2022 Senior Notes, the 2021 Senior Notes or any other Indebtedness of the Borrower or any of its Subsidiaries with an aggregate principal amount in excess of the Threshold Amount (to the extent that the occurrence of such event permits the holders of Indebtedness thereunder to accelerate the maturity thereof or to resell such other Indebtedness to the Borrower, or requires the Borrower to repay, or offer to repurchase, such Indebtedness prior to the stated maturity thereof).
“Closing Date” means the first date all the conditions precedent referred to in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date is January 29, 2014.
“Code” means the Internal Revenue Code of 1986, as amended (unless otherwise provided herein).
Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property provided as collateral security under the terms of the Collateral Documents.
“Collateral Agreement” means the guarantee and collateral agreement of even date herewith executed and delivered by the Loan Parties and substantially in the form of Exhibit G.
“Collateral Documents” means, collectively, the Collateral Agreement, the Mortgages, the Foreign Security Documents, each of the mortgages, collateral assignments, supplements to all of the foregoing, security agreements, pledge agreements, control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01(a)(ii), 6.11 or 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Credit Commitment, an Incremental Revolving Credit Commitment or an Incremental Term Loan Commitment, as the context may require.
“Commitment Fee Rate” means (a) from the Closing Date to the date following the Closing Date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter following the Closing Date, 0.375% and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Senior Secured Leverage Ratio	Commitment Fee Rate
1	≥ 0.50 to 1.00	0.50%
2	< 0.50 to 1.00	0.375%
Any increase or decrease in the Commitment Fee Rate resulting from a change in the Senior Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).
Notwithstanding anything to the contrary contained in this definition, the determination of the Commitment Fee Rate for any period shall be subject to the provisions of Section 2.10(b).
“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing or (b) an Incremental Borrowing, which shall be substantially in the form of Exhibit A-1.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.
“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.
“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

(a)    Consolidated Interest Charges, plus

(b)     the provision for Federal, state, local and foreign income and franchise taxes payable (calculated net of Federal, state, local and foreign income tax credits) and other taxes, interest and penalties included under GAAP in income tax expense (provided that such amounts in respect of any Subsidiary shall be included in this clause (b) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organization Documents and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders), plus

(c)     depreciation and amortization expenses (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), plus

(d)     other non-recurring expenses, write-offs, write-downs or impairment charges which do not represent a cash item in such period (or in any future period) (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts receivable or inventory), plus

(e)     non-cash charges or expenses related to stock-based compensation) and other non-cash charges or non-cash losses (including, extraordinary, unusual or non-recurring non-cash losses) incurred or recognized, plus

(f)     cash or non-cash charges constituting fees and expenses incurred in connection with the Transaction in an amount not to exceed $5,000,000 in the aggregate pursuant to this clause (f), plus

(g)     unrealized losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 or any similar accounting standard, plus

(h)     one-time deal advisory, financing, legal, accounting, and consulting cash expenses incurred by the Borrower and its Subsidiaries in connection with Permitted Acquisitions not constituting the consideration for the Permitted Acquisition, plus

(i)     non-cash losses and expenses resulting from fair value accounting (as permitted by Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option or any similar accounting standard), plus

(j)     restructuring charges or reserves, including in connection with (x) any Permitted Acquisition or any Specified Transaction and (y) the consolidation or closing of facilities during such Measurement Period; provided that the aggregate amount of restructuring charges or reserves added-back in connection with Permitted Acquisitions or the consolidation or closing of facilities pursuant to this clause (j) in any Measurement Period, when added to the aggregate amount of extraordinary, unusual or non-recurring cash charges and losses added-back pursuant to clause (l) below in such Measurement Period and the aggregate amount of cost savings added-back pursuant to clause (C) in the paragraph below in such Measurement Period, shall not exceed 15% of Consolidated EBITDA for such Measurement Period prior to giving effect to this clause (j), clause (l) below or clause (C) in the paragraph below, plus

(k)     restructuring charges or reserves with respect to (i) the previously announced closure of the Modesto, California facility and (ii) the Spin-Off, plus

(l)     extraordinary, unusual or non-recurring cash charges and losses incurred or recognized; provided that the aggregate amount of extraordinary, unusual or non-recurring cash charges and losses added-back pursuant to this clause (l) in any Measurement Period, when added to the aggregate amount of restructuring charges or reserves added-back in connection with Permitted Acquisitions or the consolidation or closing of facilities pursuant to clause (j) above in such Measurement Period and the aggregate amount of cost savings added-back pursuant to clause (C) in the paragraph below in such Measurement Period, shall not exceed 15% of Consolidated EBITDA for such Measurement Period prior to giving effect to this clause (l), clause (j) above or clause (C) in the paragraph below, plus

(m)     any increase in cost of goods sold resulting from the write up of inventory attributable to purchase accounting treatment with respect to any acquisition; minus, without duplication,

(n)     any amount included in Consolidated EBITDA for such Measurement Period in respect of cancellation of debt income arising as a result of the repurchase of Incremental Term Loans by the Borrower pursuant to Section 10.06(b)(vii), and minus, without duplication,

(o)     non-cash gains included in Consolidated Net Income for such Measurement Period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or a reserve for a potential cash gain in any prior period).

If there has occurred a Permitted Acquisition or other Investment permitted by this Agreement during the applicable Measurement Period, or for purposes of calculating pro forma Consolidated Leverage Ratio, Senior Secured Leverage Ratio or Consolidated Interest Coverage Ratio after the applicable Measurement Period but on or prior to the Ratio Calculation Date in accordance with Section 1.09(b), Consolidated EBITDA shall be calculated on a Pro Forma Basis.

Calculating Consolidated EBITDA on a Pro Forma Basis shall mean giving effect to any such Permitted Acquisition or other Investment, and any Indebtedness incurred or assumed in connection therewith, as follows:

(A)
any Indebtedness incurred or assumed in connection with such Permitted Acquisition or other permitted Investment was incurred or assumed on the first day of the applicable Measurement Period and remained outstanding,

(B)
the rate on such Indebtedness shall be calculated as if the rate in effect on the date of such Permitted Acquisition or other permitted Investment had been the applicable rate for the entire period (taking into account any interest rate Swap Contracts applicable to such Indebtedness), and

(C)
all income, depreciation, amortization, taxes, and expense associated with the assets or entity acquired in connection with such Permitted Acquisition or other permitted Investment for the applicable period shall be calculated on a pro forma basis after giving effect to cost savings, operating expense reductions, other operating improvements and acquisition synergies that are reasonably identifiable and projected by the Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken by the Borrower or any Subsidiary in connection with such Permitted Acquisition or other permitted Investment and net of (x) the amount of actual benefits realized during such period from such actions that are otherwise included in the calculation of Consolidated EBITDA in each case from and after the first day of such Measurement Period and (y) the amount of all income, depreciation, amortization, taxes and expenses associated with any assets or entity acquired in connection with such Permitted Acquisition or other permitted Investment that the Borrower reasonably anticipates will be divested pursuant to Section 7.05(k) or otherwise;

provided that
(i) the aggregate amount of cost savings added-back in connection with Permitted Acquisitions or other permitted Investments (other than the Specified Transactions) pursuant to this clause (C) in any four consecutive fiscal quarter period, when added to the aggregate amount of restructuring charges or reserves added-back in connection with Permitted Acquisitions or other permitted Investments (other than the Specified Transactions) or the consolidation or closing of facilities pursuant to clause (j) in the preceding paragraph in such four consecutive fiscal quarter period and the aggregate amount of extraordinary, unusual or non-recurring cash charges and losses added-back pursuant to clause (l) in the preceding paragraph in such Measurement Period shall not exceed 15% of Consolidated EBITDA for such period prior to giving effect to this clause (C) or clause (j) or (l) of the definition of Consolidated EBITDA above; and
(ii) at the time any such calculation pursuant to this clause (C) is made, the Borrower shall deliver to the Administrative Agent a certificate signed by a Responsible Officer (which may be the Compliance Certificate) setting forth reasonably detailed calculations in respect of the matters referred to in this clause (C), as well as the relevant factual support in respect thereof.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus, (ii) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non‑cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non‑cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), plus (iii) the Consolidated Working Capital Adjustment, minus (b) the sum, without duplication, of (i) the amounts for such period paid in cash by the Borrower and its Subsidiaries from operating cash flow (and not already reducing Consolidated Net Income) of (1) scheduled repayments (but not optional or mandatory prepayments) of Indebtedness for borrowed money of the Borrower and its Subsidiaries (excluding scheduled repayments of Revolving Credit Loans or Swing Line Loans (or other loans which by their terms may be re-borrowed if prepaid) except to the extent the Revolving Credit Commitments (or commitments in respect of such other revolving loans) are permanently reduced in connection with such repayments) and scheduled repayments of obligations of the Borrower and its Subsidiaries under Capital Leases (excluding any interest expense portion thereof), (2) Capital Expenditures permitted to be made hereunder by the Borrower and its Subsidiaries pursuant to Section 7.16(1), (3) payments of the type described in clause (f) of the definition of Consolidated EBITDA, (4) repurchases of Incremental Term Loans by the Borrower pursuant to Section 10.06(b)(vii) and (5) consideration in respect of Permitted Acquisitions plus (ii) other non‑cash gains increasing Consolidated Net Income for such period (excluding any such non‑cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in any prior period).
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication of, (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations hereunder and any Indebtedness in respect of Receivables Program Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct non-contingent obligations arising in connection with letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) contingent earn-outs, hold-backs and other deferred payment of consideration in Permitted Acquisitions), (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, consolidated interest expense (net of interest income) for such period whether paid or accrued and whether or not capitalized (including, without limitation, and without duplication, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Leases, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Transaction, dividend payments made in cash on any Disqualified Equity Interests and the Existing Post Preferred Stock and net payments, if any, pursuant to interest rate Swap Contracts, but excluding amortization of debt issuance costs), in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed Measurement Period to (b) Consolidated Interest Charges for such Measurement Period.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (net of up to $100,000,000 of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries; provided that for purposes of Section 7.03(h), if there are no Loans outstanding at such time, Consolidated Funded Indebtedness shall be calculated net of up to $350,000,000 of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries) as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.
“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period taken as a single accounting period determined in conformity with GAAP; provided that Consolidated Net Income shall exclude, without duplication, (a) extraordinary gains and extraordinary non-cash losses for such Measurement Period, (b) the net income of any Subsidiary (other than a Receivables Subsidiary) during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary or is a Receivables Subsidiary, except that (x) the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso) and (y) any such loss for such Measurement Period shall be included to the extent funded with cash contributed by the Borrower or a Subsidiary and (d) any cancellation of debt income arising from a repurchase of Incremental Term Loans by the Borrower pursuant to Section 10.06(b)(vii).

“Consolidated Senior Secured Debt” means, as of any date of determination, without duplication, the aggregate principal amount of Consolidated Funded Indebtedness outstanding on such date that is secured by a Lien on any asset or property of the Borrower or any Subsidiary (including, for the avoidance of doubt, purchase money Indebtedness and Attributable Indebtedness in respect of Capital Leases).
“Consolidated Total Assets” means, on any date of determination, the total assets of the Borrower and its Subsidiaries, determined in accordance with GAAP as shown on the most recent consolidated balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) on or prior to such date or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the Annual Financial Statements for the Fiscal Year ended September 30, 2013, in each case after giving pro forma effect to acquisitions or dispositions of Persons, divisions or lines of business that had occurred on or after such balance sheet date and on or prior to such date of determination.
“Consolidated Working Capital” means, as at any date of determination, Consolidated Current Assets of the Borrower and its Subsidiaries less Consolidated Current Liabilities of the Borrower and its Subsidiaries.
“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided, that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital of the Person acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) the Consolidated Working Capital of the Person acquired at the end of such period (in each case, substituting the Person acquired for the Borrower and its Subsidiaries in the calculation of such acquired Consolidated Working Capital).
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Conversion/Continuation Notice” means a notice of (a) a conversion of Revolving Credit Loans or Incremental Term Loans from one Type to the other or (b) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-2.
“Cost Estimate” has the meaning specified in Section 6.13.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Dakota Pasta Acquisition” means the acquisition by the Borrower of the parent company of Dakota Pasta Growers Co. pursuant to that certain Stock Purchase Agreement, dated September 15, 2013, between the Borrower and Viterra Inc.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (x) with respect to principal, interest or other fees attributable to a Facility, (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans under such Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (y) with respect to all other Obligations, (i) the Base Rate in respect of the Revolving Credit Facility plus (ii) the Applicable Rate applicable to Base Rate Loans under the Revolving Credit Facility plus (iii) 2% per annum, in each case to the fullest extent permitted by applicable Laws, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, unless, with respect to funding obligations in respect of Loans, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has provided written notice to the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such written notice or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent made in good faith belief that such Lender may not honor its funding obligations, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including (x) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (y) any issuance of Equity Interests by any Subsidiary of such Person. For the avoidance of doubt, any issuance of Equity Interests by the Borrower shall not be a Disposition.
“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the mandatory scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case prior to the date that is 91 days after the latest Maturity Date in effect at the time of issuance of such Equity Interests; provided, however, that only the portion of Equity Interests which so mature or are mandatorily redeemable, are redeemable at the option of the holder thereof, or which are or become convertible as described above shall be deemed to be Disqualified Equity Interests; and provided further, however, that if such Equity Interests are issued pursuant to a plan for the benefit of the employees of the Borrower or its Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. The Existing Post Preferred Stock shall not be Disqualified Equity Interests.
“Documentation Agents” means Credit Suisse AG, Cayman Islands Branch and Goldman Sachs Bank USA, in their capacity as co-documentation agents.
“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Domestic Subsidiary” means any Subsidiary other than a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.
“Dymatize Acquisition” means the acquisition by Dymatize Holdings, LLC, a wholly owned subsidiary of the Borrower, of all of the direct and indirect equity interests of Dymatize Enterprises, LLC from affiliates of TA Associates and other unit holders of Dymatize Enterprises, LLC, pursuant to that certain Securities Purchase Agreement dated as of December 8, 2013 among TA/DEI-A Acquisition Corp., TA/DEI-B1 Acquisition Corp., TA/DEI-B2 Acquisition Corp., TA/DEI-B3 Acquisition Corp., each of the Persons identified as a “TA Fund” on Appendix I thereto, Imperial Capital, LLC, Dymatize Management Holdings, Inc., Dymatize Enterprises Equity Plan, LLC, TA Associates Management, L.P., Dymatize Holdings, LLC and the Borrower.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Environmental Claim” means any written notice, claim, demand, action, litigation, toxic tort, proceeding, demand, request for information, complaint, citation, summons, investigation, notice of non-compliance or violation, cause of action, consent order, consent decree, investigation, or other proceeding by any Governmental Authority or any other Person, arising out of, based on or pursuant to any Environmental Law or related in any way to any actual, alleged or threatened Environmental Liability.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, agreements or governmental restrictions relating to human health and safety, pollution, the protection of the environment or the release of any materials into the environment, including those related to hazardous materials, substances or wastes and air and water emissions and discharges.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), obligation, responsibility or cost directly or indirectly resulting from or based upon (a) any violation of, or liability under, any Environmental Law, (b) the generation, use, handling, transportation, storage, distribution, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, (e) natural resource damage or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization issued pursuant to or required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means the occurrence of any of the following (a) a material Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination, under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that the adjusted funding target attainment percentage (as defined in Section 436(j)(2) of the Code) of any Pension Plan is both less than 80% and such Pension Plan is more than $5,000,000 underfunded on an adjusted funding target attainment percentage basis; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward, if necessary, to the next whole multiple of 1/100 of 1.00%) (i) (x) the rate per annum equal to the rate determined by the Administrative Agent to be the London Interbank Offered Rate, as currently published on Reuters Screen LIBOR01 Page (or any successor thereto) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (y) in the event the rate referenced in the preceding clause (x) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average London Interbank Offered Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (z) in the event the rates referenced in the preceding clauses (x) and (y) are not available, the rate per annum equal to the offered quotation rate by first class banks in the London interbank market to the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (x) one minus (y) the Applicable Reserve Requirement; provided, however, notwithstanding the foregoing, at no time will the Eurodollar Rate be deemed to be less than zero percent per annum.

“Eurodollar Rate Loan” means a Revolving Credit Loan or an Incremental Term Loan that bears interest at a rate based on the definition of “Eurodollar Rate.”
“Event of Default” has the meaning specified in Section 8.01.
“Evidence of Flood Insurance” has the meaning specified in Section 6.11(b)(vii).
“Excluded Subsidiary” means (a) PHI Acquisition LP ULC, (b) PHI Acquisition GP ULC, (c) any Foreign Subsidiary in respect of which either (i) the pledge of greater than 65.0% of the voting Equity Interests of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the Obligations would be likely to, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower and its Subsidiaries, taken as a whole, as a result of Section 956 of the Code, (d) any direct or indirect Subsidiary of a Foreign Subsidiary described in the immediately preceding clause (c), including any Domestic Subsidiary owned by any Foreign Subsidiary described therein or (e) any Receivables Subsidiary.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or the L/C Issuer, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes (in lieu of net income Taxes), and branch profits Taxes in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States federal withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except that in the case of a Foreign Lender that designates a new Lending Office or becomes a Party to this Agreement pursuant to an assignment, withholding Taxes shall not be Excluded Taxes to the extent that such Taxes were not Excluded Taxes with respect to such Foreign Lender or its assignor, as the case may be, immediately before such designation of a new Lending Office or assignment; and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Post Preferred Stock” means (a) the Borrower’s 3.75% Series B Cumulative Preferred Convertible Preferred Stock, with a liquidation preference of $100 per share, and (b) the Borrower’s 2.5% Series C Cumulative Preferred Convertible Preferred Stock, with a liquidation preference of $100 per share, in each case, outstanding on the Closing Date.
“Facility” means the Revolving Credit Facility or an Incremental Facility, as the context may require.
“Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the rate per annum (expressed as a decimal rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on September 30 of each calendar year.
“Flood Determination Form” has the meaning specified in Section 6.11(b)(vii).
“Flood Documents” has the meaning specified in Section 6.11(b)(vii).
“Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).
“Foreign Security Documents” means the collective reference to the security agreements, debentures, pledge agreements, charges, and other similar documents and agreements pursuant to which any Loan Party purports to pledge or grant a security interest in any property or assets located outside the United States (including the equity interests of any Person formed or existing under the laws of any jurisdiction other than the United States or any political subdivision thereof) securing the Obligations.

“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Golden Boy Acquisition” means the acquisition by 0987268 B.C. LTD, a wholly owned subsidiary of the Borrower, of Golden Boy Foods Ltd. from affiliates of Tricor Pacific Capital Partners and the other shareholders of Golden Boy Foods Ltd., pursuant to that certain Share Purchase Agreement dated as of December 7, 2013 among Tricor Pacific Capital Partners (Fund IV), LP, Tricor Pacific Capital Partners (Fund IV) US, LP, The Manufacturer’s Life Insurance Company, Richard Harris, 0987268 B.C. LTD, the Borrower and Tricor Pacific Capital Partners (Fund IV), ULC.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the National Association of Insurance Commissioners and any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each existing and future direct or indirect Subsidiary of the Borrower (other than any Excluded Subsidiary or any Immaterial Subsidiary).
“Hazardous Materials” means all explosive or radioactive substances or wastes, contaminants, pollutants or any other hazardous or toxic substances, wastes or materials regulated under or defined in any Environmental Law, including petroleum, its derivatives or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, and infectious or medical wastes.
“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted hereunder, is a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger in its capacity as a party to such Swap Contract.
“Immaterial Subsidiary” means, as of any date, any Subsidiary that, (a) as of the last date of the most recent fiscal quarter of the Borrower for which financial statements have been delivered, accounts for less than 2.5% of the Consolidated Total Assets of the Borrower and less than 2.5% of the net sales of the Borrower and its Subsidiaries on a consolidated basis, in each case, as measured as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered and (b) does not, directly or indirectly, hold Equity Interests in any Subsidiary that is not an Immaterial Subsidiary as of such date; provided that if, as of the last date of the most recent fiscal quarter of the Borrower for which financial statements have been delivered, the aggregate amount of Consolidated Total Assets or net sales attributable to all Subsidiaries that are Immaterial Subsidiaries exceeds 5% of the Consolidated Total Assets of the Borrower or 5% of the net sales of the Borrower and its Subsidiaries on a consolidated basis, then a sufficient number of Subsidiaries shall be designated by the Borrower (or, in the event the Borrower has failed to do so within twenty days, the Administrative Agent) to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.

“Increased Amount Date” has the meaning specified in Section 2.14.
“Incremental Borrowing” means a borrowing of Incremental Revolving Loans or Incremental Term Loans, as the context requires.
“Incremental Capacity” has the meaning specified in Section 2.14(a).
“Incremental Equivalent Debt” has the meaning specified in Section 7.03(s).
“Incremental Facility” means, at any time, as the context may require, the aggregate amount of the Incremental Revolving Loan Lenders’ Incremental Revolving Credit Commitments and/or the Incremental Term Loan Lenders’ Incremental Term Loan Commitments at such time and, in each case, but without duplication, the Credit Extensions made thereunder.
“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.14.
“Incremental Revolving Loan Lender” has the meaning specified in Section 2.14.
“Incremental Revolving Loans” has the meaning specified in Section 2.14.
“Incremental Term Loan Commitments” has the meaning specified in Section 2.14.
“Incremental Term Loan Lender” has the meaning specified in Section 2.14.
“Incremental Term Loan Maturity Date” means the date on which Incremental Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.
“Incremental Term Loans” has the meaning specified in Section 2.14.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account is payable (unless being contested in good faith and by appropriate proceedings) and (ii) earn-outs, hold-backs and other deferred payment of consideration in Permitted Acquisitions to the extent not required to be reflected as liabilities on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    Capital Leases and Synthetic Lease Obligations;
(g)    all obligations of such Person in respect of Disqualified Equity Interests valued, in the case of a redeemable preferred interest that is a Disqualified Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Indebtedness shall not include the Existing Post Preferred Stock.
“Indemnified Liabilities” has the meaning specified in Section 10.04(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each December, March, June and September and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or, if available to all Lenders, 12 months) thereafter, as selected by the Borrower in its Committed Loan Notice or Conversion/Continuation Notice, as applicable; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IP Rights” has the meaning specified in Section 5.18.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement or instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer relating to such Letter of Credit.
“Joinder Agreement” means an agreement substantially in the form of Exhibit F.
“Judgment Currency” has the meaning specified in Section 10.20.
“Junior Indebtedness” has the meaning specified in Section 7.14.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) Wells Fargo, (ii) any other Revolving Credit Lender that may become an L/C Issuer pursuant to Section 2.03(k), (iii) any successor issuer of Letters of Credit hereunder or (iv) collectively, all of the foregoing, in each case, in their respective capacities as an issuer thereof.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any standby letter of credit issued hereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Revolving Credit Loan, a Swing Line Loan, an Incremental Revolving Loan or an Incremental Term Loan.
“Loan Documents” means this Agreement, each Note, each Issuer Document, the Collateral Documents, the Pari Passu Intercreditor Agreement and each agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Real Estate Asset” means (a) any fee-owned real property with a fair market value in excess of $15,000,000 and (b) any leased real property where inventory, machinery and equipment with a value in excess of $5,000,000 is or is expected to be maintained.
“Maturity Date” means, with respect to the Revolving Credit Facility, January 29, 2019 and, with respect to any Incremental Term Loans, each Incremental Term Loan Maturity Date applicable thereto; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 10.09.
“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower for which financial statements are available (other than for purposes of calculating ratios pursuant to Section 7.11, which shall look to the most recently completed four fiscal quarters of the Borrower).
“Minor Acquisition” means any investment by the Borrower or any Guarantor in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person; provided that the total cash and non-cash consideration for such acquisition shall not exceed the greater of $50,000,000 or 1.50% of Consolidated Total Assets of the Borrower, excluding any contingent earn-outs, hold-backs and other deferred payment of consideration.

“MNPI” has the meaning specified in Section 6.02.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage Policy” has the meaning specified in Section 6.11(b)(iv).
“Mortgaged Property” means real property which becomes subject to a Mortgage pursuant to Section 6.11(b).
“Mortgages” has the meaning specified in Section 6.11(b).
“Mortgage Trigger Event” has the meaning specified in Section 6.11(b).
“Multiemployer Plan” means an employee benefit plan defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Equity Proceeds” means, as at any date of determination, without duplication, an amount equal to any cash proceeds from a capital contribution to, or any cash proceeds from the issuance by the Borrower of any Qualified Equity Interests of the Borrower (other than pursuant to any employee stock or stock option compensation plan or pursuant to any issuance permitted by Section 7.02(k) or 7.06(c)), net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements), minus any portion of such amount used by the Borrower and its Subsidiaries on or prior to such date of determination to make (1) Investments pursuant to Section 7.02(c)(iv)(C)(3), (2) Investments pursuant to Section 7.02(o)(3), (3) Restricted Payments pursuant to Section 7.06(e)(3), (4) payments of Junior Indebtedness pursuant to Section 7.14(c)(4), or (5) Capital Expenditures pursuant to Section 7.16(3).
“NFIP” has the meaning specified in Section 6.11(b)(vii).
“Note” means a promissory note made by the Borrower (x) in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-1 or (y) in favor of an Incremental Term Loan Lender evidencing Incremental Term Loans made by such Incremental Term Loan Lender, substantially in the form of Exhibit C-2.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Offer Loans” has the meaning specified in Section 10.06(b)(vii)(A).
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or the L/C Issuer, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from one or more of the following: such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, recording, filing, mortgage or mortgage recording Taxes, any other excise or property Taxes, or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means (a) with respect to Revolving Credit Loans, Swing Line Loans and Incremental Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans, Swing Line Loans and Incremental Term Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement among the Administrative Agent and the other parties from time to time party thereto, substantially in the form of Exhibit I.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including, but not limited to, Multiple Employer Plans, Multiemployer Plans, defined benefit plans or defined contribution plans) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Acquisition” means any investment by the Borrower or any Guarantor in the form of acquisitions of all or substantially all of the business or a line of business or a separate operation (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person if:
(a)    the Administrative Agent shall receive written notice of such acquisition not less than ten (10) days (or such fewer days as the Administrative Agent may approve in writing) prior to closing (or not less than three (3) Business Days (or such fewer days as the Administrative Agent may approve in writing) prior to closing with respect to any Minor Acquisition) together (except in the case of Minor Acquisitions) with a reasonable summary description of the relevant acquisition, pro forma projections and financial statements;
(b)    the acquired entity, assets or operations shall be in the Permitted Business, or a line of business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof;
(c)    the board of directors of the acquired company shall have approved the acquisition prior to closing (except in the case of an acquisition of a Subsidiary of an entity, or of assets of an entity);
(d)    the pro forma Senior Secured Leverage Ratio as of the last day of the most recently ended Measurement Period would be less than 2.50:1.00;

(e)    the aggregate amount of such acquisitions made by Loan Parties in Persons that do not become Loan Parties shall not exceed the greater of (i) $100,000,000 and (ii) 2.75% of Consolidated Total Assets of the Borrower and its Subsidiaries;
(f)    the Borrower shall deliver to the Administrative Agent, at least two (2) Business Days (or such fewer days as the Administrative Agent may approve in writing) prior to closing, a certificate of a Responsible Officer evidencing pro forma compliance with the financial covenant set forth in Section 7.11(a) as set forth in clause (d) above and certifying compliance with the other requirements of this definition; and
(g)    no Default or Event of Default shall have occurred and be continuing as of the closing date of the proposed acquisition.
“Permitted Business” means the growing, packaging, manufacturing, processing, licensing, distribution and/or sale of any product that is ingestible by a natural person or the provision of any service with respect thereto.
“Permitted Capital Expenditure Amount” has the meaning specified in Section 7.16.
“Permitted Holder” means (a) William P. Stiritz, (b) any of his immediate family members or (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 50.1% or more controlling interest of which consist of William P. Stiritz and/or his immediate family members.
“Permitted Liens” means those Liens permitted pursuant to Section 7.01.
“Permitted Prior Liens” has the meaning specified in Section 5.20.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Default or Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, the terms and conditions relating to collateral of any such modified, refinanced, refunded, renewed or extended indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions with respect to the collateral for the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole (and the Liens on any collateral securing any such modified, refinanced, refunded, renewed or extended Indebtedness shall have the same (or lesser) priority relative to the Liens on the collateral securing the Obligations), (f) the terms and conditions (excluding as to collateral, subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, shall not be materially less favorable to the Loan Parties than the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, (g) if such Indebtedness being modified, refinanced, refunded, renewed or extended was unsecured, such modification, refinancing, refunding, renewal or extension shall also be unsecured and (h) such modification, refinancing, refunding, renewal or extension is incurred by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Pledged Equity” means the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests, Pledged Trust Interests and Pledged Alternative Equity Interests (each as defined in the Collateral Agreement) required to be delivered by the Loan Parties pursuant to Section 5.2 of the Collateral Agreement.
“Prepayment Notice” shall mean a notice of the optional prepayment of Revolving Credit Loans or Incremental Term Loans pursuant to Section 2.05(a), which shall be substantially in the form of Exhibit A-3.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Private Lender” has the meaning specified in Section 6.02.
“Pro Rata Obligations” means the Loans and the Letters of Credit.
“Public Lender” has the meaning specified in Section 6.02.
“Purchase Money Note” means a promissory note (which, if made to or to the order of a Loan Party, shall be pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents) evidencing the obligation of a Receivables Subsidiary or a Special Purpose Vehicle to pay the purchase price for Receivables or other Indebtedness to the Borrower or any Subsidiary (or to a Receivables Subsidiary in the case of a transfer to a Special Purpose Vehicle) in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than cash required to be held as reserves pursuant to Receivables Documents, amounts paid in respect of interest, principal and other amounts owing under Receivables Documents and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which the Borrower or any such Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by the Borrower or any Subsidiary) or to any Special Purpose Vehicle (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether existing on the Closing Date or arising thereafter); provided that: (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle (a) is Guaranteed by the Borrower or any Subsidiary (other than a Receivables Subsidiary), excluding Guarantees of obligations pursuant to Standard Securitization Undertakings, (b) is recourse to or obligates the Borrower or any Subsidiary (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset of the Borrower or any Subsidiary (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings; (2) neither the Borrower nor any Subsidiary (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary or a Special Purpose Vehicle other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and (3) the Borrower and its Subsidiaries (other than a Receivables Subsidiary) do not have any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results other than Standard Securitization Undertakings.
“Quarterly Financial Statements” has the meaning specified in Section 6.01(b).
“Ralcorp” means Ralcorp Holdings, Inc., a Missouri corporation.
“Ratio Calculation Date” has the meaning specified in Section 1.09(b)(i).
“Receivables” means all rights of the Borrower or any of its Subsidiaries (other than a Receivables Subsidiary) to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of the Borrower or such Subsidiary as accounts receivable.

“Receivables Documents” means: (1) one or more receivables purchase agreements, pooling and servicing agreements, credit agreements, agreements to acquire undivided interests or other agreements to transfer or obtain loans or advances against, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time and entered into by the Borrower, a Subsidiary and/or a Receivables Subsidiary, and (2) each other instrument, agreement and other document entered into by the Borrower, a Subsidiary or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause (1) above.
“Receivables Program Assets” means: (1) all Receivables which are described as being transferred by the Borrower, a Subsidiary or a Receivables Subsidiary pursuant to the Receivables Documents; (2) all Receivables Related Assets in respect of Receivables described in clause (1); and (3) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.
“Receivables Program Obligations” means Indebtedness and other obligations owing in respect of notes, trust certificates, undivided interests, partnership interests or other interests sold, issued and/or pledged, or otherwise incurred, in connection with a Qualified Receivables Transaction; and related obligations of the Borrower, a Subsidiary or a Special Purpose Vehicle (including, without limitation, Standard Securitization Undertakings).
“Receivables Related Assets” means: (1) any rights arising under the documentation governing or relating to Receivables (including rights in respect of Liens securing such Receivables and other credit support in respect of such Receivables); (2) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited; (3) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction; (4) any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents; and (5) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
“Receivables Repurchase Obligation” means any obligation of the Borrower or a Subsidiary (other than a Receivables Subsidiary) in a Qualified Receivables Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the Borrower or a Subsidiary (other than a Receivables Subsidiary).
“Receivables Subsidiary” means a special purpose wholly-owned Subsidiary created by the Borrower or any Subsidiary in connection with the transactions contemplated by a Qualified Receivables Transaction, which Subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by the Borrower’s Board of Directors. Any such designation by the Board of Directors shall be evidenced by filing with the Administrative Agent of a board resolution of the Borrower giving effect to such designation and an officers’ certificate certifying, to the best of such officers’ knowledge and belief after consulting with counsel, that such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction.

“Register” has the meaning specified in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans or Incremental Term Loans, a Committed Loan Notice or Conversion/Continuation Notice, as applicable, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Incremental Term Loan Lenders” means, as of any date of determination, with respect to each Series of Incremental Term Loans, Incremental Term Loan Lenders holding more than 50% of such Series on such date; provided that the portion of such Series of Incremental Term Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Incremental Term Loan Lenders.
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.
“Responsible Officer” means the chief executive officer, president, chief financial officer, director of corporate finance, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof) or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Revolving Credit Borrowing” means a borrowing consisting of one or more simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made pursuant to Section 2.01.
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate amount of the Revolving Credit Commitments of all Revolving Credit Lenders is $300,000,000.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time and the Credit Extensions made thereunder.
“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or that has Revolving Credit Loans or risk participations in L/C Obligations or Swing Line Loans outstanding at such time.
“Revolving Credit Loan” has the meaning specified in Section 2.01.
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.
“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Same Day Funds” means immediately available funds.
“Schedule 7.02(r)(i) Update” means any intercompany transactions directly related to the Golden Boy Acquisition that the Borrower deems reasonably necessary or beneficial in connection therewith which do not (i) result in (and are not reasonably expected to result in) a Material Adverse Effect, (ii) adversely impact the Collateral securing the Obligations or the guarantees of the Obligations, (iii) impair the rights of or benefits or remedies available to the Secured Parties under any Loan Document or (iv) involve or result in the release of any Loan Party from its obligations under the Loan Documents.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
“Secured Hedge Agreement” means any interest rate, currency or commodity Swap Contract permitted under this Agreement that is entered into by and between a Loan Party and any Hedge Bank; provided that, notwithstanding anything to the contrary herein or in any other Loan Document, (i) each commodity Swap Contract shall have an explicit dollar cap (each, a “Commodity Swap Collateral Cap”) on the extent to which the obligations to the Hedge Bank under such Swap Agreement may be secured by the Collateral and the aggregate amount of all Commodity Swap Collateral Caps shall not exceed the greater of $50,000,000 and 1.50% of Consolidated Total Assets of the Borrower (it being understood that any obligations to a Hedge Bank under any such Swap Contract exceeding such individual or aggregate Commodity Swap Collateral Cap shall be deemed for all purposes hereof and of the other Loan Documents not to be incurred under a Secured Hedge Agreement, and such obligations shall not constitute Obligations for purposes of this Agreement or the other Loan Documents), (ii) at the time that any commodity Swap Contract is entered into that is intended to be secured by the Collateral the Borrower shall notify the Administrative Agent of the Hedge Bank party thereto and the Commodity Swap Collateral Cap associated therewith and (iii) if reasonably requested by the Administrative Agent, in each case in order to preserve and protect the priority of the Lien of the Administrative Agent for the benefit of the Secured Parties securing the Obligations under the Collateral Documents, including the Mortgages (if any), the Borrower shall take such further actions, including obtaining date down title searches showing no material intervening Liens that would be prior to the Lien of the Collateral Documents, including the Mortgages (if any), obtaining endorsements to title insurance policies, filing Mortgage modifications and taking such other actions as may be contemplated by Section 6.15.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, with respect to any Secured Cash Management Agreement, the Cash Management Banks, with respect to any Secured Hedge Agreement, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Seller’s Retained Interests” means the debt or equity interests held by the Borrower or any Subsidiary in a Receivables Subsidiary to which Receivables Program Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Receivables Program Assets transferred, or any other instrument through which the Borrower or any Subsidiary has rights to or receives distributions in respect of any residual or excess interest in the Receivables Program Assets.
“Senior Secured Leverage Ratio” means, with respect to any Measurement Period, the ratio of (i) Consolidated Senior Secured Debt (which, other than for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate”, shall be calculated net of up to $100,000,000 of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries) as of the last day of such Measurement Period to (ii) Consolidated EBITDA for such Measurement Period, in each case for the Borrower and its Subsidiaries.
“Series” has the meaning specified in Section 2.14.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Purpose Vehicle” means a trust, partnership or other special purpose Person established by the Borrower and/or any of its Subsidiaries to implement a Qualified Receivables Transaction.
“Specified Transactions” means the Dakota Pasta Acquisition, the Golden Boy Acquisition and the Dymatize Acquisition.
“Spin-Off” means the distribution of at least 80% of shares of common stock of the Borrower to the shareholders of Ralcorp and the transactions under that certain Separation and Distribution Agreement, dated as of February 2, 2012, by and among the Borrower, Post Foods, LLC, a Delaware limited liability company, and Ralcorp and the other transactions and agreements referred to therein, pursuant to which certain internal reorganization transactions of Ralcorp occurred prior to February 3, 2012.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
“Standard Securitization Undertakings” means representations, warranties, covenants, performance guarantees and indemnities entered into by the Borrower or any Subsidiary of the Borrower which, in the good faith judgment of the board of directors of the appropriate company, are reasonably customary in an accounts receivable transaction, including any Receivables Repurchase Obligation.
“Stockholders’ Equity” means, as of any date of determination, consolidated stockholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement relating to a transaction described in clause (a) (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means Wells Fargo, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B.
“Swing Line Loan Prepayment Notice” means a notice of a prepayment of a Swing Line Loan pursuant to Section 2.05(a)(ii), which shall be substantially in the form of Exhibit A-4.
“Swing Line Sublimit” means an amount equal to $15,000,000. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Syndication Agent” means Barclays Bank PLC, in its capacity as syndication agent.
“Synthetic Lease Obligation” means the monetary obligation of a Person under an agreement for the use or possession of property (including sale and leaseback transactions) creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Threshold Amount” means $35,000,000.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Transaction” means, collectively, (a) the entering into by the Borrower and its Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) any initial Credit Extensions on the Closing Date and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” means a certificate substantially in the form of Exhibit H1-H4, as the context requires.
“Voting Participant” has the meaning specified in Section 10.06(d).
“Voting Participant Notification” has the meaning specified in Section 10.06(d).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effect of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
Section 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
Section 1.03    Accounting Terms.
(a)     Generally. Subject to Section 1.03(b), all accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, and applied in a manner consistent with that used in preparing the Annual Financial Statements, except as otherwise specifically prescribed herein; provided that obligations relating to a lease that were accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

Section 1.04    Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.06     Letter of Credit Amounts. With respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.07    Currency Equivalents Generally; Change of Currency. For purposes of this Agreement and the other Loan Documents (other than Articles 2, 9 and 10 hereof), where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Rate in effect on the Business Day immediately preceding the date of such transaction or determination. Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Liens, Indebtedness or Investment in currencies other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien is created, Indebtedness is incurred or Investment is made. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.
Section 1.08    Timing of Payment and Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
Section 1.09    Certain Calculations.
(a)    All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that have been certified by a Responsible Officer of the Borrower as having been prepared in good faith based upon reasonably detailed written assumptions believed by the Borrower at the time of preparation to be reasonable and which are reasonably foreseeable. Any ratio calculated hereunder that includes Consolidated EBITDA shall look to Consolidated EBITDA for the most recently completed Measurement Period.

(b)    The pro forma Consolidated Leverage Ratio, Senior Secured Leverage Ratio and Consolidated Interest Coverage Ratio shall be calculated as follows:
(i)    in the event that the Borrower or any Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness subsequent to the last day of the Measurement Period for which such pro forma ratio is being calculated but on or prior to the date of the event for which the calculation of such pro forma ratio is being made (a “Ratio Calculation Date”), then such pro forma ratio shall be calculated as if such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness (and all other incurrences, assumptions, guarantees, redemptions, retirements or extinguishments of Indebtedness consummated since the last day of the applicable Measurement Period but on or prior to the Ratio Calculation Date) had occurred at the last day of the applicable Measurement Period; provided that (i) in the case of any incurrence of Indebtedness or establishment of any revolving credit or delayed draw commitments, (x) a borrowing of the maximum amount of Indebtedness available under such revolving credit or delayed draw commitments shall be assumed and (y) the cash proceeds of such incurred Indebtedness shall be excluded from amounts that may be netted in the calculation of pro forma Consolidated Leverage Ratio or pro forma Senior Secured Leverage Ratio, as applicable and (ii) the pro forma Consolidated Interest Charges for the applicable Measurement Period shall be calculated assuming such Indebtedness had been outstanding or repaid, as the case may be, since the first day and through the end of the applicable Measurement Period (taking into account any interest rate Swap Contracts applicable to such Indebtedness);
(ii)    in the event that any Permitted Acquisitions or other permitted Investments are made subsequent to the last day of the applicable Measurement Period for which such pro forma ratio is being calculated but on or prior to the Ratio Calculation Date, then Consolidated EBITDA shall be calculated on a Pro Forma Basis as set forth in the third paragraph of the definition of “Consolidated EBITDA”;
(iii)    in the event that Dispositions are made subsequent to the last day of the applicable Measurement Period for which such pro forma ratio is being calculated but on or prior to the relevant Ratio Calculation Date, then Consolidated EBITDA shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto, in each case assuming such Disposition had been made on the first day of the applicable Measurement Period; and
(iv)    for the avoidance of doubt, the cash used in connection with any transaction specified above shall be excluded from amounts that may be netted in the calculation of pro forma Consolidated Leverage Ratio or Senior Secured Leverage Ratio, as applicable.

ARTICLE 2.
THE COMMITMENTS AND CREDIT EXTENSIONS
Section 2.01    The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Revolving Credit Lender’s Applicable Percentage of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
Section 2.02    Borrowings, Conversions and Continuations of Loans.
(a)     Each Borrowing, each conversion of Revolving Credit Loans or Incremental Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by “pdf” or similar electronic format, in the form of a Committed Loan Notice or a Continuation/Conversion Notice, as applicable (each, a “Notice”). Each such Notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) 11:00 a.m. one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $5,000,000 and whole multiples of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Notice shall specify, as applicable, (1) whether the Borrower is requesting a Revolving Credit Borrowing, an Incremental Borrowing, a conversion of Revolving Credit Loans or Incremental Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (2) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Loans to be borrowed, converted or continued, (4) the Type of Loans to be borrowed or to which existing Revolving Credit Loans or Incremental Term Loans are to be converted and (5) if applicable, the duration of the applicable Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans or Incremental Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice or Continuation/Conversion Notice, as applicable, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Revolving Credit Loans or Incremental Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is to be made on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect at any one time.
Section 2.03    Letters of Credit.
(a)    The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)    The L/C Issuer shall not issue any Letter of Credit if:
(A)        subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Credit Lenders have approved such expiry date; or
(B)        the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Letter of Credit is Cash Collateralized at 105% of the face amount thereof.
(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)        any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)        the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)        except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;
(D)        such Letter of Credit is to be denominated in a currency other than Dollars; or
(E)        any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Revolving Credit Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to any required adjustment pursuant to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from the Letter of Credit then proposed to be issued and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)    The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least three Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that, unless otherwise agreed to by the L/C Issuer, any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date unless such Letter of Credit is Cash Collateralized at 105% of the face amount thereof; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (in writing) on or before the day that is seven days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the next Business Day following any payment by the L/C Issuer under a Letter of Credit (or on the second Business Day following any payment by the L/C Issuer if such notice is delivered to the Borrower after 11:00 a.m. on the date of any such payment) (each such applicable date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).
(ii)    Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 12:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid or such claim arises from the L/C Issuer’s gross negligence or willful misconduct (as determined by a final order of a court of competent jurisdiction).
(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which are determined by a final order of a court of competent jurisdiction to have been caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)    Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.
(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each December, March, June, and September, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate per annum of 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each December, March, June and September in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict or inconsistency between the terms hereof and the terms of any Issuer Document, the terms hereof shall control. To the extent any defaults, representations, or covenants contained in any Issuer Documents are more restrictive than the Events of Default, representations, or covenants contained herein, the Events of Default, representations and covenants herein shall control.

(k)    Additional L/C Issuers. The Borrower may, at any time and from time to time, designate one or more additional Revolving Credit Lenders or Affiliates of Revolving Credit Lenders to act as a letter of credit issuer under the terms of this Agreement, with the consent of each of the Administrative Agent (which consent shall not be unreasonably withheld), the other L/C Issuers (which consent shall not be unreasonably withheld) and such Revolving Credit Lender(s) or Affiliate thereof. Any Revolving Credit Lender or Affiliate thereof designated as a letter of credit issuer pursuant to this Section 2.03(k) shall be deemed to be the L/C Issuer with respect to Letters of Credit issued or to be issued by such Revolving Credit Lender, and all references herein and in the other Loan Documents to the term “L/C Issuer” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Credit Lender in its capacity as L/C Issuer thereof, as the context shall require.
Section 2.04    Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time in Dollars on any Business Day during the Availability Period with respect to the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by “pdf” or similar electronic format. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 and whole multiples of $100,000 in excess of that amount, and (ii) the requested borrowing date, which shall be a Business Day. Unless the Swing Line Lender has received notice from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article 4 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 2:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)    Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, and shall on the date ten Business Days after any Swing Line Loan is made automatically be deemed to have requested, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Dollars in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 12:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request (or, if no request has been submitted, the deemed request) for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05    Prepayments.
(a)    Optional. (i) The Borrower may, upon notice in the form of a Prepayment Notice delivered to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans or Incremental Term Loans in whole or in part without premium or penalty (other than, in the case of any Eurodollar Rate Loan, any amounts required pursuant to Section 3.05 and, in the case of any Incremental Term Loans, any premium contained in the applicable Joinder Agreement); provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one Business Day prior to any date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify (i) the date and amount of such prepayment and (ii) the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any voluntary prepayment of a Loan pursuant to this Section 2.05(a)(i) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts if required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment of the outstanding Incremental Term Loans pursuant to this Section 2.05(a)(i) shall be applied as directed by the Borrower to the installments thereof. All payments made pursuant to this Section 2.05(a) shall be applied on a pro rata basis to each Lender holding Loans of the applicable Facility being prepaid.
(ii)    The Borrower may, upon notice in the form of a Swing Line Loan Prepayment Notice delivered to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $500,000 and in integral multiples of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b)    Mandatory.
(i)    Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03) the Borrower shall prepay (or Cash Collateralize, as applicable) an aggregate principal amount of Pro Rata Obligations equal to 100% of the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees, costs and expenses incurred or reasonably anticipated to be incurred within 90 days thereof in connection therewith immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments (or Cash Collateralization) to be applied as set forth in clauses (ii) and (iv) below).

(ii)    Each prepayment (or Cash Collateralization, as applicable) of Pro Rata Obligations pursuant to this Section 2.05(b) shall be applied, first, to the Incremental Term Loans held by all Incremental Term Loan Lenders in accordance with their Applicable Percentages (allocated pro rata to principal repayment installments thereof as set forth in the applicable Joinder Agreement), second, any excess after the application of such proceeds in accordance with clause first above, to the Revolving Credit Facility in the manner set forth in clause (iv) of this Section 2.05(b) and third, any excess after the application of such proceeds in accordance with clauses first and second above may be retained by the Borrower. Any prepayment of a Loan pursuant to this Section 2.05(b) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
(iii)    If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Commitments at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) (in an aggregate amount equal to 105% of the face amount thereof) in an aggregate amount sufficient to reduce the Total Revolving Credit Outstandings to the aggregate Revolving Credit Commitments. If for any reason the Outstanding Amount of L/C Obligations at any time exceed the Letter of Credit Sublimit at such time, the Borrower shall immediately prepay L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce the Outstanding Amount of L/C Obligations to the Letter of Credit Sublimit. If for any reason the Outstanding Amount of Swing Line Loans at any time exceeds the Swing Line Sublimit at such time, the Borrower shall immediately prepay Swing Line Loans in an aggregate amount sufficient to reduce the Outstanding Amount of Swing Line Loans to the Swing Line Sublimit.
(iv)    Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans held by all Revolving Credit Lenders in accordance with their Applicable Percentages, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable. Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b) shall be applied ratably to the outstanding Revolving Credit Loans. Amounts to be applied pursuant to this Section 2.05(b) to the mandatory prepayment of Incremental Term Loans and Revolving Credit Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans and any amounts remaining after such application shall be applied to prepay Eurodollar Rate Loans.

Section 2.06    Termination or Reduction of Commitments.
(a)    Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments of the Revolving Credit Facility hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations would exceed the Letter of Credit Sublimit or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments of Swing Line Loans hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.
(b)    Mandatory. If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitments under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Revolving Credit Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.
Section 2.07    Repayment of Loans.
(a)     Incremental Term Loans. In the event any Incremental Term Loans are made, such Incremental Term Loans shall be repaid in quarterly installments as set forth in the applicable Joinder Agreement.
(b)    Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
(c)    Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.
Section 2.08    Interest.

(a)    Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility, (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.
(b)    (i) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    Upon the occurrence of and while any Event of Default as described in Section 8.01(f) exists, the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders (or with respect to Letter of Credit Fees or fees payable pursuant to Section 2.09(a), upon the request of the Required Revolving Credit Lenders), while any Event of Default (other than the Events of Default described in clauses (b)(i) and (ii) above) exists, the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
Section 2.09    Fees. In addition to certain fees described in Sections 2.03(h) and (i):
(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Commitment Fee Rate times the actual daily amount by which the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans, and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each December, March, June and September, commencing with the first such date to occur following the Closing Date and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears.

(b)    Administrative Agent Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(c)    Other Fees. The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s funded and unfunded Revolving Credit Commitments, a closing fee in an amount separately agreed to by the Borrower and the Lead Arrangers for the benefit of such Lenders. Such closing fee shall be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.
Section 2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    All computations of interest for Base Rate Loans based on the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower, the Administrative Agent or the Required Lenders determine that (i) the Senior Secured Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Senior Secured Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article 8. The Borrower’s obligations under this Section 2.10(b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder for 90 days after such termination and repayment.

Section 2.11    Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.11(a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Appropriate Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender, the L/C Issuer or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several; Dollar Denominated Credit Extensions. The obligations of the Lenders hereunder to make Revolving Credit Loans and Incremental Term Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c). Loans and Letters of Credit shall be denominated in Dollars.
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
Section 2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.15, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply unless such purchase is made by the Borrower pursuant to Section 10.06(b)(vii)).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 2.14    Incremental Facilities.
(a)    The Borrower may by written notice to the Administrative Agent elect to increase the existing Revolving Credit Commitments (any such increase, the “Incremental Revolving Credit Commitments”) and/or incur one or more new term loan commitments (the “Incremental Term Loan Commitments”), by an amount (1) not to exceed, in the aggregate, the greater of (x) $300,000,000 and (y) an amount such that the pro forma Senior Secured Leverage Ratio would not exceed 2.50:1.00 as of the Increased Amount Date and (2) not less than, individually, $25,000,000.
(b)    Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period of time as may be agreed to by the Administrative Agent in its sole discretion); and (ii) the identity of each Lender or other Person, which must be an Eligible Assignee (each, an “Incremental Revolving Loan Lender” or “Incremental Term Loan Lender,” as applicable) to whom the Borrower proposes any portion of such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, be allocated and the amounts of such allocations. Any Lender approached to provide all or a portion of the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, may elect or decline, in its sole discretion, to provide an Incremental Revolving Credit Commitment or Incremental Term Loan Commitment. Any Incremental Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of Incremental Term Loans for all purposes of this Agreement or, if made on terms identical to any existing Series of Incremental Term Loans, may constitute a part of such Series of Incremental Term Loans.

(c)    The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the Incremental Revolving Credit Commitments and the Incremental Revolving Loan Lenders or the Series of Incremental Term Loan Commitments and the Incremental Term Loan Lenders of such Series, as applicable and (ii) in the case of each notice to any applicable Revolving Credit Lender, the respective interests in such Revolving Credit Lender’s Revolving Credit Loans, in each case subject to the assignments contemplated by this Section.
(d)    Such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments shall become effective as of such Increased Amount Date; provided that:
(i)    (x) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable and the extensions of credit to be made thereunder on such date and (y) the representations and warranties of the Borrower and each other Loan Party contained in Article V hereof shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) on and as of such date, except in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date); provided that, in the case of Incremental Term Loans incurred to finance a Permitted Acquisition, this clause (i) shall be limited to the representations and warranties of the Borrower and each other Loan Party set forth in Sections 5.01(a), 5.01(b), 5.02(a), 5.02(b)(i), 5.02(c), 5.14, 5.19, 5.20, 5.21, 5.22 and 5.23;
(ii)    the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 7.11 as of the last day of the most recently completed Measurement Period and as of the Increased Amount Date;
(iii)    the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Incremental Revolving Loan Lender(s) or Incremental Term Loan Lender(s), as applicable, and the Administrative Agent, each of which shall be recorded in the Register (and each Incremental Revolving Loan Lender and Incremental Term Loan Lender shall be subject to the requirements set forth in Section 3.01);
(iv)    the Incremental Facilities shall rank pari passu in right of security with the Revolving Credit Facility;
(v)    all reasonable fees and out-of-pocket expenses owing to the Administrative Agent and the Lenders (other than a Defaulting Lender) in respect of the Incremental Revolving Credit Commitments and Incremental Term Loan Commitments shall have been paid; and

(vi)    the Borrower shall deliver or cause to be delivered legal opinions, officer’s certificates and such other documents (including, if applicable, the Mortgages and related documents required pursuant to Section 6.11(b) or modifications of any Mortgages and title insurance endorsements or policies) reasonably requested by the Administrative Agent in connection with any such transaction.
(e)    On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Credit Lenders shall assign to each of the Incremental Revolving Loan Lenders, and each of the Incremental Revolving Loan Lenders shall purchase from each of the existing Revolving Credit Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and Incremental Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, (ii) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder (an “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Credit Loan and (iii) each Incremental Revolving Loan Lender shall become a Lender with respect to the Incremental Revolving Credit Commitment and all matters relating thereto.
(f)    On any Increased Amount Date on which any Incremental Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan Lender of such Series shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment of such Series and (ii) each Incremental Term Loan Lender of such Series shall become a Lender hereunder with respect to the Incremental Term Loan Commitment of such Series and the Incremental Term Loans of such Series made pursuant thereto.
(g)    The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Loan Commitments of any Series shall be, (i) except as otherwise set forth herein, as agreed in the Joinder Agreement between the Borrower, the applicable Incremental Term Loan Lenders providing such Incremental Term Loan Commitments and the Administrative Agent and (ii) subject to the limitations in clauses (A) and (B) below, not more restrictive taken as a whole to the Borrower and the other Loan Parties than those applicable to (1) any other Facility at the time of incurrence of such Incremental Term Loan Facility, unless such other terms apply only after the latest Maturity Date of each other Facility at the time of incurrence of such Incremental Term Loans or (2) the Revolving Credit Facility unless, in each case, such other terms relate only to mandatory prepayments, amortization, pricing or fees.  In any event, (A) the Weighted Average Life to Maturity of all Incremental Term Loans of any Series shall be no shorter than 36 months and (B) the applicable Incremental Term Loan Maturity Date of each Series shall be no shorter than the latest final maturity date of the Revolving Credit Facility at the time of incurrence of such Incremental Term Loans.

(h)    The terms and provisions of the Incremental Revolving Loans shall be identical to the Revolving Loans; provided that if the Incremental Revolving Loan Lenders require an interest rate in excess of the interest rate then applicable to the Revolving Facility, the interest rate on the Revolving Facility shall be increased to equal such required rate without further consent of the affected Lenders.
(i)    Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14.
(j)    This Section 2.14 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.
Section 2.15    Cash Collateral.
(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize all L/C Obligations in an amount equal to 105% of the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at a bank selected by the Borrower and reasonably acceptable to the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16 or Section 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(viii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.16    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, modification, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders, Required Revolving Credit Lenders and Required Incremental Term Loan Lenders and, in addition, Defaulting Lenders shall not be permitted to vote with respect to any other amendment, modification, waiver or consent pursuant to Section 10.01 or otherwise direct the Administrative Agent pursuant to the terms hereof or of the other Loan Documents; provided that any amendment, modification, waiver or consent requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. That Defaulting Lender (x) shall not be entitled to receive a commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender in respect of the Revolving Credit Facility, for purposes of computing the amount of the obligation of each Revolving Credit Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each Revolving Credit Lender that is not a Defaulting Lender in respect of the Revolving Credit Facility shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each Revolving Credit Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (x) the Revolving Credit Commitment of that Revolving Credit Lender that is not a Defaulting Lender minus (y) the aggregate Outstanding Amount of the Revolving Credit Loans of such Revolving Credit Lender plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Revolving Credit Lender’s Applicable Percentage of all Swing Line Loans.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders (and shall pay to such other Lenders any break funding costs that such other Lenders may incur as a result of such purchase) or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Revolving Credit Lenders in accordance with their Applicable Percentages of the Revolving Credit Facility (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Credit Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Credit Lender’s having been a Defaulting Lender.
ARTICLE 3.
TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)         Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If the Loan Party or the Administrative Agent shall be required to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of Other Taxes.
(c)    Tax Indemnifications.
(i)    Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, jointly and severally indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Party or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any reasonable out of pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error (so long as such certificate is prepared in a commercially reasonable manner in accordance with applicable Law).
(ii)    Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, severally indemnify:
(A)        the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy or similar deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e)(ii); and

(B)    the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against (x) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (z) any Taxes attributable to such Lender’s or L/C Issuer’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register.
Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    For purposes of this Section 3.01(e), the term “Lender” includes any L/C Issuer. Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the preceding sentence, the delivery, completion and execution of documentation and other requested information described in this subsection (e)(i) (and not, for the avoidance of doubt, otherwise described in subsection(e)(ii)) shall not be required if in the Lender’s reasonable judgment such delivery, completion or execution would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, on or prior to the date on which a Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), but only to the extent it is legally entitled to do so,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(B)    each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,
(2)    executed originals of Internal Revenue Service Form W-8ECI,
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner together with the executed originals of the applicable IRS Forms.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iv)    Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction or if any form or certification it previously delivered becomes obsolete or inaccurate or expires and (B) update any such form or certification or notify the Borrower and Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. At no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion exercised reasonably, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, related to the receipt of such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this subsection, in no event will the Administrative Agent, such Lender or the L/C Issuer be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Administrative Agent, such Lender or the L/C Issuer in a less favorable after-Tax position than the Administrative Agent, such Lender or the L/C Issuer would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

Section 3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency or currencies or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans or (y) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans (the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate), the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
Section 3.03    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04    Increased Costs; Reserves on Eurodollar Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
(ii)    subject the Administrative Agent, any Lender or the L/C Issuer to any Tax (except for Indemnified Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Tax described in clause (a)(ii) or clause (b) through (d) of the definition of Excluded Tax) on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to the Administrative Agent, the L/C Issuer or any Lender of making, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Administrative Agent, any Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of the Administrative Agent, such Lender or the L/C Issuer, the Borrower will pay to the Administrative Agent, such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided, that the Borrower shall not be obligated to pay any such compensation unless the Lender or L/C Issuer requesting such compensation also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.04(a).

(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered; provided, that the Borrower shall not be obligated to pay any such compensation unless the Lender or L/C Issuer requesting such compensation also is requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.04(b).
(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive and binding), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender; provided, that the Borrower shall not be obligated to pay any such additional interest unless the Lender requesting such additional interest also is requesting additional interest from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 3.04(e). If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

Section 3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower (in the case of a borrowing, for a reason other than the failure of such Lender to make a Loan); or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.14(b) or Section 10.13;
including any foreign exchange losses or loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary and reasonable administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London or other offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender, as specified in this Section, delivered to the Borrower shall be conclusive absent manifest error.
Section 3.06    Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender hereunder, the Borrower may replace such Lender in accordance with Section 10.13.
Section 3.07    Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments, any assignment of rights by, or the replacement of, a Lender, repayment, satisfaction or discharge of all other Obligations hereunder, and resignation or replacement of the Administrative Agent.
ARTICLE 4.
CONDITIONS PRECEDENT
Section 4.01    Conditions Precedent to the Closing Date. The Closing Date and the obligation of the L/C Issuer and each Lender to make the initial Credit Extensions shall, in each case, be subject to the following conditions:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or “pdf” or similar electronic format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i)    a Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days prior to the Closing Date;
(ii)    each Collateral Document set forth on Schedule 4.01(a)(ii), executed by each Loan Party thereto, together with:
(A)    certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock or other transfer powers executed in blank (if applicable);
(B)    evidence that all filings under the UCC shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent; and
(C)    any other documents and instruments as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent valid and subsisting first priority perfected Liens on the properties purported to be subject to the Collateral Documents set forth on Schedule 4.01(a)(ii), enforceable against all third parties in accordance with their terms;

(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(iv)    an opinion from (A) Lewis, Rice & Fingersh, L.C., counsel to the Loan Parties, and (B) local or other counsel in each of the jurisdictions listed on Schedule 4.01(a)(iv), in each case as reasonably requested by the Administrative Agent, in the case of each of clauses (A) and (B), in form and substance reasonably satisfactory to the Administrative Agent;
(v)    a certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transaction, from the Chief Financial Officer of the Borrower;
(vi)    a certificate attesting to the compliance with clauses (c), (g), (h) and (i) of this Section 4.01 on the Closing Date from a Responsible Officer of the Borrower;
(vii)    if any Loans are to be made on the Closing Date, a Committed Loan Notice pursuant to Section 2.02; and
(viii)    copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.
(b)    All reasonable fees and out-of-pocket expenses required to be paid and invoiced on or before the Closing Date shall have been, or concurrently with the closing of the Transaction shall be, paid in full in cash.
(c)    After giving effect to consummation of the Transaction on the Closing Date, the Borrower and its Subsidiaries shall have outstanding (i) no Indebtedness other than Indebtedness permitted by Section 7.03 and (ii) no Disqualified Equity Interests.
(d)    The Administrative Agent and the Lenders shall have received the Annual Financial Statements.
(e)    The Administrative Agent shall have received at least three Business Days prior to the Closing Date all documentation and other information reasonably requested in writing by them at least seven Business Days prior to the Closing Date in order to allow the Administrative Agent and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
(f)    The Administrative Agent shall have received a certificate from the Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 6.06 is in full force and effect, together with endorsements naming the Administrative Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 6.06.

(g)    The representations and warranties of the Borrower and each other Loan Party contained in Article V hereof shall be true and correct in all material respects; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects.
(h)    There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(i)    There has been no change, occurrence or development since September 30, 2013 that could reasonably be expected to have a Material Adverse Effect.
Section 4.02    Conditions to All Credit Extensions after the Closing Date. The obligation of each Lender to honor any Request for Credit Extension after the Closing Date (other than pursuant to a Conversion/Continuation Notice) is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, that are qualified by materiality shall be true and correct (after giving effect to any qualification therein) on and as of the date of such Credit Extension, and each of the representations and warranties of the Borrower and each other Loan Party contained in any other Loan Document or in any document furnished at any time under or in connection herewith or therewith that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such Credit Extension, except in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)    Only in the case of a Request for Credit Extension that is the initial Request for Credit Extension after the then-most-recent incurrence of unsecured Indebtedness pursuant to Section 7.03(h) and if such most-recent incurrence would not have been permitted if the Consolidated Leverage Ratio under Section 7.03(h) had been calculated net of not more than $100,000,000 of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries, then the pro forma Consolidated Leverage Ratio at the time of, and after giving effect to, such Request for Credit Extension shall be less than 5.75:1.00.

Each Request for Credit Extension (other than pursuant to a Conversion/Continuation Notice) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders on the Closing Date and on the date of each Credit Extension as contemplated by Section 4.02(a) that:
Section 5.01    Existence, Qualification and Power. Each Loan Party and each Subsidiary (other than any Immaterial Subsidiary) thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material contract to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.
Section 5.03    Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), except for (x) filings and actions completed on or prior to the Closing Date and as contemplated hereby and by the Collateral Documents necessary to perfect the Liens on the Collateral granted by the Loans Parties in favor of the Administrative Agent for the benefit of the Secured Parties (including, without limitation, UCC financing statements, filings in the United States Patent and Trademark Office and the United States Copyright Office and Mortgages (if any)) and (y) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

Section 5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
Section 5.05    Financial Statements; No Material Adverse Effect. (a) The Annual Financial Statements of the Borrower and its Subsidiaries: (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required by GAAP.
(b)    The Quarterly Financial Statements of the Borrower and its Subsidiaries: (A) were each prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject only to normal year-end audit adjustments and the absence of footnotes, except as otherwise expressly noted therein, and (B) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby.
(c)    Since September 30, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
Section 5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or the consummation of the Transaction, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
Section 5.07    No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08    Ownership of Property; Liens.
(a)    Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries as of the Closing Date, showing as of the Closing Date the lienholder thereof and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b) or as otherwise permitted by Section 7.01.
(c)    Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries as of the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state and record owner thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents. As of the Closing Date, no Loan Party or Subsidiary of a Loan Party has received written notice of any pending or contemplated condemnation proceeding affecting a material portion of such real property or any sale or disposition thereof in lieu of condemnation.
(d)     (i) Schedule 5.08(d)(i) sets forth a complete and accurate list as of the Closing Date of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date thereof. The Administrative Agent has received copies of all such leases, and there are no defaults under such leases, except those which would not reasonably be expected to have a Material Adverse Effect.
(ii)    Schedule 5.08(d)(ii) sets forth a complete and accurate list as of the Closing Date of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date thereof.
(e)    Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the Closing Date the obligor or issuer and maturity, if any, thereof.
Section 5.09    Environmental.
(a)    Each of the Loan Parties and its Subsidiaries is and has been in compliance with all Environmental Laws and has received and maintained in full force and effect all Environmental Permits required for its current operations, except where non-compliance could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     To the Loan Parties’ knowledge, no Hazardous Materials are present, or have been released by any Person, whether related or unrelated to any Loan Party in, on, within, above, under, affecting or emanating from any real property currently or previously owned, leased or operated by any Loan Party or its Subsidiaries (i) in a quantity, location, manner or state requiring any cleanup, investigation or remedial action pursuant to any Environmental Laws, (ii) in violation or alleged violation of any Environmental Laws, or (iii) which has or could give rise to any Environmental Liability, including any claim pursuant to any Environmental Laws against any Loan Party or its Subsidiaries, except, in each case, as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    No Environmental Claim is pending or, to the Loan Parties’ knowledge, proposed, threatened or anticipated, with respect to or in connection with any Loan Party or its Subsidiaries or any real properties now or previously owned, leased or operated by any Loan Party or its Subsidiaries except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    No properties now or, to the Loan Parties’ knowledge, previously owned, leased or operated by any Loan Party or its Subsidiaries nor, to the Loan Parties’ knowledge, any property to which any Loan Party or its Subsidiaries has transported or arranged for the transportation of any Hazardous Material is listed or, to the Loan Parties’ knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or cleanup, nor to the knowledge of the Loan Parties, is any such property anticipated or threatened to be placed on any such list, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)    To the Loan Parties’ knowledge, there are no Environmental Liabilities of any Loan Party or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such Environmental Liability, except, in each case, as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(f)    No Loan Party or its Subsidiaries has assumed or retained any Environmental Liability of any other Person, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
This Section 5.09 contains the sole and exclusive representations and warranties of the Loan Parties with respect to environmental matters.
Section 5.10    Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 5.11    Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Borrower, there is no proposed tax assessment made in writing against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person that is not a Loan Party.
Section 5.12    ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) did not exceed the aggregate current fair market value of the assets of such Pension Plan by more than $5,000,000; (v) as of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower, its Subsidiaries and its respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero; (vi) the Borrower, its Subsidiaries and each of its ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; (vii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (viii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (ix) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)    With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):
(i)    any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;
(ii)    the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and
(iii)    each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
Section 5.13    Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than (i) those specifically disclosed in Part (b) of Schedule 5.13 and (ii) investments in Subsidiaries. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.
Section 5.14    Margin Regulations; Investment Company Act.
(a)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)    None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 5.15    Disclosure. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
Section 5.16    Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties (including the Act), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.17    Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.
Section 5.18    Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own or possess the right to use all of the trademarks, service marks, trade names, trade dress, logos, domain names and all good will associated therewith, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses, and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any other Person, except where the failure to own or possess the right to use any such IP Rights would not reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries hold all right, title and interest in and to such IP Rights free and clear of any Lien (other than Liens permitted by Section 7.01). No slogan or other advertising device, product, process, method, substance, part or other material or activity now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon, misappropriates or otherwise violates any rights held by any other Person, except where such infringement, misappropriation or other violation would not reasonably be expected to have a Material Adverse Effect.
Section 5.19    Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

Section 5.20    Collateral Documents. The provisions of the applicable Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject, in the case of any Collateral other than Collateral consisting of Equity Interests, to Liens permitted by Section 7.01 and, in the case of Collateral consisting of Equity Interests, to non-consensual Liens permitted by Section 7.01 (such Liens, “Permitted Prior Liens”)) on all right, title and interest of the respective Loan Parties in the Collateral described therein.
Section 5.21    Senior Debt. The Obligations constitute “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in, the documentation governing, any Indebtedness that is subordinated to the Obligations expressly by its terms.
Section 5.22    Anti-Terrorism; Anti-Money Laundering; Etc. No Loan Party nor any of its Subsidiaries or, to their knowledge, any of their Related Parties (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (C) the Act (collectively, the “Anti-Terrorism Laws”) or (iii) is a Sanctioned Person. No part of the proceeds of any Loan or Letter of Credit hereunder will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender or Arranger, the Administrative Agent, the L/C Issuer or the Swing Line Lender) of any Anti-Terrorism Laws.
Section 5.23    Foreign Corrupt Practices Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE 6.
AFFIRMATIVE COVENANTS
From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the L/C Issuer have been made) shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.14 and 6.16) cause each Subsidiary to:
Section 6.01    Financial Statements. Deliver to the Administrative Agent:

(a)    within 90 days after the end of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, changes in Stockholders’ Equity, and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
(b)    in connection with each of the first three fiscal quarters of each Fiscal Year of the Borrower (including for the fiscal quarter ended December 31, 2013), within 45 days after the end of each such fiscal quarter, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s Fiscal Year then ended, and the related consolidated statements of changes in Stockholders’ Equity, and cash flows for the portion of the Borrower’s Fiscal Year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, Stockholders’ Equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes (the “Quarterly Financial Statements”); and
(c)    not later than 60 days after the end of each Fiscal Year of the Borrower, beginning with the Fiscal Year ending September 30, 2014, an annual budget of the Borrower and its Subsidiaries on a consolidated basis consisting of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the then-current Fiscal Year (including the Fiscal Year in which the Maturity Date occurs, if such Fiscal Year is the then-current Fiscal Year).
As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be required separately to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clause (a) or (b) above at the times specified therein.
Section 6.02    Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (in each case which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)    promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;
(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, whether or not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that to the extent any such documents are filed with the SEC, such documents shall be deemed delivered pursuant to this Section 6.02(c) at the time of and so long as the Borrower notifies the Administrative Agent (by facsimile or electronic mail) of the filing with the SEC of any such documents;
(d)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt or equity securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement for debt or equity security in excess of $35,000,000 and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
(e)    promptly, and in any event within ten (10) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
(f)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender, through the Administrative Agent, may from time to time reasonably request;
(g)    promptly following the written request of the Administrative Agent, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent may reasonably specify; and
(h)    promptly after the assertion or occurrence thereof, notice of any Environmental Claim against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages (if any) to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) or referred to in Section 6.03(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (2) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) with respect to the documents required to be delivered pursuant to Section 6.01(a) or (b) only, the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests in writing the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) with respect to any such documents, the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower materials “PUBLIC.”
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information within the meaning of United States federal securities laws (“MNPI”) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any MNPI with respect to the Borrower or its securities (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” (and the Administrative Agent agrees that only Borrower Materials marked “PUBLIC” will be made available on such portion of the Platform); and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”
Section 6.03    Notices. Promptly notify the Administrative Agent when a Responsible Officer of the Borrower has knowledge:
(a)    of the occurrence of any Default;

(b)    of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority, including in connection with any tax liabilities, assessments, governmental charges or levies upon it or its properties or assets and (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;
(c)    of the occurrence or reasonably expected occurrence of any ERISA Event;
(d)    of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b) (which requirement shall be deemed satisfied by the description thereof in a Form 10-K, Form 10-Q or Form 8-K filed with the SEC); or
(e)    of the incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(i).
Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document, if any, that have been breached.
Section 6.04    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04; (b) maintain all rights, privileges, permits, and licenses reasonably necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve, maintain, renew and keep in full force and effect all of its registered patents, trademarks, trade names, trade dress and service marks, the failure of which to so preserve, maintain, renew or keep in full force and effect could reasonably be expected to have a Material Adverse Effect; and (d) pay and discharge as the same shall become due and payable all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.
Section 6.05    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case with respect to clauses (a) and (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 6.06    Maintenance of Insurance.

(a)    Maintain with financially sound and reputable insurance companies (that are not Affiliates of the Borrower) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance, which insurance (except as to Excluded Subsidiaries) shall name the Administrative Agent as loss payee (in the case of casualty insurance) or additional insured (in the case of liability insurance); provided, however, if any insurance proceeds are paid on the account of a casualty to assets or properties of any Loan Party that do not constitute Collateral and at such time no Event of Default shall have occurred and is continuing, then the Administrative Agent shall take such actions, including endorsement, to cause any such insurance proceeds to be promptly remitted to the Borrower to be used by the Borrower or such Loan Party in any manner not prohibited by this Agreement.
(b)    Notwithstanding anything herein to the contrary, with respect to each Mortgaged Property (if any), if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) (i) are located in an area with a high degree of seismic activity, obtain earthquake insurance in such total amount as the Administrative Agent may from time to time reasonably require or (ii) is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the NFIP as set forth in the Flood Laws. Following the Closing Date, the Borrower shall deliver to the Administrative Agent annual renewals of each earthquake insurance policy, each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for each Mortgaged Property (if any) a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.
Section 6.07    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
Section 6.08    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions, and if and to the extent required by GAAP, matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.
Section 6.09    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired (but in no event more than one time per Fiscal Year of the Borrower and with the Borrower being required to pay all reasonable out-of-pocket expenses for one visit each Fiscal Year) by the Administrative Agent, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice, and without limitation as to frequency.

Section 6.10    Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, Permitted Acquisitions and for other general corporate purposes not in contravention of any Law or of any Loan Document.
Section 6.11    Covenant to Guarantee Obligations and Give Security.
(a)    Upon the formation or acquisition by any Loan Party of any new direct or indirect Subsidiary (other than any Excluded Subsidiary or any Immaterial Subsidiary), or upon a Subsidiary of any Loan Party ceasing to be an Excluded Subsidiary or ceasing to be an Immaterial Subsidiary, as applicable, the Borrower shall, at the Borrower’s expense:
(i)    Within 30 days (as such time may be extended by the Administrative Agent in its reasonable discretion) following the creation or acquisition of such Subsidiary or following such Subsidiary ceasing to be an Excluded Subsidiary or ceasing to be an Immaterial Subsidiary, as applicable, cause such Subsidiary to (a) become a Guarantor by executing and delivering to the Administrative Agent a joinder to the Collateral Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose and (b) deliver to the Administrative Agent such other customary documentation reasonably requested by the Administrative Agent including, without limitation, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent;
(ii)    within 30 days after such formation or acquisition or after such Subsidiary ceases to be an Excluded Subsidiary or ceases to be an Immaterial Subsidiary, as applicable, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail reasonably satisfactory to the Administrative Agent;
(iii)    within 30 days after such formation or acquisition or after such Subsidiary ceases to be an Excluded Subsidiary or ceases to be an Immaterial Subsidiary, as applicable, cause such Subsidiary and each direct and indirect parent (to the extent such parent is the Borrower or a Subsidiary) of such Subsidiary (if it has not already done so):
(A)    to duly execute and deliver to the Administrative Agent collateral and security agreements or supplements thereto, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all pledged Equity Interests in and of such Subsidiary, and other instruments reasonably requested by the Administrative Agent), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, and constituting Liens on all such personal properties; and

(B)    to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting first priority perfected Liens on properties purported to be subject to the Collateral Agreement and equity pledge agreements delivered pursuant to this Section 6.11, subject to Permitted Prior Liens; provided that, notwithstanding the foregoing, the Loan Parties shall not be required to take actions to perfect the security interest of the Administrative Agent (x) on any property that is covered by a certificate of title statute of any jurisdiction under the law of which the indication of a security interest on such certificate is required as a condition of perfection thereof or (y) if recordation of a security interest with the Federal Aviation Administration or the International Registry of Mobile Assets is required as a condition of perfection thereof; and
(iv)    within 30 days after such formation or acquisition or after such Subsidiary ceases to be an Excluded Subsidiary or ceases to be an Immaterial Subsidiary, as applicable, deliver to the Administrative Agent, upon the request of the Administrative Agent, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i) and (ii) above, and as to such other matters as the Administrative Agent may reasonably request.
Notwithstanding any of the foregoing to the contrary, the Collateral shall be subject to the limitations and exclusions set forth in the applicable Collateral Documents and no instruments, documents or other action will be requested or required with respect to any fee-owned real property or any leased real property prior to the Mortgage Trigger Event.
(b)    If, as of any date, the Borrower shall have incurred, on or prior to such date, Incremental Revolving Credit Commitments, Incremental Term Loans and/or Incremental Equivalent Debt equal to at least $150,000,000 in the aggregate (the incurrence of such minimum amount, the “Mortgage Trigger Event”), within 90 days (as such time may be extended by the Administrative Agent in its reasonable discretion) after (1) with respect to any Material Real Estate Asset owned or leased by any Loan Party on the date of the Mortgage Trigger Event, the date of the Mortgage Trigger Event and (2) with respect to any Material Real Estate Assets not owned or leased by a Loan Party on the date of the Mortgage Trigger Event but owned or leased by a Loan Party thereafter and all Material Real Property owned or leased by any Subsidiary that becomes a Loan Party pursuant to Section 6.11(a) above, 90 days after the date such Material Real Property is acquired or leased (or such Subsidiary is formed or acquired or ceases to be an Excluded Subsidiary or ceases to be an Immaterial Subsidiary, as the case may be), the Borrower shall, or shall cause the applicable Loan Party to, at its expense, provide, as applicable:

(i)    (x) in the case of owned Material Real Estate Assets, deeds of trust, trust deeds, deeds to secure debt, mortgages (collectively, with each other mortgage or similar document delivered pursuant to this Section 6.11, the “Mortgages”), and (y) in the case of leased Material Real Estate Assets, landlord access waivers (unless the Borrower shall have used its commercially reasonable efforts to obtain, but failed to obtain, such access waivers), each in form and substance reasonably satisfactory to the Administrative Agent and covering the Material Real Estate Assets then owned or leased by the applicable Loan Party, together with any other Material Real Estate Asset acquired by, or leased by, any Loan Party, in each case duly executed by the appropriate Loan Party;
(ii)    a description of the owned property so acquired in detail reasonably satisfactory to the Administrative Agent;
(iii)    evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein subject to Permitted Prior Liens in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;
(iv)    fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, subject only to Permitted Prior Liens;
(v)    American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no less than 90 days (or such other date as may be reasonably acceptable to the Administrative Agent (and it shall be deemed reasonably acceptable if sufficient to delete the survey exception from any such Mortgage Policy)) after the Mortgage Trigger Event or the date of acquisition of such real property and improvements thereon, as applicable, in each case certified to the Administrative Agent, the applicable Loan Party, and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and encroachments, either by such improvements or on to such property, and other defects;
(vi)    without limiting clause (vii) below, evidence of the insurance to the extent required by the terms of the Mortgages;

(vii)    the following documents (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”); and
(viii)    such legal opinions and other customary documents (including a certificate from the Borrower certifying that all conditions and requirements in clause (vii) above have been satisfied) as the Administrative Agent may reasonably request with respect to such Mortgage or Mortgaged Property.
Notwithstanding any of the foregoing to the contrary, (i) the Collateral shall be subject to the limitations and exclusions set forth in the applicable Collateral Documents and (ii) the Administrative Agent shall not accept a Mortgage for recording until it has received an officer’s certificate from the Borrower certifying that all conditions and requirements in Section 6.11(b)(vii) have been satisfied.
(c)    At any time upon request of the Administrative Agent, the Borrower shall, and shall cause each of its Subsidiaries that is or becomes a Guarantor to, at the Borrower’s expense, (i) promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, landlord access waivers, security agreement supplements, intellectual property security agreement supplements and other security and pledge agreements consistent with the terms and provisions of this Agreement; provided that, notwithstanding the foregoing, the Loan Parties shall not be required to take actions to perfect the security interest of the Administrative Agent (x) on any property that is covered by a certificate of title statute of any jurisdiction under the law of which the indication of a security interest on such certificate is required as a condition of perfection thereof or (y) if recordation of a security interest with the Federal Aviation Administration or the International Registry of Mobile Assets is required as a condition of perfection thereof.
Section 6.12    Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits, except where the failure to so comply would not reasonably be likely to have a Material Adverse Effect; and, if ordered to do so by a Governmental Authority or otherwise required pursuant to any Environmental Law, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such ordered or required cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 6.13    Preparation of Environmental Reports. At the written request of the Required Lenders from time to time on any date that is on or after the Mortgage Trigger Event, but no more than one time for any real property owned, leased or operated by any Loan Party or its Subsidiaries during the term of this Agreement (any such real property, an “Assessment Property”) (unless a Default shall have occurred and be continuing, during which time no such limitation shall apply) provide to the Lenders within 90 days after such request, at the expense of the Borrower, a written environmental site assessment report for any of such real properties described in such request, prepared by an environmental consulting firm and in form and substance reasonably acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld or delayed), reasonably investigating the presence or absence of Hazardous Materials and the estimated reasonable cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such real properties to the extent required by Environmental Law (the “Cost Estimate”); without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided to the Lenders within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any real property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective real properties to undertake such an assessment at reasonable times and with reasonable advance notice; provided that the Administrative Agent shall request the environmental consulting firm to carry levels of insurance, if any, as may be customary for the performance of such assessment. In determining the Cost Estimate, the Borrower’s or the Administrative Agent’s environmental consulting firm shall reasonably take into account the existing use of the Assessment Property and the potential use of institutional controls to address the Hazardous Materials on the Assessment Property and the availability of risk-based approaches to address any Hazardous Materials on the Assessment Property. No Phase II or other invasive environmental report shall be required by this Section or undertaken pursuant to this Section unless an Event of Default shall have occurred and be continuing at the time that the Required Lenders have made a written request thereof.
Section 6.14    Lenders’ Meetings. Participate in an annual meeting of the Administrative Agent and the Lenders to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent, including by telephonic conference calls) at such time as may be agreed to by the Borrower and the Administrative Agent.

Section 6.15    Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents or Section 6.11 or 6.16, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so; provided that, notwithstanding the foregoing, the Loan Parties shall not be required to take actions to perfect the security interest of the Administrative Agent (x) on any property that is covered by a certificate of title statute of any jurisdiction under the law of which the indication of a security interest on such certificate is required as a condition of perfection thereof or (y) if recordation of a security interest with the Federal Aviation Administration or the International Registry of Mobile Assets is required as a condition of perfection thereof.
Section 6.16    Post-Closing Obligations. Each of the Loan Parties shall satisfy the requirements set forth on Schedule 6.16 on or before the date specified for such requirement in such Schedule or such later date to be determined by the Administrative Agent in its sole discretion.
ARTICLE 7.
NEGATIVE COVENANTS
From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the L/C Issuer have been made) shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
Section 7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document securing the Obligations;
(b)    Liens existing on the Closing Date and listed on Schedule 5.08(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the modification, replacement, renewal or extension of the obligations secured or benefited thereby, to the extent constituting Indebtedness, is permitted by Section 7.03(b);

(c)    Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s or other like Liens granted or arising in the ordinary course of business which secure amounts not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and either no other action has been taken to enforce such Lien or such Liens are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the applicable Person, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties reasonably acceptable to the Administrative Agent;
(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;
(i)    Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) in the case of Liens securing purchase money Indebtedness and Capital Leases, (A) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness, and (B) the Indebtedness secured thereby does not exceed the cost or fair market value of the property, whichever is lower, being acquired on the date of acquisition, improvements thereto and related expenses; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms; and (ii) with respect to any Liens existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary in connection with a Permitted Acquisition, such Lien (x) is not created in connection with such acquisition or such Person becoming a Subsidiary, as the case may be and (y) shall not encumber any other property or assets of the Borrower or any Subsidiary;

(j)    precautionary filings in respect of operating leases; and leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;
(k)    other Liens on property of Domestic Subsidiaries securing Indebtedness in an aggregate principal amount and other obligations in an amount which does not exceed the greater of $45,000,000 and 1.25% of Consolidated Total Assets of the Borrower in the aggregate;
(l)    Liens on property of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted by Section 7.03(f)(y) or 7.03(g);
(m)    Liens arising in connection with a Qualified Receivables Transaction on Receivables Program Assets permitted to be Disposed of pursuant to Section 7.05(l) securing Receivables Program Obligations permitted by Section 7.03(j);
(n)    Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of non-delinquent customs duties in connection with the importation of goods;
(o)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit and bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(p)    Liens arising out of conditional sale, consignment, title retention or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
(q)    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(r)    deposits made in the ordinary course of business to secure liability to insurance carriers;
(s)    Liens on Cash Collateral granted in favor of any Lenders and/or L/C Issuers created as a result of any requirement or option to Cash Collateralize pursuant to this Agreement;
(t)    Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(u)    (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies except for such noncompliance that does not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(v)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(w)    Liens under licensing agreements for the use of intellectual property entered into in the ordinary course of business;
(x)    Liens on cash and Cash Equivalents in an aggregate amount not to exceed the greater of $50,000,000 and 1.50% of Consolidated Total Assets of the Borrower to secure obligations of the Borrower or any Subsidiary in respect of ordinary course cash management arrangements and under commodity Swap Contracts that do not constitute Obligations;
(y)    Liens on Collateral securing obligations under the documentation for Indebtedness permitted pursuant to Section 7.03(s); provided that such Liens shall be subject to the Pari Passu Intercreditor Agreement; and
(z)    Liens arising in the ordinary course of business under the Perishable Agricultural Commodities Act of 1930.
Section 7.02    Investments. Make any Investments, except:
(a)    Investments held by the Borrower or such Subsidiary in the form of cash and Cash Equivalents;
(b)    advances to officers, directors, employees and consultants of the Borrower and Subsidiaries (i) in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and (ii) in connection with such Person’s purchase of Equity Interests of Borrower, provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid;

(c)    Investments (i) existing on the Closing Date in Subsidiaries existing on the Closing Date; provided that in the case of this clause (i), any such Investments in Subsidiaries that are not Loan Parties in the form of intercompany loans by Loan Parties shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Administrative Agent for the benefit of the Secured Parties unless such pledge would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower and its Subsidiaries as reasonably determined by Borrower in consultation with the Administrative Agent, (ii) in Loan Parties (including those formed or acquired after the Closing Date so long as the Borrower and its Subsidiaries comply with the applicable provisions of Section 6.11), (iii) by Subsidiaries that are not Loan Parties in Subsidiaries that are not Loan Parties and (iv) by the Borrower or any other Loan Party in Subsidiaries that are not Loan Parties; provided that, in the case of this clause (iv), (A) no Default or Event of Default shall have occurred and be continuing, (B) the Borrower and its Subsidiaries comply with the applicable provisions of Section 6.11, (C) the aggregate amount of all such Investments outstanding at any time during the term of the Facilities (determined without regard to any write-downs or write-offs of such Investments) shall not exceed the sum of (1) the greater (x) of $75,000,000 and (y) 2.25% of Consolidated Total Assets of the Borrower plus (2) so long as the pro forma Consolidated Leverage Ratio would be less than 5.75:1.00, an amount not to exceed the Borrower Retained ECF Amount at the time of the making of such Investment plus (3) any Net Equity Proceeds and (D) any such Investments in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Administrative Agent for the benefit of the Secured Parties, and provided further, however, no such pledge shall be required if such pledge would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower and its Subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent;
(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e)    Investments by the Borrower or any Guarantor in the form of Permitted Acquisitions;
(f)    Guarantees permitted by Section 7.03;
(g)    to the extent constituting Investments, transactions expressly permitted under Sections 7.04 (other than Section 7.04(c)) and 7.14;
(h)    Investments existing on, or made pursuant to legally binding written commitments in existence on, the date hereof and set forth on Schedule 5.08(e) and any modification, replacement, renewal or extension thereof; provided, that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02 and the terms and conditions of such modified, replacement, renewed or extended Investment shall not be materially less favorable, taken as a whole, to the Loan Parties than the Investment being modified, replaced, renewed or extended;
(i)    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;
(j)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(k)    Investments to the extent that payment for such Investments is made solely by the issuance of Equity Interests of the Borrower to the seller of such Investments;
(l)    Subsidiaries of the Borrower may be established or created if the Borrower and such Subsidiary comply with the requirements of Section 6.11, if applicable; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 7.02, and such new Subsidiary at no time holds any assets or liabilities other than any merger or acquisition consideration contributed to it contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.11, as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);
(m)    Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case, (i) in connection with a Qualified Receivables Transaction and (ii) constituting a Disposition permitted pursuant to Section 7.05(l);
(n)    Swap Contracts to the extent permitted pursuant to Section 7.03(d);
(o)    so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Investments; provided that in no event shall the aggregate amount of Investments allowed pursuant to this Section 7.02(o) during the term of this Agreement (net of any returns of capital on such Investments) exceed the sum of (1) the greater of (x) $100,000,000 and (y) 3.00% of Consolidated Total Assets of the Borrower plus (2) so long as the pro forma Consolidated Leverage Ratio would be less than 5.75:1.00, an amount not to exceed the Borrower Retained ECF Amount at the time of the making of such Investment plus (3) any Net Equity Proceeds;
(p)    Investments in Incremental Term Loans pursuant to Section 10.06(b)(vii);
(q)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(r)        (i) Investments relating to the Golden Boy Acquisition as described on Schedule 7.02(r)(i) and (ii) Investments consisting of the Golden Boy Acquisition and the Dyamtize Acquisition; and
(s)    loans from the Borrower to its indirect Subsidiary, PHI Acquisition Limited Partnership, a Canadian limited partnership organized under the laws of British Columbia, not to exceed $30,000,000 in the aggregate outstanding at any time.
Section 7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under (A) the Loan Documents, including, without limitation, Incremental Term Loans and Incremental Revolving Loans, (B) the 2022 Senior Notes (and any Permitted Refinancing of the 2022 Senior Notes) in an aggregate principal amount not to exceed $1,375,000,000, and (C) the 2021 Senior Notes (and any Permitted Refinancing of the 2021 Senior Notes) in an aggregate principal amount not to exceed $525,000,000;
(b)    Indebtedness outstanding on the Closing Date and listed on Schedule 7.03 and any Permitted Refinancing thereof; provided that any such Indebtedness (including any Permitted Refinancing thereof), to the extent owed by a Loan Party to a Subsidiary that is not a Loan Party, shall be subordinated to the payment of the Obligations in a manner reasonably satisfactory to the Administrative Agent;
(c)    (i) Guarantees by the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor, (ii) Guarantees by any Subsidiary that is not a Loan Party in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary and (iii) Guarantees by the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder by Subsidiaries that are not Loan Parties to the extent such Guarantee constitutes an Investment permitted by Section 7.02(c)(i), 7.02(c)(iv), 7.02(o) or 7.02(r)(i);
(d)    obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or hereafter arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (other than pursuant to customary netting or set-off provisions);
(e)    Indebtedness (i) of the Borrower or any Subsidiary in respect of Capital Leases and purchase money obligations for fixed or capital assets or (ii) of any Person acquired in a Permitted Acquisition (so long as such Indebtedness (A) existed prior to the acquisition of such Person by the Borrower or any Subsidiary, (B) is not created in contemplation of such acquisition and (C) is solely the obligation of such Person, and not of the Borrower or any other Subsidiary), which in the case of each of clauses (i) and (ii) may be secured by Liens under and within the applicable limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding pursuant to this clause (e) shall not exceed the greater of (x) $75,000,000 and (y) 2.00% of Consolidated Total Assets of the Borrower;
(f)    Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary to the extent constituting an Investment permitted by (x) Section 7.02(c) or 7.02(o) or (y) Section 7.02(r)(i); provided that, in the case of clause (x) and clause (y), such Indebtedness, to the extent owed by a Loan Party to a Subsidiary that is not a Loan Party, shall be subordinated to the payment of the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(g)    Indebtedness incurred by a Subsidiary that is not organized under the laws of any political subdivision of the United States, which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (g) and then outstanding, does not exceed the greater of (x) $75,000,000 and (y) 2.00% of Consolidated Total Assets of the Borrower;
(h)    unsecured Indebtedness issued by the Borrower, including Disqualified Equity Interests; provided that (i) the pro forma Consolidated Leverage Ratio would be less than 5.75:1.00, (ii) the stated maturity of such Indebtedness is not less than 91 days following the latest Maturity Date at the time of incurrence of such unsecured Indebtedness and the Weighted Average Life of such Indebtedness is not shorter than the remaining Weighted Average Life of the Revolving Credit Facility or any Incremental Term Loans, (iii) the covenants, events of default, guaranty and other terms (excluding as to interest rate and redemption premium) of such Indebtedness are, taken as a whole, not materially less favorable to the Borrower and its Subsidiaries than the 2021 Senior Notes, and (iv) at the time of incurrence of such Indebtedness, there shall be no Default and the Borrower shall be in pro forma compliance with the covenants set forth in Section 7.11;
(i)    other Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed the greater of (x) $75,000,000 and (y) 2.25% of Consolidated Total Assets of the Borrower;
(j)    Indebtedness in respect of Receivables Program Obligations in an amount not to exceed the greater of (x) $75,000,000 and (y) 2.25% of Consolidated Total Assets of the Borrower; provided that (i) the Borrower is in pro forma compliance with the Senior Secured Leverage Ratio set forth in Section 7.11(a) as of the last day of the most recently completed Measurement Period, with Indebtedness in respect of Receivables Program Obligations being incurred or which has previously been incurred pursuant to this Section 7.03(j) being deemed to be Consolidated Senior Secured Debt, whether or not satisfying the requirements thereof, and (ii) no Default or Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred;
(k)    Indebtedness of the Borrower or any of its Subsidiaries consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;
(l)    Indebtedness consisting of obligations of the Borrower or its Subsidiaries under deferred consideration or other similar arrangements (including earn-outs, indemnifications, incentive non-competes and other contingent obligations and agreements consisting of the adjustment of purchase price or similar adjustments) incurred by such Person in connection with any Permitted Acquisition or Disposition permitted by Section 7.05 or any other Investment permitted under Section 7.02; provided that the aggregate principal amount of all such Indebtedness of Subsidiaries that are not Loan Parties shall not exceed $50,000,000 in the aggregate at any time outstanding;
(m)    Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of bank guarantees, warehouse receipts or similar instruments (other than letters of credit) issued or created in the ordinary course of business consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations (other than obligations in respect of letters of credit) regarding workers compensation claims;

(n)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries;
(o)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
(p)    Indebtedness in respect of overdraft facilities, automatic clearinghouse arrangements, employee credit card programs, corporate cards and purchasing cards, and other business cash management arrangements in the ordinary course of business, including Indebtedness arising under or in connection with any Cash Management Agreement with a Cash Management Bank;
(q)    Indebtedness incurred under commercial letters of credit issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business (and not for the purpose of, directly or indirectly, incurring Indebtedness or providing credit support or a similar arrangement in respect of Indebtedness) or Indebtedness of the Borrower or any of its Subsidiaries under letters of credit and bank guarantees backstopped by Letters of Credit issued under this Agreement;
(r)    Indebtedness representing deferred compensation to employees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business; and
(s)    senior secured debt securities issued by the Borrower (such senior secured debt securities, “Incremental Equivalent Debt”) in an amount such that the pro forma Senior Secured Leverage Ratio would not exceed 2.50:1.00 as of the Ratio Calculation Date; provided that, (i) no Default or Event of Default shall exist before or after giving effect to the incurrence of such Incremental Equivalent Debt; the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 7.11 as of the last day of the most recently completed Measurement Period; (iii) such Incremental Equivalent Debt shall rank pari passu with the Facilities and shall not be Guaranteed by any Person that is not a Guarantor; (iv) subject to the limitations in clauses (v) and (vi) below, the terms of such Incremental Equivalent Debt shall not be more restrictive, taken as a whole, to the Borrower and its Subsidiaries than those applicable to any Facility at the time of incurrence of such Incremental Equivalent Debt, unless such other terms apply only after the latest Maturity Date of each Facility at the time of incurrence of such Incremental Equivalent Debt or unless such other terms relate only to pricing, fees or redemption terms; provided that, if any Term Loans are outstanding at the time of incurrence of such Incremental Equivalent Debt, the mandatory redemption terms are substantially similar to, or less favorable to the investors providing such Incremental Equivalent Debt than, those applicable to the Term Loans (except for mandatory redemption terms applicable only after the latest Maturity Date of each Facility at the time of incurrence of such Incremental Equivalent Debt); (v) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall be no shorter than the remaining Weighted Average Life of the Revolving Credit Facility; (vi) the stated maturity of such Incremental Equivalent Debt shall be no shorter than the final Maturity Date of the Revolving Credit Facility at the time of incurrence of such Incremental Equivalent Debt; (vii) the Borrower shall deliver or cause to be delivered legal opinions and such other documents (including, if applicable, the Mortgages and related documents required pursuant to Section 6.11(b) or modifications of any Mortgages and title insurance endorsements or policies) reasonably requested by the Administrative Agent in connection with such transaction; and (viii) the representative and collateral trustee acting on behalf of the holders of such Incremental Equivalent Debt shall have executed and delivered a joinder to the Pari Passu Intercreditor Agreement to the Administrative Agent in accordance with the terms thereof; provided that if such Indebtedness is the initial issuance of Indebtedness designated as “Other First Lien Obligations” thereunder, then the Borrower, the Guarantors, the Administrative Agent and the representative and collateral trustee for such Other First Lien Obligations shall have executed and delivered the Pari Passu Intercreditor Agreement.

Notwithstanding anything to the contrary herein, no Subsidiary shall be permitted to guarantee the 2022 Senior Notes or the 2021 Senior Notes unless such Subsidiary also guarantees the Obligations.
Section 7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)    any Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person and (ii) any Subsidiary; provided that (A) when any wholly-owned Subsidiary is merging with another Subsidiary, a wholly-owned Subsidiary shall be the continuing or surviving Person, (B) when any Guarantor is merging with another Subsidiary, the continuing or surviving Person shall be a Guarantor and (C) if as a result thereof, the Borrower owns, directly or indirectly, less of such Subsidiary’s equity interests than it did prior to the merger, such merger shall also constitute a Disposition subject to Section 7.05 (and must be permitted by any clause thereof other than Section 7.05(g));
(b)    a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(g)(A));
(c)    the Borrower or any Guarantor may effect any Permitted Acquisition or any other Investment permitted by Section 7.02(k) or (o); provided that (i) in any such transaction involving the Borrower, the Borrower shall be the continuing or surviving Person and (ii) in any such transaction involving a Guarantor, the continuing or surviving Person shall be a Guarantor; and

(d)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) (i) to the Borrower or to a Guarantor, or (ii) if the transferor is not a Guarantor, to any other Subsidiary; provided in each case that (A) if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary, and (B) to the extent that the transferee is not the Borrower or a wholly-owned Subsidiary (based on the percentage of such transferee which is not owned directly or indirectly by the Borrower), the Disposition shall constitute a Disposition subject to Section 7.05 and shall be permitted under this Section 7.04 so long as it is permitted by any clause of Section 7.05 other than Section 7.05(g).
Section 7.05    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries (including allowing any registrations or any applications for registration of any immaterial intellectual property to lapse or go abandoned);
(b)    Dispositions of inventory in the ordinary course of business;
(c)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)    Dispositions of property by the Borrower to any Subsidiary, or by any Subsidiary to the Borrower or to a Subsidiary; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;
(e)    Dispositions of accounts receivable for purposes of collection;
(f)    Dispositions of investment securities and Cash Equivalents in the ordinary course of business;
(g)    (A) Dispositions permitted by Section 7.04, (B) Dispositions that constitute Investments permitted by Section 7.02, and (C) Dispositions that constitute Restricted Payments permitted by Section 7.06;
(h)    non-exclusive licensing or sublicensing of IP Rights in the ordinary course of business on customary terms;
(i)    transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(j)    Dispositions by the Borrower and its Subsidiaries of property not otherwise permitted under this Section 7.05 (but in any event excluding Receivables Program Assets); provided that (i) at the time of such Disposition and after giving effect thereto, no Default shall exist or would result from such Disposition, (ii) the proceeds of such Disposition are less than the greater of (x) $25,000,000 and (y) 0.75% of Consolidated Total Assets of the Borrower in any Fiscal Year and the greater of (x) $100,000,000 and (y) 2.75% of Consolidated Total Assets of the Borrower in the aggregate from the Closing Date, (iii) the consideration received for such property shall be in an amount at least equal to the fair market value thereof and (iv) no less than 75% of such consideration shall be paid in cash; provided, however, that for the purposes of clause (iv), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or the applicable Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Borrower or the applicable Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition;
(k)    Dispositions by the Borrower and its Subsidiaries of property acquired after the Closing Date in Permitted Acquisitions; provided that (i) the Borrower identifies any such assets to be divested in reasonable detail in writing to the Administrative Agent within 180 days following the closing of such Permitted Acquisition and (ii) the fair market value of the assets to be divested in connection with any Permitted Acquisition does not exceed an amount equal to 25% of the total cash and non-cash consideration for such Permitted Acquisition;
(l)    Dispositions of Receivables Program Assets in connection with a Qualified Receivables Transaction; provided that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, (ii) no less than 75% of such consideration shall be paid in cash, (iii) the outstanding amount of Indebtedness in respect of Receivables Program Obligations shall not exceed the maximum amount permitted to be outstanding under Section 7.03(j), (iv) the Seller’s Retained Interest and all proceeds thereof shall constitute Collateral (to the extent such interest is required to be Collateral hereunder) and all necessary steps to perfect a security interest in such Seller’s Retained Interest for the benefit of the Secured Parties are taken by the Borrower and its Subsidiaries and (v) no Default or Event of Default shall have occurred and be continuing at the time such Disposition is made;
(m)    Disposition of the Loan Parties’ Modesto, California, real estate, improvements and related machinery and equipment; and
(n)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Borrower or any Subsidiary.
Section 7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a)    each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person (including any other Subsidiary) that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests of such Person, in the case of a Subsidiary, ratably to each Person that owns an Equity Interest in such Subsidiary of the class of Equity Interest in respect of which the Restricted Payment is being made;
(c)    the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its Qualified Equity Interests;
(d)    the Borrower and each Subsidiary may make Restricted Payments pursuant to and in accordance with their stock option, stock purchase and other benefit plans of general application to management, directors or other employees of the Borrower and its Subsidiaries, as adopted or implemented in the ordinary course of business;
(e)    so long as no Default shall have occurred and be continuing at the time of any action described in this clause (e) or would result therefrom, the Borrower may (i) declare and make cash dividends to its stockholders in respect of Qualified Equity Interests and (ii) purchase, redeem or otherwise acquire for cash Qualified Equity Interests issued by it in an aggregate amount with respect to clauses (i) and (ii) from and after the Closing Date not to exceed the sum of (1) the greater of $125,000,000 and 3.75% of Consolidated Total Assets of the Borrower plus (2) so long as the pro forma Consolidated Leverage Ratio would be less than 5.75:1.00, an amount not to exceed the Borrower Retained ECF Amount at the time of the making of such dividend, purchase, redemption or acquisition plus (3) any Net Equity Proceeds; provided that, in the case of each of clauses (i) and (ii) above, the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.11;
(f)    so long as no Default shall have occurred and be continuing at the time of any action described in this clause (f) or would result therefrom, the Borrower may (i) declare and make cash dividends to its stockholders in respect of Disqualified Equity Interests if the pro forma Consolidated Interest Coverage Ratio would be at least 1.75:1.00 and (ii) repurchase, redeem or otherwise acquire for cash Disqualified Equity Interests issued by it to the extent permitted pursuant to Section 7.14;
(g)    Investments pursuant to Section 7.02(c) shall be permitted;
(h)    non-cash repurchases of Equity Interests of the Borrower deemed to occur (i) upon the non-cash exercise of stock options and warrants or similar equity incentive awards, and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award shall be permitted;
(i)    the Borrower or any of its Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(j)    the payment of dividends and distributions within ninety (90) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 7.06 shall be permitted;
(k)    the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all holders of common stock of the Borrower pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics shall be permitted; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by a Responsible Officer that is a senior financial officer of the Borrower); and
(l)    Investments and the distribution of Equity Interests by certain Subsidiaries in order to consummate the Golden Boy Acquisition, all as and to the extent described on Schedule 7.02(r)(i), shall be permitted.
Section 7.07    Change in Nature of Business. Engage in any material line of business substantially different from the Permitted Business or a line of business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.
Section 7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms not materially less favorable to the Borrower or such Subsidiary than would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:
(a)    transactions between or among Loan Parties or between and among Subsidiaries that are not Loan Parties;
(b)    Qualified Receivables Transactions otherwise permitted hereunder;
(c)    the payment of reasonable fees, expenses and compensation (including equity compensation) to and insurance provided on behalf of current, former and future officers and directors of the Borrower or any of its Subsidiaries and indemnification agreements entered into by the Borrower or any of its Subsidiaries;
(d)    employment and severance arrangements with current, former and future officers and employees and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;
(e)    transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;
(f)    the transactions described on Schedule 7.02(r)(i) relating to the Golden Boy Acquisition; and

(g)    transactions between or among Loan Parties and Subsidiaries who are not Loan Parties provided any such transaction does not adversely impact the Collateral securing the Obligations or the guarantees of the Obligations, impair the rights of or benefits or remedies available to the Secured Parties under any Loan Document or result in (and are not reasonably expected to result in) a Material Adverse Effect; provided that, during the continuance of an Event of Default, any amounts payable by a Loan Party to a Subsidiary that is not a Loan Party in connection with any such transactions shall be subordinated to the payment of the Obligations.
Section 7.09    Restrictive Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower hereunder or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that clauses (i) and (iii) shall not prohibit any negative pledge or similar provision, or restriction on transfer of property, incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or any other property securing any other Indebtedness permitted under Section 7.03(e); or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. Notwithstanding the foregoing, this Section 7.09 will not restrict or prohibit:
(1)    to the extent constituting a limitation described in Section 7.09(a)(i), restrictions imposed pursuant to an agreement that has been entered into in connection with a transaction permitted pursuant to Section 7.05 with respect to the property that is subject to that transaction;
(2)    restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(b), (d) (to the extent secured under Section 7.01(x)), (e), (g) (to the extent secured under Section 7.01(l)), or (j), in each case in respect of the limitation described in Section 7.09(a)(iii), to the extent that such restrictions apply only to the property or assets securing such Indebtedness;
(3)    provisions restricting subletting or assignment of Contractual Obligations;
(4)    restrictions set forth in the 2022 Senior Notes or the 2021 Senior Notes, in each case as in effect on the Closing Date or as amended, modified, refinanced, replaced, renewed or extended in a manner that is not more restrictive, taken as a whole;
(5)    to the extent constituting a limitation described in Section 7.09(a)(i), restrictions contained in Indebtedness permitted under Section 7.03(g), (h) or (i) so long as such restrictions are no more restrictive, taken as a whole, to the Borrower and its Subsidiaries than the restrictions or covenants contained in this Agreement;

(6)    to the extent constituting a limitation described in Section 7.09(a)(i), provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into by the Borrower and its Subsidiaries in the ordinary course of business;
(7)    to the extent constituting the limitation described in Section 7.09(a)(i), customary restrictions on a Receivables Subsidiary and Receivables Program Assets effected in connection with a Qualified Receivables Transaction;
(8)    to the extent constituting a limitation described in Section 7.09(a)(i), restrictions on cash or other deposits or net worth imposed by customers on the Borrower and its Subsidiaries under contracts entered into in the ordinary course of business;
(9)    to the extent constituting a limitation described in Section 7.09(a)(i), encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any of its Subsidiaries in any manner material to the Borrower or any of its Subsidiaries;
(10)    to the extent constituting a limitation described in Section 7.09(a)(i), encumbrances or restrictions existing under, by reason of or with respect to customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; or
(11)    restrictions described on Schedule 7.02(r)(i).
Section 7.10    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
Section 7.11    Financial Covenants.
(a)    Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio at the end of any fiscal quarter of the Borrower to be greater than 2.75:1.00.
(b)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.75:1.00.
Section 7.12    Amendments of Organization Documents. Amend any of its Organization Documents in a manner materially adverse to the Lenders.
Section 7.13    Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) Fiscal Year.

Section 7.14    Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated, unsecured or junior secured Indebtedness (collectively, the “Junior Indebtedness”) (it being understood that payments of regularly scheduled interest and principal shall be permitted to the extent not expressly prohibited by the subordination provisions applicable thereto, if any), except, in each case, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, (a) the refinancing thereof with the proceeds of any Permitted Refinancing permitted by Section 7.03, (b) the prepayment of Indebtedness of the Borrower or any Subsidiary owed to the Borrower or any Subsidiary to the extent not prohibited by the subordination provisions applicable thereto and (c) prepayments, redemptions, purchases or other payments made to satisfy Junior Indebtedness (not in violation of any subordination terms in respect thereof) in an amount not to exceed the sum of (1) the greater of $45,000,000 and 1.25% of Consolidated Total Assets of the Borrower plus (2) so long as the pro forma Consolidated Leverage Ratio would be less than 5.75:1.00, an amount not to exceed the Borrower Retained ECF Amount at the time of the making of such prepayment, redemption, repurchase or other payment plus (3) proceeds of Loans or Incremental Equivalent Debt (net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, upfront fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements)) to be applied to such prepayment, redemption, repurchase or other payment so long as the Senior Secured Leverage Ratio would be less than 2.50:1.00 plus (4) any Net Equity Proceeds.
Section 7.15    Sale-Leaseback Transactions. Enter into any sale-leaseback transaction in which any Loan Party is the seller or the lessee unless the disposition of assets is permitted under Section 7.05 and the incurrence of indebtedness is permitted by Section 7.03.
Section 7.16    Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures not exceeding, in the aggregate for the Borrower and its Subsidiaries an amount equal to the sum of (1) $80,000,000 in each Fiscal Year plus (2) so long as the pro forma Consolidated Leverage Ratio would be less than 5.75:1.00, an amount not to exceed the Borrower Retained ECF Amount at the time of the making of such Capital Expenditure plus (3) any Net Equity Proceeds (collectively, such amount, the “Permitted Capital Expenditure Amount”); provided that if, in any Fiscal Year, the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during such Fiscal Year is less than $80,000,000 (any remaining amount, the “CapEx Carryover Amount”), the Borrower and its Subsidiaries may increase Capital Expenditures in the immediately succeeding Fiscal Year in an aggregate amount equal to such CapEx Carryover Amount. With respect to any Fiscal Year during which a Permitted Acquisition is consummated and for each Fiscal Year subsequent thereto, the Permitted Capital Expenditure Amount applicable to each such Fiscal Year shall be increased by an amount (or a pro-rated portion of an amount, in the case of the Fiscal Year in which the Permitted Acquisition occurs) equal to the product of (A) the consolidated revenues of the acquired entity or business for the Fiscal Year immediately preceding the consummation of such Permitted Acquisition as set forth in the Acquired Entity Financial Statements and (B) the quotient obtained by dividing (i) the sum of the CapEx/Revenue Ratio for the two Fiscal Years immediately preceding consummation of such Permitted Acquisition by (ii) two. Notwithstanding the foregoing, Capital Expenditures made (I) at any time during which the Senior Secured Leverage Ratio is less than 2.25:1.00 for the most recently ended Measurement Period shall not be subject to, and shall be excluded from, the foregoing limits, and (II) to preserve or protect the environment and/or the health and safety of any Person shall not be subject to, and shall be excluded from, the foregoing limits.

Section 7.17    Amendments of Indebtedness. Amend, modify, or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.03 or any Junior Indebtedness, in each case, in a manner materially adverse to the Lenders or that would effect a prepayment, redemption or repurchase or a Restricted Payment not otherwise permitted under Section 7.06 or Section 7.14, as applicable.
Section 7.18    Negative Pledge on Material Real Property. With respect to any Material Real Estate Asset owned by the Borrower or its Subsidiaries, (i) create, incur, assume or permit to exist any Lien on all or any part of such Material Real Estate Asset, or (ii) file or permit the filing of any financing statement or other similar notice of, any Lien with respect thereto under the UCC of any state or under any similar recording or notice statute, in each case on all or any part of such real property, in each case other than (1) those liens permitted by paragraphs (a), (b), (c), (d), (f), (g), (h), (j), (l), (u) and (y) of Section 7.01 and (2) solely in the case of any such real property acquired after the Closing Date, those Liens permitted by Section 7.01(i).
ARTICLE 8.
EVENTS OF DEFAULT AND REMEDIES
Section 8.01    Events of Default. Each of the following shall constitute an Event of Default (each, an “Event of Default”):
(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.04, 6.10, 6.11, or 6.16, or Article 7; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the Administrative Agent or a Lender provides written notice to the Borrower of such failure; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading, in any material respect, when made or deemed made; or

(e)    Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness under the Loan Documents and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case after any applicable grace, cure or notice period, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined, or as such comparable term may be used and defined, in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined, or as such comparable term may be used and defined, in such Swap Contract) or (B) any Termination Event (as defined, or as such comparable term may be used and defined, in such Swap Contract) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined, or as such comparable term may be used and defined, in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)    Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder including the release or termination thereof by the Administrative Agent or the Required Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to Article 4 or Section 6.11 or Section 6.16 shall for any reason (other than pursuant to the terms hereof) cease to create a valid and perfected first priority Lien (subject to Permitted Prior Liens and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties reasonably acceptable to the Administrative Agent) on the Collateral purported to be covered thereby.
Section 8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (or, in the case of clause 8.02(a) below, the Required Revolving Credit Lenders), take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof); and

(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or at law or in equity;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any Guarantor under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
Section 8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the order specified in Section 6.5 of the Collateral Agreement.
ARTICLE 9.
AGENCY
Section 9.01    Appointment and Authority.
(a)    Each of the Lenders and the L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank and potential Hedge Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder (at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 and Article 10 (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto; provided that to the extent the L/C Issuer is entitled to indemnification under this Section 9.01 solely in connection with its role as the L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify the L/C Issuer in accordance with this Section 9.01.

Section 9.02    Rights as a Lender. Any Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.03    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until it shall have received written notice from a Lender, an L/C Issuer or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

No Agent or any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.04    Reliance. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 9.06    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by the entity serving as Administrative Agent pursuant to this Section shall also constitute its resignation as the L/C Issuer and Swing Line Lender, if applicable. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor may agree to succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, if applicable. In connection with any such agreement to succeed to the retiring L/C Issuer the successor L/C Issuer, if applicable, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Notwithstanding the foregoing, the failure of any successor to agree to succeed to the retiring L/C Issuer and/or Swing Line Lender, shall not affect the resignation of the retiring L/C Issuer or Swing Line Lender, as the case may be. The retiring L/C Issuer shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)) but shall have no obligation to issue additional Letters of Credit or to amend, extend or otherwise modify any existing Letters of Credit. The retiring Swing Line Lender shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c) but shall have no obligation to make any additional Swing Line Loans.
Section 9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or the Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
Section 9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
Section 9.10    Collateral and Guaranty Matters. Each Lender (including in its capacities as a potential Cash Management Bank and as a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:
(a)    to release any Lien to the extent securing the Obligations on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made) and the termination and payment in full of all obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements in respect of which the Administrative Agent has received notice pursuant to Section 9.11 (other than any such agreements as to which other arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made), (ii) that is sold as part of or in connection with any sale permitted hereunder or that constitutes a disposition of Receivables Program Assets permitted pursuant to Section 7.05(l) or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;
(b)    to release any Guarantor from its Guarantee of the Obligations under the Collateral Agreement (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreement and Secured Hedge Agreements), the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made) and the termination and payment in full of all obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements in respect of which the Administrative Agent has received notice pursuant to Section 9.11 (other than any such agreements as to which other arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made) or (ii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(c)    to release any Guarantor from its Guarantee of the Obligations and all Liens granted by any such Guarantor, and all pledges of Equity Interests in any such Guarantor (provided, if such Guarantor becomes an Excluded Subsidiary then such release shall be limited to 35% of such voting Equity Interests) under the Collateral Agreement if such Person ceases to be a Subsidiary (or becomes an Immaterial Subsidiary or an Excluded Subsidiary) as a result of a transaction permitted hereunder (unless such Person continues to guarantee the 2022 Senior Notes or the 2021 Senior Notes); and
(d)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document, to the extent securing the Obligations, to the holder of any Lien on such property that is permitted by Section 7.01(i).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its Guarantee of the Obligations under the Collateral Agreement pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its Guarantee of the Obligations under the Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
Section 9.11    Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of the Collateral Agreement or any Collateral by virtue of the provisions hereof or of the Collateral Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
ARTICLE 10.
MISCELLANEOUS
Section 10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (or signed by the Administrative Agent on behalf of and with the written consent of the Required Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 4.01 without the written consent of each Lender;
(b)    without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Credit Facility without the written consent of the Required Revolving Credit Lenders;
(c)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.06 or Section 8.02) without the written consent of such Lender;
(d)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments pursuant to Section 2.05(b)) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender directly affected thereby;
(e)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend (i) the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(f)    change (i) Section 8.03 of this Agreement or Section 6.5 of the Collateral Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the definition of “Applicable Percentage,” the order of application or pro rata nature of application of any reduction in the Commitments or any prepayment of Loans within or among the Facilities from the application thereof set forth in the applicable provisions of Sections 2.05(a), 2.05(b) or 2.06(c), or other provisions in respect of the pro rata application of payments or offers hereunder under Section 2.12, 2.13 or 10.06(b)(vii) in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is an Incremental Facility comprised of Incremental Term Loan Commitments, the Required Incremental Term Loan Lenders of such Series and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Credit Lenders;
(g)    change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender or (ii) the definition of “Required Incremental Term Loan Lenders” or “Required Revolving Credit Lenders” without the written consent of each Lender under the applicable Facility;

(h)    release all or substantially all of the value of the Guarantees of the Obligations in any transaction or series of transactions without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
(i)    release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender, except to the extent the release of any Collateral is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); and
(j)    impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is an Incremental Facility comprised of Incremental Term Loan Commitments, the Required Incremental Term Loan Lenders of the applicable Series and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Credit Lenders;
and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document, in each case, relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (iv) the Agency Fee Letter may be amended, and rights or privileges thereunder may be waived, in a writing executed only by the parties thereto.
Notwithstanding anything to the contrary contained herein, if, following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified (1) an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document or (2) any change in fact or circumstance requiring a Schedule 7.02(r)(i) Update, then the Administrative Agent and the Borrower shall be permitted to amend such provision or make a Schedule 7.02(r)(i) Update, as applicable, and such amendment or Schedule 7.02(r)(i) Update, as applicable, shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within three Business Days following receipt of notice thereof. It is understood that posting such amendment or Schedule 7.02(r)(i) Update, as applicable, electronically on IntraLinks/IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice thereof.
Section 10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)    if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, or electronic mail address specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, facsimile number, or electronic mail address specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address or facsimile for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address or facsimile for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower except to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereby consents to such recording.
Section 10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer and, in respect of the Collateral Documents, any other Secured Party; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each of the L/C Issuer and the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Secured Party from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 10.04    Expenses; Indemnity; Damage Waiver. Costs and Expenses. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transaction and the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, through, under or from any property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any of the Loan Parties or any of their respective Subsidiaries or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a Lender, a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity; provided that in respect of the proviso in subclause (b) above, it is understood and agreed that any action taken by the Administrative Agent (and any sub-agent thereof) and/or any of its Related Parties in accordance with the directions of the Required Lenders or any other appropriate group of Lenders pursuant to Section 10.01 shall not be deemed to constitute gross negligence or willful misconduct for purposes of such proviso. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
Section 10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)        In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any Incremental Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof in the case of assignments of any Incremental Term Loans and ten Business Days after having received notice thereof in the case of assignments of the Revolving Credit Facility;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Incremental Term Loan Commitment or any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Incremental Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the consent of the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, except as provided below in clause (vii) or (B) to a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)    Borrower Purchases. Notwithstanding anything to the contrary contained in this Section 10.06 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may repurchase outstanding Incremental Term Loans on the following basis:

(A)    on or prior to the date that occurs one year prior to the applicable Facility’s Maturity Date, the Borrower may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the applicable Incremental Term Loans (such Incremental Term Loans, the “Offer Loans”) of Incremental Term Loan Lenders; provided that (1) the Borrower delivers to the Administrative Agent (for distribution to such Lenders) a notice of the aggregate principal amount of the Offer Loans that will be subject to such Auction no later than 12:00 p.m. at least five Business Days (or such shorter period as may be agreed to by the Administrative Agent) in advance of a proposed consummation date of such Auction indicating (a) the date on which the Auction will conclude, (b) the maximum principal amount of the Offer Loans the Borrower is willing to purchase in the Auction and (c) the range of discounts to par at which the Borrower would be willing to repurchase the Offer Loans; (2) the maximum dollar amount of the Auction shall be no less than an aggregate $10,000,000 or whole multiples of $1,000,000 in excess thereof; (3) the Borrower shall hold the Auction open for a minimum period of three Business Days; (4) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (5) the Auction shall be made to the Lenders holding the Offer Loans on a pro rata basis in accordance with the respective principal amount then due and owing to the applicable Incremental Term Loan Lenders; and (6) the Auction shall be conducted pursuant to such procedures as the Administrative Agent may establish which are consistent with this Section 10.06 and are reasonably acceptable to the Borrower, which procedures must be followed by a Lender in order to have its Offer Loans repurchased;
(B)    with respect to all repurchases made pursuant to this Section 10.06, (1) the Borrower shall pay to the applicable selling Lender all accrued and unpaid interest, if any, on the repurchased Offer Loans to the date of repurchase of such Offer Loans, (2) the Borrower shall represent to each selling Lender that it is not in possession of any material non-public information regarding the Borrower or its Subsidiaries or their respective securities, that could reasonably be expected to have a material effect upon, or otherwise be material to, such Lender’s decision to assign the Offer Loans to the Borrower, (3) such repurchases shall not be deemed to be optional prepayments pursuant to Section 2.05(a), (4) the amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on the Offer Loans, and (5) the purchase consideration for such Auction shall in no event be funded with the proceeds of Revolving Credit Loans; and
(C)    following a repurchase pursuant to this Section 10.06, the Offer Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold) for all purposes of this Agreement and all the other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Incremental Term Loans repurchased and cancelled pursuant to this Section 10.06, the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(viii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording in the Register thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Upon its receipt of a duly completed and executed Assignment and Assumption, the Administrative Agent shall record the information contained therein in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s entry), at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided, further, that any bank that is a Farm Credit Lender that (a) has purchased a participation from any Lender that is a Farm Credit Lender in the minimum amount of $5,000,000 on or after the Closing Date, (b) is, by written notice to the Borrower and the Administrative Agent (a “Voting Participant Notification”), designated by such Lender as being entitled to be accorded the rights of a voting participant hereunder (any such bank so designated, a “Voting Participant”) and (c) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant (such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 10.06(b)(iii)), shall be entitled to vote (and the voting rights of such Lender from whom it purchased such participation shall be correspondingly reduced), on a dollar for dollar basis, as if such Voting Participant were a Lender under the applicable Facility with a Commitment and/or Loans (as applicable) in an amount equal to the Dollar amount of the participation purchased, on any matter requiring or allowing such Lender from whom it purchased such participation, in its capacity as a Lender under such Facility, to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name of such Voting Participant, as well as all contact information required of an assignee as set forth in Exhibit E-2 hereto and (ii) state the dollar amount and the applicable Facility of the participation purchased. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrower (such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall be entitled to the benefits of Section 3.01 if the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender (provided that all forms required under Section 3.01(e) shall instead be delivered to the applicable Lender).
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender serving as L/C Issuer or Swing Line Lender assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, such Lender may, (i) upon 30 days’ notice to the Borrower and the other Lenders, resign as the L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as the Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the retiring entity as L/C Issuer or Swing Line Lender, as the case may be. If any entity serving as L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the entity serving as Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender and the acceptance of such appointment by such successor, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.
Section 10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or any Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to any Facility or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include MNPI concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of MNPI and (c) it will handle such MNPI in accordance with applicable Law, including United States Federal and state securities Laws.
Section 10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to all other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have under applicable Law or otherwise. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the unpaid principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude optional prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
Section 10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, then, to the fullest extent permitted by law, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender shall have not consented to any proposed amendment, modification, termination, waiver or consent requiring the consent of all Lenders or all affected Lenders as contemplated by Section 10.01 and the consent of the Required Lenders, Required Revolving Credit Lenders or Required Incremental Term Loan Lenders, as applicable, has been obtained, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, L/C Advances, funded participations in Swing Line Loans, if any, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal, L/C Advances, funded participations in Swing Line Loans, if any, and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of any such assignment resulting from a Lender becoming a non-consenting Lender, the applicable assignee shall have consented to the applicable amendment, modification, termination, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender and the L/C Issuer hereby agrees and acknowledges that, with regard to any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or the L/C Issuer’s interests hereunder in the circumstances contemplated by this Section 10.13, consent to such Assignment and Acceptance shall have been deemed to have been given if such Lender or the L/C Issuer has not responded within one Business Day of a request for such consent.
Section 10.14    Governing Law; Jurisdiction; Etc.
(a)     Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    Submission to Jurisdiction. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    Waiver of Venue. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16    California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
Section 10.17    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Syndication Agent and the Documentation Agents are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Syndication Agent and the Documentation Agents, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each of the Arrangers, the Syndication Agent and the Documentation Agents is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Arrangers, the Syndication Agent or the Documentation Agents has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and each of the Arrangers, the Syndication Agent and the Documentation Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any of the Arrangers, the Syndication Agent or the Documentation Agents has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and each of the Arrangers, the Syndication Agent and the Documentation Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.18    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.19    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the Act. The Borrower shall, and shall cause each Guarantor to, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
Section 10.20    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.
Section 10.21    Pari Passu Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (i) the Liens granted to the Administrative Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Pari Passu Intercreditor Agreement (if in effect), (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Pari Passu Intercreditor Agreement, on the other hand, the terms and provisions of the Pari Passu Intercreditor Agreement shall control and (iii) each Lender (A) authorizes the Administrative Agent to execute the Pari Passu Intercreditor Agreement on behalf of such Lender, and (B) agrees to be bound by the terms of the Pari Passu Intercreditor Agreement and agrees that any action taken by the Administrative Agent under the Pari Passu Intercreditor Agreement shall be binding upon such Lender.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

POST HOLDINGS, INC.
By:	/s/ Diedre J. Gray
Name: Diedre J. Gray
Title: SVP, General Counsel & Secretary

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer, Swing Line Lender and a Revolving Credit Lender
By:	/s/ Daniel R. Van Aken
Name: Daniel R. Van Aken
Title: Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Revolving Credit Lender
By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Revolving Credit Lender
By:	/s/ Brendan Korb
Name: Brendan Korb
Title: Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION as a Revolving Credit Lender
By:	/s/ Daniel J. Miller
Name: Daniel J. Miller
Title: Vice President

[Signature Page to Credit Agreement]

SUNTRUST BANK, as a Revolving Credit Lender
By:	/s/ J. Haynes Gentry III
Name: J. Haynes Gentry III
Title: Director

[Signature Page to Credit Agreement]

CoBank, ACB, as a Revolving Credit Lender
By:	/s/ Hal Nelson
Name: Hal Nelson
Title: Vice President

[Signature Page to Credit Agreement]

BANK OF THE WEST, as a Revolving Credit Lender
By:	/s/ Roger Lumley
Name: Roger Lumley
Title: Senior Vice President

[Signature Page to Credit Agreement]

BMO Harris Financing Inc., as a Revolving Credit Lender
By:	/s/ Joan Spiotto
Name: Joan Spiotto
Title: Vice President

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as a Revolving Credit Lender
By:	/s/ Christopher Day
Name: Christopher Day
Title: Authorized Signatory

By:	/s/ Samuel Miller
Name: Samuel Miller
Title: Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Revolving Credit Lender
By:	/s/ Kelly Chin
Name: Kelly Chin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Stifel Bank & Trust, as a Revolving Credit Lender
By:	/s/ John H. Phillips
Name: John H. Phillips
Title: Executive Vice President

[Signature Page to Credit Agreement]

NOMURA CORPORATE FUNDING AMERICAS, LLC, as a Revolving Credit Lender
By:	/s/ Carl A. Mayer III
Name: Carl A. Mayer III
Title: Managing Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Revolving Credit Lender
By:	/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

[Signature Page to Credit Agreement]

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A. “RABOBANK NEDERLAND” NEW YORK BRANCH, as a Revolving Credit Lender
By:	/s/ Peter Duncan
Name: Peter Duncan
Title: Managing Director

By:	/s/ Peter Glawe
Name: Peter Glawe
Title: Executive Director

[Signature Page to Credit Agreement]

SCHEDULES
TO
CREDIT AGREEMENT
DATED AS OF JANUARY 29, 2014
AMONG
POST HOLDINGS, INC.,
AS BORROWER
VARIOUS LENDERS,
BARCLAYS BANK PLC,
CREDIT SUISSE SECURITIES (USA) LLC,
GOLDMAN SACHS BANK USA

AND WELLS FARGO SECURITIES, LLC,
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS,
BARCLAYS BANK PLC,
AS SYNDICATION AGENT,
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
AND GOLDMAN SACHS BANK USA,
AS DOCUMENTATION AGENTS
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT
________________________________________________________
Senior Secured Credit Facilities
________________________________________________________

SCHEDULE 2.01
Commitments and Applicable Percentages

Lender Name	Revolving Credit Commitment	Revolving Credit Applicable Percentage
Barclays Bank PLC	$32,500,000.00	10.83%
Wells Fargo Bank, National Association	$32,500,000.00	10.83%
JPMorgan Chase Bank, N.A.	$25,000,000.00	8.33%
PNC Bank, National Association	$15,000,000.00	5.00%
SunTrust Bank	$25,000,000.00	8.33%
[Rabobank]	$25,000,000.00	8.33%
CoBank, ACB	$15,000,000.00	5.00%
Bank of the West	$15,000,000.00	5.00%
BMO Harris Financing Inc.	$25,000,000.00	8.33%
Credit Suisse AG, Cayman Islands Branch	$32,500,000.00	10.83%
Morgan Stanley Bank, N.A.	$10,000,000.00	3.33%
Stifel Bank & Trust	$5,000,000.00	1.67%
Nomura Corporate Funding Americas, LLC	$10,000,000.00	3.33%
Goldman Sachs Bank USA	$32,500,000.00	10.83%
TOTAL	$300,000,000.00	100%

SCHEDULE 4.01(a)(ii)
Closing Date Collateral Documents
1.Guarantee and Collateral Agreement dated January 29, 2014, among the Borrower, the Grantors party thereto and the Administrative Agent.
2.Intellectual Property Security Agreement dated January 29, 2014, among Attune Foods, LLC, Dakota Growers Pasta Company, Inc., DNA Dreamfields Company, LLC, Post Foods, LLC, Premier Nutrition Corporation, Premier Protein, Inc. and the Administrative Agent.
3.The following Deposit Account Control Agreements:

i.	Deposit Account Control Agreement dated January 29, 2014, entered into by and among Post Foods, LLC, the Administrative Agent and Wells Fargo Bank, National Association.

ii.	Deposit Account Control Agreement dated January 29, 2014, entered into by and among Post Holdings, Inc., the Administrative Agent and Wells Fargo Bank, National Association.

iii.	Deposit Account Control Agreement dated January 29, 2014, entered into by and among Post Holdings, Inc., the Administrative Agent and JPMorgan Chase.

iv.	Deposit Account Control Agreement dated January 29, 2014, entered into by and among Post Foods, LLC, the Administrative Agent and JPMorgan Chase.

v.	Deposit Account Control Agreement (Canadian dollar depositary account) dated January 29, 2014, entered into by and among Post Foods, LLC, the Administrative Agent and JPMorgan Chase.

vi.	Deposit Account Control Agreement dated January 29, 2014, entered into by and among Post Foods, LLC d/b/a Attune Foods, LLC, the Administrative Agent and JPMorgan Chase.

vii.	Deposit Account Control Agreement dated January 29, 2014, entered into by and among Attune Foods, LLC, the Administrative Agent and JPMorgan Chase.

viii.
Deposit Account Control Agreement dated January 29, 2014, entered into by and among Premier Nutrition Corporation, the Administrative Agent for the Secured Parties for the Secured Parties and JPMorgan Chase.

ix.	Deposit Account Control Agreement dated January 29, 2014, entered into by and among Premier Nutrition Corporation d/b/a Joint Juice, Inc., the Administrative Agent and JPMorgan Chase.

x.	Deposit Account Control Agreement dated January 29, 2014, entered into by and among Premier Protein, Inc., the Administrative Agent and JPMorgan Chase.

SCHEDULE 4.01(a)(iv)
Certain Legal Opinions

1.	California

2.	Minnesota

3.	New York

4.	North Dakota

5.	Ohio

SCHEDULE 5.08(b)
Liens

Loan Party	Secured Party	Filing Date/File #	Office Searched	Property Covered
Agricore United Holdings Inc.	Pacific Rim Capital, Inc.	11/29/2011 File #20114539022	Delaware SOS	Leased equipment.

Agricore United Holdings Inc.	Banc of America Leasing & Capital, LLC, assignee of Pacific Rim Capital, Inc.	11/29/2011 File #20114539378	Delaware SOS	Leased equipment.

Attune Foods, LLC [Hearthside Food Solutions, LLC]	General Electric Capital Corporation	12/27/2010 File#20104590182	Delaware SOS	Leased equipment.

Attune Foods, LLC [Hearthside Food Solutions, LLC][2]	NMHG Financial Services, Inc.	4/25/2012 File#20121602251	Delaware SOS	Leased equipment.

Attune Foods, LLC [Hearthside Food Solutions, LLC][2]	Wells Fargo Bank, N. A.	7/10/2012 File#20122647438	Delaware SOS	Certain equipment.

Dakota Growers Pasta Company, Inc.	De Lage Landen Financial Services, Inc., assignee of CSI Leasing, Inc.	12/5/08 File #08-000500218-8	North Dakota SOS	Leased equipment.

Dakota Growers Pasta Company, Inc.	Farm Credit Leasing Services Corporation	7/31/09 File #09-000545156-9	North Dakota SOS	Leased equipment.

Dakota Growers Pasta Company, Inc.	Farm Credit Leasing Services Corporation	1020/09 File #09-000559448-1	North Dakota SOS	Leased equipment.

_______________
2 These were filed against certain assets of Hearthside Food Solutions, LLC that were acquired by Attune Foods, LLC pursuant to that certain Asset Purchase Agreement dated December 31, 2012 by and between Post Foods, LLC and Attune Foods, Inc., and subsequent Asset Transfer Agreement dated October 1, 2013 by and between Post Foods, LLC and Attune Foods, LLC.

Loan Party	Secured Party	Filing Date/File #	Office Searched	Property Covered
Dakota Growers Pasta Company, Inc.	Farm Credit Leasing Services Corporation	12/30/09 File #09-000571655-8	North Dakota SOS	Leased equipment.

Dakota Growers Pasta Company, Inc.	Orbian Financial Services III, LLC	3/11/2010 File #10-000586320-8	North Dakota SOS
All of debtor’s interest in all accounts, general intangibles or other receivables which are owning to debtor by General Mills, Inc. and have been purchased by the secured party from debtor, and all proceeds of the foregoing.

Dakota Growers Pasta Company, Inc.	Farm Credit Leasing Services Corporation	4/13/2010 File #10-000594058-6	North Dakota SOS	Leased equipment.

Dakota Growers Pasta Company, Inc.	De Lage Landen Financial Services, Inc., assignee of CBI Leasing, Inc.	10/6/2010 File #10-000626987-9	North Dakota SOS	Leased equipment.

Dakota Growers Pasta Company, Inc.	Forklifts of Minnesota, Inc.	4/7/2010 File #10-000592459-7	North Dakota SOS	Certain equipment.

Dakota Growers Pasta Company, Inc.	Forklifts of Minnesota, Inc.	12/13/2012 File #12-000790726-5	North Dakota SOS	Certain equipment.

Dakota Growers Pasta Company, Inc.	Wells Fargo Bank, N.A.	2/27/2013 File #13-000808910-0	North Dakota SOS	Leased equipment.

Post Foods, LLC	U.S. Bancorp Equipment Finance, Inc.	08-17-11 File#2011 3203752	Delaware SOS	Leased equipment.

Loan Party	Secured Party	Filing Date/File #	Office Searched	Property Covered
Post Foods, LLC	Wells Fargo Bank, N. A.	01-12-12 File#2012 0143281	Delaware SOS	Certain equipment.

Post Foods, LLC	Wells Fargo Bank, N. A.	05-11-12 File#2012 1825316	Delaware SOS	Certain equipment.

Post Foods, LLC	U.S. Bank Equipment Finance	05-21-12 File#2012 1954884	Delaware SOS	Leased equipment.

Post Foods, LLC	U.S. Bank Equipment Finance	06-11-12 File#2012 2248807	Delaware SOS	Leased equipment.

Post Foods, LLC	U.S. Bank Equipment Finance	07-11-12 File#2012 2676239	Delaware SOS	Leased equipment.
`
Post Foods, LLC	U.S. Bank Equipment Finance	10-26-12 File#2012 4153948	Delaware SOS	Certain equipment.

Following the Golden Boy Acquisition, Golden Boy Foods Limited will remain obligated on a letter of credit issued by Bank of Montreal to Avalon Risk Management Insurance Agency, LLC f/b/o the sureties it represents, as beneficiary, in an aggregate face amount not to exceed $800,000, which amount will be secured by cash collateral in an amount not to exceed $880,000, and Golden Boy Foods Limited will also remain obligated on a customs bond in an amount not to exceed $70,000.

Liens limited to leased equipment and proceeds thereof pursuant to equipment leases in the ordinary course of business for which no UCC financing statement has been filed.

SCHEDULE 5.08(c)
Owned Real Property

Owner	Street Address	County / Jurisdiction
Dakota Growers Pasta Company, Inc.	One Pasta Avenue Carrington, ND	Foster

Post Foods Canada Inc.	5651 Lewis Avenue Niagara Falls, Ontario	Canada

Post Foods, LLC	273 and 339 Cliff Street and 490 East Michigan Avenue Battle Creek, MI	Calhoun

	2503 and 2511 S. Hanley Road Brentwood, MO	Saint Louis

	5800 C. West Post Drive Jonesboro, AR	Craighead

	901 East Whitmore Avenue Modesto, CA	San Bernardino

Primo Piatto, Inc.	7300 36th Avenue North New Hope, MN	Hennepin

SCHEDULE 5.08(d)(i)
Leased Real Property (Lessee)

Lessee	Street Address	County / Jurisdiction	Lessor	Expiration
Attune Foods, LLC	4002 N. 65th Place Scottsdale, AZ	Maricopa	MSP Hayden, LLC	3/31/2017

	2545 Prairie Road Eugene, OR	Lane	GTO Property, LLC	11/7/2025

	2689 Prairie Road Eugene, OR	Lane	East-West Tea Company, LLC (sublessor)	8/31/2014

	29548 Airport Road Eugene, OR	Lane	Airport Industrial Properties, LLC	6/30/2017

Dakota Growers Pasta Company, Inc.	1600 Utica Avenue S., Suite 350 Saint Louis Park, MN	Hennepin	Duke Realty Limited Partnership	4/30/2016

Post Foods, LLC	1699 - 1701 S. Hanley Road St. Louis, MO 63144	Saint Louis	1699-1701 South Hanley Road, LLC	12/31/2018

	Morris Corporate Center 2 1 Upper Pond Road Parsippany, NJ 07054	Franklin	OTR-MCC LLC	2/28/2016

	3100 Market Street, Suite 201 Rogers, AR 72758	Benton	Pinnacle Center 4, LLC	12/31/2020

	7700 Irvine Center Drive, Suite 600 Irvine, CA 92618	Orange	PPC Irvine Center Investment, LLC	4/30/2015

Post Foods Canada, Inc.	4950 Yonge Street, Suite 1102 Toronto, Ontario	Canada	Redbourne Madison Property Inc. and Redbourne Madison Property LP Inc.	9/30/2015

Premier Nutrition Corporation	5905 Christie Avenue Emeryville, CA	Alameda	East Bay Park Company	5/30/2018

SCHEDULE 5.08(d)(ii)
Leased Real Property (Lessor)
None.

SCHEDULE 5.08(e)
Existing Investments

Loan Party / Subsidiary	Investment(s)
Post Holdings, Inc.
Agricore United Holdings Inc. (100%)
Attune Foods, LLC (100%)
Dymatize Holdings, LLC f/k/a Post Acquisition Sub III, LLC (100%)
Golden Acquisition Sub, LLC (100%)
PHI Acquisition LP ULC (100%)
Post Foods, LLC (100%)
Premier Nutrition Corporation (100%)

Agricore United Holdings Inc.	Dakota Growers Pasta Company, Inc. (100%)

Dakota Growers Pasta Company, Inc.	Primo Piatto, Inc. (100%) DNA Dreamfields Company, LLC (100%)

Golden Acquisition Sub, LLC	PHI Acquisition GP ULC (100%)

PHI Acquisition GP ULC	PHI Acquisition Limited Partnership (0.1%)

PHI Acquisition LP ULC	PHI Acquisition Limited Partnership (99.9%) Post Foods Canada Inc. (100%) [3]

PHI Acquisition Limited Partnership	0987268 B.C. Ltd. (100%)

Premier Nutrition Corporation	Premier Protein, Inc. (100%)

_________________________
3 Either before the date hereof or within seven business days hereafter, Post Holdings, Inc. shall sell all of the issued and outstanding shares of Post Foods Canada Inc. to PHI Acquisition LP ULC in consideration of the issuance to Post Holdings, Inc. of common shares in the capital of PHI Acquisition LP ULC.

SCHEDULE 5.13
Subsidiaries; Other Equity Investments

(a)	0987268 B.C. Ltd. Agricore United Holdings Inc.
Attune Foods, LLC
Dakota Growers Pasta Company, Inc.
DNA Dreamfields Company, LLC Dymatize Holdings, LLC f/k/a Post Acquisition Sub III, LLC Golden Acquisition Sub, LLC PHI Acquisition GP ULC PHI Acquisition Limited Partnership PHI Acquisition LP ULC
Post Foods, LLC
Post Foods Canada Inc.
Premier Nutrition Corporation
Premier Protein, Inc.
Primo Piatto, Inc.

(b)	None.

SCHEDULE 6.16
Post-Closing Obligations

1.
On or prior to fifteen (15) days following the Closing Date, or such longer period as agreed to by the Administrative Agent in its sole discretion, the Borrower shall execute and deliver to the Administrative Agent a Pledge of Equity Interests in a form reasonably satisfactory to the Administrative Agent and deliver stock certificates and related stock powers to the Administrative Agent representing 65% of its interest in PHI Acquisition LP ULC.

2.
On or prior to fifteen (15) days following the Closing Date, or such longer period as agreed to by the Administrative Agent in its sole discretion, the Borrower shall provide to the Administrative Agent a favorable legal opinion of Canadian counsel to the Borrower (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Pledge of Equity Interests referred to in clause (1) above and which shall be dated as of the date thereof) in form, content and scope reasonably satisfactory to the Administrative Agent.

3.
On or prior to fifteen (15) days following the Closing Date, or such longer period as agreed to by the Administrative Agent in its sole discretion, Golden Acquisition Sub, LLC shall execute and deliver to the Administrative Agent an Acknowledgment and Agreement substantially in the form of Exhibit A to the Collateral Agreement.

4.
On or prior to fifteen (15) days following the Closing Date, or such longer period as agreed to by the Administrative Agent in its sole discretion, PHI Acquisition LP ULC shall execute and deliver to the Administrative Agent an Acknowledgment and Agreement substantially in the form of Exhibit A to the Collateral Agreement.

5.
Unless otherwise waived by the Administrative Agent, on or prior to sixty (60) days following the Closing Date, or such longer period as agreed to by the Administrative Agent in its sole discretion, the Borrower shall execute and deliver to the Administrative Agent a deposit account control agreement substantially in the form of Exhibit D to the Collateral Agreement or such other form as may be provided by such financial institution reasonably satisfactory to the Administrative Agent in respect of the deposit account (Account number: 4645248503) held by the Borrower at PNC Bank.

6.
Unless otherwise waived by the Administrative Agent, on or prior to sixty (60) days following the Closing Date, or such longer period as agreed to by the Administrative Agent in its sole discretion, the Borrower shall execute and deliver to the Administrative Agent a deposit account control agreement substantially in the form of Exhibit D to the Collateral Agreement or such other form as may be provided by such financial institution reasonably satisfactory to the Administrative Agent in respect of the deposit account (Account number: 030-358689) held by the Borrower at Bank of the West.

7.
Unless otherwise waived by the Administrative Agent, on or prior to sixty (60) days following the Closing Date, or such longer period as agreed to by the Administrative Agent in its sole discretion, the Borrower shall execute and deliver to the Administrative Agent a deposit account control agreement substantially in the form of Exhibit D to the Collateral Agreement or such other form as may be provided by such financial institution reasonably satisfactory to the Administrative Agent in respect of the deposit account (Account number: 20838922) held by the Borrower at Union Bank.

8.
Unless otherwise waived by the Administrative Agent, on or prior to sixty (60) days following the Closing Date, or such longer period as agreed to by the Administrative Agent in its sole discretion, the Borrower shall execute and deliver to the Administrative Agent a deposit account control agreement substantially in the form of Exhibit D to the Collateral Agreement or such other form as may be provided by such financial institution reasonably satisfactory to the Administrative Agent in respect of the deposit account (Account number: 50707612) held by the Borrower at Barclays Bank.

9.
Unless otherwise waived by the Administrative Agent, on or prior to sixty (60) days following the Closing Date, or such longer period as agreed to by the Administrative Agent in its sole discretion, the Borrower shall execute and deliver to the Administrative Agent a deposit account control agreement substantially in the form of Exhibit D to the Collateral Agreement or such other form as may be provided by such financial institution reasonably satisfactory to the Administrative Agent in respect of the deposit account (Account number: 333023666) held by the Borrower at SunTrust Bank.

SCHEDULE 7.03
Existing Indebtedness

1.	Debt secured by liens listed on Schedule 5.08(b).
2.    Following the Golden Boy Acquisition, Golden Boy Foods Limited will remain obligated on a letter of credit issued by Bank of Montreal to Avalon Risk Management Insurance Agency, LLC f/b/o the sureties it represents, as beneficiary, in an aggregate face amount not to exceed $800,000, which amount will be secured by cash collateral in an amount not to exceed $880,000, and Golden Boy Foods Limited will also remain obligated on a customs bond in an amount not to exceed $70,000.

SCHEDULE 7.08
Transactions with Affiliates
None.

SCHEDULE 10.02
Administrative Agent’s Office; Certain Addresses for Notices
If to the Borrower:

Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, MO 63144
Attn: Chief Financial Officer
Facsimile No.: 314.646.3365
Email: robert.vitale@postfoods.com

with a copy to:	Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, MO 63144
Attn: General Counsel
Facsimile No.: 314.646.3367
Email: diedre.gray@postfoods.com

with a copy to:	Lewis, Rice & Fingersh, L.C.
600 Washington Avenue, Suite 2500
St. Louis, MO 63101
Attn: Tom W. Zook
Facsimile No.: 314.612.7671
Email: tzook@lewisrice.com

Borrower U.S. taxpayer identification number: 45-3355106

Borrower website: http://postholdings.com/investor-relations/

If to the Administrative Agent, the L/C Issuer or the Swing Line Lender:

Wells Fargo Bank, National Association
MAC: D1114-029
1525 West W.T. Harris Boulevard
Charlotte, NC 28262
Attn: Agency Services
Facsimile No.: 704.715.0017
Email: agencyservices.requests@wellsfargo.com

with a copy to:	Wells Fargo Corporate Banking
MAC N8405-222
10 S. Wacker Drive 22nd Floor
Chicago, IL 60606
Attn: Daniel R. Van Aken
Facsimile No.: 312.553.4783
Email: vanakend@wellsfargo.com

EXHIBIT A-1 TO
CREDIT AGREEMENT
FORM OF COMMITTED LOAN NOTICE
Reference is made to the Credit Agreement, dated as of January 29, 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among POST HOLDINGS, INC., as the Borrower, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
The undersigned hereby requests:
A Borrowing of Revolving Credit Loans on [insert Business Day]

☐	Base Rate Loans:	$[___,___,___]
☐	Eurodollar Rate Loans, with an initial Interest Period of ________ month(s):	$[___,___,___]

The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Credit Agreement.
The account of the Borrower to which the proceeds of the Loans are to be made available by Administrative Agent to the Borrower are as follows:
Bank Name:    _______________________
Bank Address:    _______________________
ABA Number:    _______________________
Account Number:    _______________________
Attention:    _______________________
Reference:    _______________________

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.

Date: [_____]	POST HOLDINGS, INC.
By: ___________________________________
Name:
Title:

EXHIBIT A-2 TO
CREDIT AGREEMENT
FORM OF CONVERSION/CONTINUATION NOTICE
Reference is made to the Credit Agreement, dated as of January 29, 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among POST HOLDINGS, INC., as the Borrower, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
Pursuant to Section 2.02(a) of the Credit Agreement, the Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:
1.  Revolving Credit Loans:

$[___,___,___]	Eurodollar Rate Loans to be continued with Interest Period of [____] month(s)

$[___,___,___]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [____] month(s)

$[___,___,___]	Eurodollar Rate Loans to be converted to Base Rate Loans

2.  Incremental Term Loans:

$[___,___,___]	Eurodollar Rate Loans to be continued with Interest Period of [____] month(s)

$[___,___,___]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of ____ month(s)

$[___,___,___]	Eurodollar Rate Loans to be converted to Base Rate Loans

Date: [_____]	POST HOLDINGS, INC.
By: ___________________________________
Name:
Title:

EXHIBIT A-3 TO
CREDIT AGREEMENT

FORM OF PREPAYMENT NOTICE

[Date]
To:    Wells Fargo Bank, National Association, as Administrative Agent
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of January 29. 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among POST HOLDINGS, INC., as the Borrower, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
The Borrower hereby gives you notice pursuant to Section 2.05(a)(i) of the Credit Agreement that it shall be making an optional prepayment under the Credit Agreement:

(A)	Prepayment date	________________________________
(B)	Type of Borrowing being repaid	[Revolving Credit Loan] [Incremental Term Loan]
(C)	Type of rate on Loan that is being prepaid	[Eurodollar Rate Loans] [1] [Base Rate Loans] [2]
(D)	Amount being prepaid [3]	________________________________
(E)	Interest Periods [4]	________________________________

____________________
1    Notice must be delivered not later than 12:00 P.M. three Business Days before the date of prepayment.
2    Notice must be delivered not later than 12:00 P.M. one Business Day before the date of prepayment.

[3]
Eurodollar Rate Loans shall be repaid in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.

4    Interest Periods are only required if Eurodollar Rate Loans are being prepaid.

(F)
Any voluntary prepayment set forth in this notice shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05 of the Credit Agreement. Subject to Section 2.16 thereof, each such prepayment of the outstanding Incremental Term Loans pursuant to Section 2.05(a)(i) thereof shall be applied as directed by the Borrower to the installments thereof. All payments made pursuant to Section 2.05(a) of the Credit Agreement shall be applied on a pro rata basis to each Lender holding Loans of the applicable Facility being prepaid.

EXHIBIT A-4 TO
CREDIT AGREEMENT
FORM OF PREPAYMENT NOTICE FOR SWING LINE LOANS

[Date]
To:    [Swing Line Lender]
C.C.: Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of January 29, 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among POST HOLDINGS, INC., as the Borrower, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
The Borrower hereby gives you notice pursuant to Section 2.05(a)(ii) of the Credit Agreement that it shall be making a prepayment under the Credit Agreement:

Swing Line Loan:

(A)	Prepayment date [1]	________________________________
(B)	Amount being prepaid [2]	________________________________

____________________

[1]	Notice must be delivered not later than 12:00 P.M. on the date of prepayment.

[2]	Any prepayment of a Swing Line Loan shall be in a minimum principal amount of $500,000 and in integral multiples of $100,000.

EXHIBIT B TO
CREDIT AGREEMENT
FORM OF SWING LINE LOAN NOTICE
Reference is made to the Credit Agreement, dated as of January 29, 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among POST HOLDINGS, INC., as Borrower, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
Pursuant to Section 2.04 of the Credit Agreement, the Borrower:
hereby requests a Swing Line Loan:
1.    On                          (a Business Day).
2.    In the amount of $                .
The Swing Line Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.04(a) of the Credit Agreement.
The account of the Borrower to which the proceeds of the Swing Line Loans to be made available by the Swing Line Lender to the Borrower are as follows:
Bank Name:    _______________________
Bank Address:    _______________________
ABA Number:    _______________________
Account Number:    _______________________
Attention:    _______________________
Reference:    _______________________

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.

Date: [____]	POST HOLDINGS, INC.
By: ___________________________________
Name:
Title:

EXHIBIT C-1 TO
CREDIT AGREEMENT
FORM OF REVOLVING CREDIT NOTE

$[1] [___,___,___]
[2] [mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, POST HOLDINGS, INC., a Missouri corporation (the “Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before [mm/dd/yy], the lesser of (a) [DOLLARS] ($[___,___,___]) and (b) the unpaid principal amount of all advances made by Payee to the Borrower as Revolving Credit Loans under the Credit Agreement referred to below.
The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of January 29, 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among POST HOLDINGS, INC., the Lenders party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
This Note is one of the “Notes” referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.
All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, the Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.
This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

____________________
[1] Lender’s Revolving Credit Commitment.
[2] Closing Date.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.
The Borrower promises to pay all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by Law, the right to plead any statute of limitations as a defense to any demand hereunder.
[Remainder of page intentionally left blank]

TRANSACTIONS ON
REVOLVING CREDIT NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.
POST HOLDINGS, INC.
By: ______________________________
Name:
Title:

EXHIBIT C-2 TO
CREDIT AGREEMENT
FORM OF INCREMENTAL TERM LOAN NOTE
FOR VALUE RECEIVED, POST HOLDINGS, INC., a Missouri corporation (the “Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [DOLLARS] ($[___,___,___]) in the installments referred to below.
The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of January 29, 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, the Lenders party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
The Borrower shall make scheduled principal payments on this Note as set forth in Section 2.07 of the Credit Agreement.
This Note is one of the “Notes” referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Incremental Term Loan evidenced hereby was made and is to be repaid.
All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, the Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.
This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.
The Borrower promises to pay all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by Law, the right to plead any statute of limitations as a defense to any demand hereunder.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.
POST HOLDINGS, INC.
By: ______________________________
Name:
Title:

EXHIBIT D TO
CREDIT AGREEMENT
FORM OF COMPLIANCE CERTIFICATE
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
1.    I am the [Chief Executive Officer, Chief Financial Officer, Treasurer, Controller] of POST HOLDINGS, INC. (the “Borrower”). The certifications herein are made in the name (and on behalf) of the Borrower and not in my individual capacity.
2.    I have reviewed the terms of that certain Credit Agreement, dated as of January 29, 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among POST HOLDINGS, INC., each Lender from time to time party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.
3.    The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event.
The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered as of [____] pursuant to Section 6.02(a) of the Credit Agreement.
POST HOLDINGS, INC.
By: ______________________________
Name:
Title: [Chief Executive Officer, Chief Financial Officer, Treasurer, Controller]

ANNEX A TO
COMPLIANCE CERTIFICATE
FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1. Consolidated EBITDA: (i)+(ii) -(iii) =		$[___,___,___]
Means, at any date of determination, an amount equal to
(i)	Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period: plus,	$[___,___,___]
(ii)	the following, without duplication, to the extent deducted in calculating such Consolidated Net Income
	(a) Consolidated Interest Charges, plus,	$[___,___,___]

(b)   the provision for Federal, state, local and foreign income and franchise taxes payable (calculated net of Federal, state, local and foreign income tax credits) and other taxes, interest and penalties included under GAAP in income tax expense (provided that such amounts in respect of any Subsidiary shall be included in this clause (b) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organization Documents and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders), plus,
$[___,___,___]
	(c) depreciation and amortization expenses (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), plus,	$[___,___,___]

(d)   other non-recurring expenses, write-offs, write-downs or impairment charges which do not represent a cash item in such period (or in any future period) (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts receivable or inventory), plus,
$[___,___,___]

(e) non-cash charges or expenses related to stock-based compensation and other non-cash charges or non-cash losses (including extraordinary, unusual or non-recurring non-cash losses) incurred or recognized, plus,
$[___,___,___]
(f) cash or non-cash charges constituting fees and expenses incurred in connection with the Transaction in an amount not to exceed $5,000,000 in the aggregate pursuant to this clause (f), plus,	$[___,___,___]

(g)  unrealized losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 or any similar accounting standard, plus,
$[___,___,___]

(h) one-time deal advisory, financing, legal, accounting, and consulting cash expenses incurred by the Borrower and its Subsidiaries in connection with Permitted Acquisitions not constituting the consideration for the Permitted Acquisition (as set forth in reasonable detail on Annex I), plus,
$[___,___,___]

(i) non-cash losses and expenses resulting from fair value accounting (as permitted by Accounting Standard Codification Topic No. 825-10-25 - Fair Value Option or any similar accounting standard), plus,
$[___,___,___]

(j)  restructuring charges or reserves, including in connection with (x) any Permitted Acquisition or any Specified Transaction and (y) the consolidation or closing of facilities during such Measurement Period; provided that the aggregate amount of restructuring charges or reserves added-back in connection with Permitted Acquisitions or the consolidation or closing of facilities pursuant to this clause (j) in any Measurement Period, when added to the aggregate amount of extraordinary, unusual or non-recurring cash charges and losses added-back pursuant to clause (l) below in such Measurement Period and the aggregate amount of cost savings added-back pursuant to clause (C) in the paragraph below in such Measurement Period, shall not exceed 15% of Consolidated EBITDA for such Measurement Period prior to giving effect to this clause (j), clause (l) below or clause (C) in the paragraph below, plus,
$[___,___,___]

	(k) restructuring charges or reserves with respect to (i) the previously announced closure of the Modesto, California facility and (ii) the Spin-Off, plus,	$[___,___,___]

(l)  extraordinary, unusual or non-recurring cash charges and losses incurred or recognized; provided that the aggregate amount of extraordinary, unusual or non-recurring cash charges and losses added-back pursuant to this clause (l) in any Measurement Period, when added to the aggregate amount of restructuring charges or reserves added-back in connection with Permitted Acquisitions or the consolidation or closing of facilities pursuant to clause (j) above in such Measurement Period and the aggregate amount of cost savings added-back pursuant to clause (C) in the paragraph below in such Measurement Period, shall not exceed 15% of Consolidated EBITDA for such Measurement Period prior to giving effect to this clause (l), clause (j) above or clause (C) in the paragraph below, plus,
$[___,___,___]
	(m) any increase in cost of goods sold resulting from the write up of inventory attributable to purchase accounting treatment with respect to any acquisition,	$[___,___,___]
minus,
(iii)	Without duplication:

(a)    any amount included in Consolidated EBITDA for such Measurement Period in respect of cancellation of debt income arising as a result of the repurchase of Incremental Term Loans by the Borrower pursuant to Section 10.06(b)(vii), and minus, without duplication,
$[___,___,___]

(b) non-cash gains included in Consolidated Net Income for such Measurement Period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or a reserve for a potential cash gain in any prior period).
$[___,___,___]

If there has occurred a Permitted Acquisition or other Investment permitted by this Agreement during the applicable Measurement Period, or for purposes of calculating pro forma Consolidated Leverage Ratio, Senior Secured Leverage Ratio or Consolidated Interest Coverage Ratio after the applicable Measurement Period but prior to or on the Ratio Calculation Date in accordance with Section 1.09(b) of the Credit Agreement, Consolidated EBITDA shall be calculated on a Pro Forma Basis. Calculating Consolidated EBITDA on a Pro Forma Basis shall mean giving effect to any such Permitted Acquisition or other Investment, and any Indebtedness incurred or assumed in connection therewith, as follows:
(A)      any Indebtedness incurred or assumed in connection with such Permitted Acquisition or other permitted Investment was incurred or assumed on the first day of the applicable Measurement Period and remained outstanding, plus,
(B)     the rate on such Indebtedness shall be calculated as if the rate in effect on the date of such Permitted Acquisition or other permitted Investment had been the applicable rate for the entire period (taking into account any interest rate Swap Contracts applicable to such Indebtedness), plus,
(C)     all income, depreciation, amortization, taxes, and expense associated with the assets or entity acquired in connection with such Permitted Acquisition or other permitted Investment for the applicable period shall be calculated on a pro forma basis after giving effect to cost savings, operating expense reductions, other operating improvements and acquisition synergies that are reasonably identifiable and projected by the Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken by the Borrower or any Subsidiary in connection with such Permitted Acquisition or other permitted Investment and net of (x) the amount of actual benefits realized during such period from such actions that are otherwise included in the calculation of Consolidated EBITDA in each case from and after the first day of such Measurement Period and (y) the amount of all income, depreciation, amortization, taxes and expenses associated with any assets or entity acquired in connection with such Permitted Acquisition or other permitted Investment that the Borrower reasonably anticipates will be divested pursuant to Section 7.05(k) of the Credit Agreement or otherwise;

provided that:
(i)      the aggregate amount of cost savings added-back in connection with Permitted Acquisitions or other permitted Investments (other than the Specified Transactions) pursuant to this clause (C) in any four consecutive fiscal quarter period, when added to the aggregate amount of restructuring charges or reserves added-back in connection with Permitted Acquisitions or other permitted Investments (other than the Specified Transactions) or the consolidation or closing of facilities pursuant to clause (j) in the preceding paragraph in such four consecutive fiscal quarter period and the aggregate amount of extraordinary, unusual or non-recurring cash charges and losses added-back pursuant to clause (l) in the preceding paragraph in such Measurement Period shall not exceed 15% of Consolidated EBITDA for such period prior to giving effect to this clause (C) or clause (j) or (l) of the definition of Consolidated EBITDA above; and
(ii)     at the time any such calculation pursuant to this clause (C) is made, the Borrower shall deliver to the Administrative Agent a certificate signed by a Responsible Officer (which may be the Compliance Certificate) setting forth reasonably detailed calculations in respect of the matters referred to in this clause (C), as well as the relevant factual support in respect thereof.

2. Consolidated Current Assets:	$[___,___,___]
3. Consolidated Current Liabilities:	$[___,___,___]
4. Consolidated Excess Cash Flow: (i) - (ii) =	$[___,___,___]
Means, for any period, an amount (if positive) equal to:
(i) the sum, without duplication, of the amounts for such period of:
(a) Consolidated Net Income, plus,	$[___,___,___]

(b)  to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), plus,
$[___,___,___]
	(c) the Consolidated Working Capital Adjustment:	$[___,___,___]
	Total (i) [(a) + (b) + (c)]:	$[___,___,___]
(ii)	Minus the sum, without duplication, of:
(a) the amounts for such period paid in cash by the Borrower and its Subsidiaries from operating cash flow (and not already reducing Consolidated Net Income) of:

(1) scheduled repayments (but not optional or mandatory prepayments) of Indebtedness for borrowed money of the Borrower and its Subsidiaries (excluding scheduled repayments of Revolving Credit Loans or Swing Line Loans (or other loans which by their terms may be re-borrowed if prepaid) except to the extent the Revolving Credit Commitments (or commitments in respect of such other revolving loans) are permanently reduced in connection with such repayments) and scheduled repayments of obligations of the Borrower and its Subsidiaries under Capital Leases (excluding any interest expense portion thereof), plus,
$[___,___,___]

	(2) Capital Expenditures permitted to be made hereunder by the Borrower and its Subsidiaries pursuant to Section 7.16(1), plus,	$[___,___,___]

	(3) payments of the type described in clause (f) of the definition of Consolidated EBITDA, plus,	$[___,___,___]

(4) repurchases of Incremental Term Loans by the Borrower pursuant to Section 10.06(b)(vii), plus,	$[___,___,___]
(5) consideration in respect of Permitted Acquisitions:	$[___,___,___]
Total (a) [(1) + (2) + (3) + (4) + (5)]:	$[___,___,___]
plus,

(b)  other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in any prior period):
$[___,___,___]
Total (ii) [(a) + (b)]:	$[___,___,___]
6. Consolidated Interest Charges: (i)
means, for any Measurement Period:

(i)
consolidated interest expense (net of interest income) for such period whether paid or accrued and whether or not capitalized (including, without limitation and without duplication, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Leases, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Transaction, dividend payments made in cash on any Disqualified Equity Interests and the Existing Post Preferred Stock and net payments, if any, pursuant to interest rate Swap Contracts, but excluding amortization of debt issuance costs), in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.
$[___,___,___]
8. Consolidated Net Income: (i) but excluding (ii) =
means, at any date of determination:

(i)
the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period taken as a single accounting period determined in conformity with GAAP; provided that Consolidated Net Income shall exclude, without duplication:
$[___,___,___]

(ii)	(a) extraordinary gains and extraordinary non-cash losses for such Measurement Period,	$[___,___,___]

(b) the net income of any Subsidiary (other than a Receivables Subsidiary) during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income,
$[___,___,___]

(c)     any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary or is a Receivables Subsidiary, except that (x) the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso) and (y) any such loss for such Measurement Period shall be included to the extent funded with cash contributed by the Borrower or a Subsidiary, and:
$[___,___,___]

	(d) any cancellation of debt income arising from a repurchase of Incremental Term Loans by the Borrower pursuant to Section 10.06(b)(vii)	$[___,___,___]

	Total (ii) [(a) + (b) + (c) + (d)]:	$[___,___,___]

9. Consolidated Funded Indebtedness: (i)	$[___,___,___]

means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication, of:

(i)
(a)     the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations hereunder and any Indebtedness in respect of Receivables Program Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments,
$[___,___,___]

(b) all purchase money Indebtedness,	$[___,___,___]

(c) all direct non-contingent obligations arising in connection with letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments,	$[___,___,___]

(d)     all obligations to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) contingent earn-outs, hold-backs and other deferred payment of consideration in Permitted Acquisitions),
$[___,___,___]

(e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations,	$[___,___,___]

(f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and	$[___,___,___]

(g)      all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary
$[___,___,___]

10. Consolidated Working Capital: (i)-(ii) =	$[___,___,___]

Means, as at any date of determination,

(i)	Consolidated Current Assets of the Borrower and its Subsidiaries	$[___,___,___]

minus

(ii)	Consolidated Current Liabilities of the Borrower and its Subsidiaries	$[___,___,___]

11. Consolidated Working Capital Adjustment:[1] (i)-(ii) =		$[___,___,___]
means, for any period on a consolidated basis, the amount (which may be a negative number) by which clause (i) below exceeds (or is less than) clause (ii) below:

(i)	Consolidated Working Capital as of the beginning of such period	$[___,___,___]

(ii)	Consolidated Working Capital as of the end of such period	$[___,___,___]

12. Consolidated Interest Coverage Ratio:

means, as of any date of determination, the ratio of:

(a)	Consolidated EBITDA for the most recently completed Measurement Period:	$[___,___,___]

to

(b)	Consolidated Interest Charges for the most recently completed Measurement Period:	$[___,___,___]

	Actual:	[(a) / (b)]:1.00
	Required:	_.__:1.00

____________________
1 In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long-term assets and current liabilities to long-term liabilities and the effect of any Permitted Acquisition during such period; provided, that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital of the Person acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) the Consolidated Working Capital of the Person acquired at the end of such period (in each case, substituting the Person acquired for the Borrower and its Subsidiaries in the calculation of such acquired Consolidated Working Capital).

14. Consolidated Leverage Ratio:

means, as of any date of determination, the ratio of

(a)
Consolidated Funded Indebtedness (net of up to $100,000,000 of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries; provided that for purposes of Section 7.03(h) of the Credit Agreement, if there are no Loans outstanding at such time, Consolidated Funded Indebtedness shall be calculated net of up to $350,000,000 of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries) as of such date to
$[___,___,___]

(b)	Consolidated EBITDA for the most recently completed Measurement Period:	$[___,___,___]

	Actual:	[(a) / (b)]:1.00
	Required:	_.__:1.00

Annex I
[Provide reasonable detail regarding cost expenses and other cost savings, operating expenses, reductions, other operating improvements and acquisition synergies in connection with Permitted Acquisitions]

EXHIBIT E-1 TO
CREDIT AGREEMENT
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any Letters of Credit and Swing Line Loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________

2.	Assignee:	______________________ [and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Post Holdings, Inc.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

____________________
1 Select as applicable.

5.	Credit Agreement:
The $300,000,000 Credit Agreement dated as of January 29, 2014 among POST HOLDINGS, INC., the Lenders parties thereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest[s]:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans [2]
____________ [3]	$______________	$______________	____________%
____________	$______________	$______________	____________%
____________	$______________	$______________	____________%

7.	Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8.	[Trade Date: ________ To be completed if the Assignor and Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.]

9.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]
Notices:
_________________________
_________________________
_________________________
Attention:
Facsimile:
with a copy to:
_________________________
_________________________
_________________________
Attention:
Facsimile:
Wire Instructions:

[NAME OF ASSIGNEE]
Notices:
_________________________
_________________________
_________________________
Attention:
Facsimile:
with a copy to:
_________________________
_________________________
_________________________
Attention:
Facsimile:
Wire Instructions:

____________________
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Incremental Term Loan Commitment”, etc.)

The terms set forth in this Assignment are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:_______________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]
By:_______________________
Title:
[Consented to and]4 Accepted:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent
By:_______________________

Title: _____________________

[Consented to:] 5
POST HOLDINGS, INC.
By:_______________________

Title: _____________________

____________________
4 To be added only if the consent of the Administrative Agent is required by the terms of Section 10.06(b)(iii) the Credit Agreement.
5 To be added only if the consent of the Borrower is required by the terms of Section 10.06(b)(iii) of the Credit Agreement.

[Consented to:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
As L/C Issuer and
Swing Line Lender

By:_______________________

Title: _____________________]1

____________________
1 To be added only if the consents of the L/C Issuer and Swing Line Lender are required by the terms of Section 10.06(b)(iii) of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. [The Assignee further represents and warrants that it is not in possession of any material non-public information regarding the Borrower or its Subsidiaries or their respective securities, that could reasonably be expected to have a material effect upon, or otherwise be material to, such Assignor’s decision to assign the Assigned Interest to the Assignee.] 1

____________________
1 To be included in any assignments to the Borrower pursuant to Section 10.06(b)(vii) of the Credit Agreement.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-2 TO
CREDIT AGREEMENT
FORM OF ADMINISTRATIVE QUESTIONNAIRE
Please email to Agency Services at Wells Fargo Bank, National Association (agencyservices.requests@wellsfargo.com).

Borrower: Post Holdings, Inc.

Lender / Investor: (as name appears on assignment agreement):

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.
	Primary Credit Contact	Secondary Credit Contact
Name:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

Primary Operations Contact
Name:
Title:
Address:

Telephone:
Email
Group E-Mail :

Primary L/C Contact
Name:
Title:

Address:

Telephone:
Facsimile:
E-Mail Address:

Electronic Distribution	Contact	Information
Name:	Address cont’d:
Title:	Telephone:
Address:	E-Mail Address:
Bank Name:
City and State:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Lender’s Foreign Wire Instructions (please include wiring instructions for EACH currency as applicable)
Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

SWIFT:
Country of Origin:
, hereby authorizes Wells Fargo Bank to rely on the payment instructions contained in this Administrative Details Form.

By: _____________________________

Its:_____________________________

EXHIBIT F TO
CREDIT AGREEMENT
FORM OF JOINDER AGREEMENT
THIS JOINDER AGREEMENT, dated as of [__________ __, 20__] (this “Agreement”), by and among [ ] (each a “Lender” and collectively the “Lenders”), POST HOLDINGS, INC., a Missouri corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
RECITALS:
WHEREAS, reference is hereby made to the Credit Agreement, dated as of January 29, 2014 (as it may be amended, restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Lenders party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent; and
WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may request an increase in the existing Revolving Commitments and/or request new Incremental Term Loan Commitments by entering into one or more Joinder Agreements with the Incremental Revolving Loan Lenders and/or the Incremental Term Loan Lenders, as applicable.
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:
Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement and it is sophisticated with respect to decisions to make loans similar to those contemplated to be made hereunder and it is experienced in making loans of such type; (ii) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to Administrative Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each Lender hereby agrees to make its Commitment on the following terms and conditions1:

1.	Applicable Rate. The Applicable Rate for each Series [__] Incremental Term Loan shall mean, as of any date of determination, [___]% per annum

2.	Principal Payments. The Borrower shall make principal payments on the Series [__] Incremental Term Loans in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of Series [__] Incremental Term Loans
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
TOTAL	$__________

3.
Voluntary and Mandatory Prepayments. Scheduled installments of principal of the [Series [__]] Incremental Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments and repayments of the [Series [__]] Incremental Term Loans in accordance with Sections 2.05, 2.06 and 2.07 of the Credit Agreement, respectively.

____________________
1 Insert completed items 1-7 as applicable with respect to Incremental Revolving Loans or Incremental Term Loans, with such modifications as may be agreed to by the parties hereto to the extent consistent with Section 2.14 of the Credit Agreement.

4.	Prepayment Fees. The Borrower agrees to pay to each Incremental Term Loan Lender the following prepayment fees, if any: [__________].
[Insert other additional prepayment provisions with respect to Incremental Term Loans]

5.
Other Fees. The Borrower agrees to pay each [Incremental Term Loan Lender] [Incremental Revolving Loan Lender] its pro rata share of an aggregate fee equal to [________ __, ____] on [_________ __, ____].

6.
Proposed Borrowing. This Agreement represents the Borrower’s request to borrow [Series [__] Incremental Term Loans] [Incremental Revolving Loans] from each [Incremental Term Loan Lender] [Incremental Revolving Loan Lender] as follows (the “Proposed Borrowing”):

a.    Business Day of Proposed Borrowing: ___________, ____
b.    Amount of Proposed Borrowing: $___________________

c.	Interest rate option: ☐ a. Base Rate Loan(s)
☐    b. Eurodollar Rate Loans
with an initial Interest
Period of ____ month(s)

7.
[New Lenders. Each [Incremental Term Loan Lender] [Incremental Revolving Loan Lender] acknowledges and agrees that upon its execution of this Agreement [and the making of the [Series [___] Incremental Term Loans] [Incremental Revolving Loans] that such [Incremental Term Loan Lender] [Incremental Revolving Loan Lender] shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][2]

8.
Credit Agreement Governs. Except as set forth in this Agreement, the [Incremental Revolving Loans] [Series [__] Incremental Term Loans] shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

9.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer and the Borrower hereby certify that, as of the date hereof:

i.	no Default or Event of Default exists before or after giving effect to the Proposed Borrowing contemplated hereby and the extensions of credit to be made hereunder on the date hereof;

____________________
2 Insert bracketed language if the lending institution is not already a Lender.

ii.
the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct after giving effect to any qualification therein), except in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date;[3]

iii.
the Borrower is in pro forma compliance with each of the covenants set forth in Section 7.11 of the Credit Agreement as of the last day of the most recently completed Measurement Period and as of the date of the Proposed Borrowing; and

iv.
the aggregate amount of Incremental Revolving Credit Commitments plus the aggregate amount of Incremental Term Loan Commitments incurred prior to such date (together with the Incremental [Revolving Credit Commitments][Term Loan Commitments] being requested on the date hereof) does not exceed the greater of (x) $300,000,000 and (y) an amount such that the pro forma Senior Secured Leverage Ratio would not exceed 2.50:1.00.

10.	Borrower Covenants. By its execution of this Agreement, the Borrower hereby covenants that:

i.
the Borrower shall deliver or cause to be delivered legal opinions, officer’s certificates and such other documents (including, if applicable, the Mortgages and related documents required pursuant to Section 6.11(b) of the Credit Agreement or modifications of any Mortgages and title insurance endorsements or policies) reasonably requested by the Administrative Agent in connection with this Agreement; and

ii.	set forth on the attached Officer’s Certificate are the calculations (in reasonable detail) demonstrating compliance with the financial covenants described in Section 7.11 of the Credit Agreement.

11.	Eligible Assignee. By its execution of this Agreement, each [Incremental Term Loan Lender] [Incremental Revolving Loan Lender] represents and warrants that it is an Eligible Assignee.

12.	Notice. For purposes of the Credit Agreement, the initial notice address of each [Incremental Term Loan Lender] [Incremental Revolving Loan Lender] shall be as set forth below its signature below

____________________
3 In the case of Incremental Term Loans incurred to finance a Permitted Acquisition, this clause shall be limited to the representations and warranties of the Borrower and each other Loan Party set forth in Sections 5.01(a), 5.01(b), 5.02(a), 5.02(b)(i), 5.02(c), 5.14, 5.19, 5.20, 5.21, 5.22 and 5.23 of the Credit Agreement

13.
Non-US Lenders. For each [Incremental Revolving Loan Lender] [Incremental Term Loan Lender] that is a Non-US Lender, delivered herewith to Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such [Incremental Revolving Loan Lender] [Incremental Term Loan Lender] may be required to deliver to Administrative Agent pursuant to Section 3.01(e) of the Credit Agreement.

14.
Recordation of the New Loans. Upon execution and delivery hereof, Administrative Agent will record the [Series [__] Incremental Term Loans] [Incremental Revolving Loans] made by [Incremental Term Loan Lenders] [Incremental Revolving Loan Lenders] in the Register.

15.
Amendment, Modification and Waiver. This Agreement may not be amended, restated, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

16.
Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

17.
GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR TO THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF OR TO THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

18.
Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [_____________, ______].
[NAME OF LENDER]
By:______________________________
Name:
Title:
Notice Address:
Attention:
Telephone:
Facsimile:
POST HOLDINGS, INC.
By: __________________________
Name:
Title:

Consented to by:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
By: _____________________________
Authorized Signatory

SCHEDULE A
TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
[___________________]	[Incremental Term Loan Commitment] [Incremental Revolving Loan Commitment]	$________________

Total: $_________________

EXHIBIT G TO
CREDIT AGREEMENT
FORM OF GUARANTEE AND COLLATERAL AGREEMENT
See Execution Version

EXHIBIT H-1 TO
CREDIT AGREEMENT
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT dated as of January 29, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among POST HOLDINGS, INC., a Missouri corporation (the “Borrower”) , each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, and (ii) it is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.
The undersigned has delivered to the Administrative Agent and the Borrower executed originals of IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:________ __, 20[__]

EXHIBIT H-2 TO
CREDIT AGREEMENT
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the CREDIT AGREEMENT dated as of January 29, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among POST HOLDINGS, INC., a Missouri corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent..
Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, and (ii) it is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a ”10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has delivered to its participating Lender executed originals of IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[__]

EXHIBIT H-3 TO
CREDIT AGREEMENT
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT dated as of January 29, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among POST HOLDINGS INC., a Missouri Corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, and (iv) none of its direct or indirect partners/members is (A) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (B) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.
The undersigned has delivered to its participating Lender executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, U.S. Tax Compliance Certificates, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[__]

EXHIBIT H-4 TO
CREDIT AGREEMENT
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT dated as of January 29, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among POST HOLDINGS INC., a Missouri Corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, and (iv) none of its direct or indirect partners/members is (A) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (B) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has delivered to the Administrative Agent and the Borrower executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, U.S. Tax Compliance Certificates, IRS Form W-8BEN, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[__]

EXHIBIT I

[FORM OF] PARI PASSU INTERCREDITOR AGREEMENT
dated as of
[               ], 20[   ]
among
[WELLS FARGO BANK, NATIONAL ASSOCIATION],
as Initial First Lien Representative and Initial First Lien Collateral Agent,
[                                       ],
as the Initial Other Representative,
[                                       ],
as the Initial Other Collateral Agent,
and
each additional Representative and Collateral Agent from time to time party hereto and acknowledged and agreed to by
POST HOLDINGS, INC.,
as the Company
and the other Grantors referred to herein

i

SECTION 5.15	Authorization	32
SECTION 5.16	No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights	32
SECTION 5.17	No Indirect Actions	32
SECTION 5.18	Additional Grantors	33

EXHIBITS

Exhibit A	–	Form of Joinder Agreement (Additional First Lien Debt/Replacement Credit Agreement)
Exhibit B	–	Form of Additional First Lien Debt/Replacement Credit Agreement Designation
Exhibit C	–	Form of Joinder Agreement (Additional Grantors)

ii

PARI PASSU INTERCREDITOR AGREEMENT
This PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of [                  ], 20[  ], among [WELLS FARGO BANK, NATIONAL ASSOCIATION], as administrative agent for the Initial Credit Agreement Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial First Lien Representative”) and as collateral agent for the Initial Credit Agreement Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial First Lien Collateral Agent”), [                                                  ], as Representative for the Initial Other First Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Representative”), [                                 ], as collateral agent for the Initial Other First Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Collateral Agent”), and each additional Representative and Collateral Agent from time to time party hereto for the Other First Lien Claimholders of the Series with respect to which it is acting in such capacity, and acknowledged and agreed to by POST HOLDINGS, INC., a Missouri corporation (the “Company”), and the other Grantors. Capitalized terms used in this Agreement have the meanings assigned to them in Article 1 below.
Reference is made to the Credit Agreement dated as of January 29, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Initial Credit Agreement”), among the Company, the Lenders party thereto from time to time, the Initial First Lien Representative, the Initial First Lien Collateral Agent and the other parties named therein.
Pursuant to the Initial Credit Agreement, the Company has agreed to cause certain current and future Subsidiaries to agree to guarantee the Initial Credit Agreement Obligations pursuant to guarantee provisions in a Guarantee and Collateral Agreement (the “Guarantee”);
The obligations of the Company under the Initial Credit Agreement, the obligations of the Company and/or any Guarantor Subsidiary (as defined below) under any Initial Credit Agreement Hedge Agreements and any Initial Credit Agreement Cash Management Agreements and the obligations of the Subsidiary guarantors under the Guarantee will be secured on a first-priority basis by liens on certain assets of the Company and the Subsidiary guarantors (such current and future Subsidiaries of the Company providing a guarantee thereof, the “Guarantor Subsidiaries”), respectively, pursuant to the terms of the Initial Credit Agreement Collateral Documents;
The Initial Credit Agreement Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

1

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the Initial First Lien Representative (for itself and on behalf of each other Initial Credit Agreement Claimholder), the Initial First Lien Collateral Agent (for itself and on behalf of each other Initial Credit Agreement Claimholder), the Initial Other Representative (for itself and on behalf of each other Initial Other First Lien Claimholder), the Initial Other Collateral Agent (for itself and on behalf of each other Initial Other First Lien Claimholder) and each Additional First Lien Representative and Additional First Lien Collateral Agent (in each case, for itself and on behalf of the Additional First Lien Claimholders of the applicable Series), intending to be legally bound, hereby agrees as follows:
ARTICLE I

DEFINITIONS

SECTION 1.01	Certain Defined Terms
Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Initial Credit Agreement (whether or not then in effect), and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Certificated Security, Commodity Account, Commodity Contract, Deposit Account, Electronic Chattel Paper, Promissory Note, Instrument, Letter of Credit Right, Securities Entitlement, Securities Account and Tangible Chattel Paper. As used in this Agreement, the following terms have the meanings specified below:
“Additional First Lien Claimholders” shall have the meaning assigned to such term in Section 5.14.
“Additional First Lien Collateral Agent” means with respect to each Series of Other First Lien Obligations and each Replacement Credit Agreement, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as collateral agent (or the equivalent) for such Series of Other First Lien Obligations or Replacement Credit Agreement and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors from time to time in such capacity. If an Additional First Lien Collateral Agent is the Collateral Agent under a Replacement Credit Agreement, it shall also be a Replacement Collateral Agent and the Credit Agreement Collateral Agent; otherwise, it shall be an Other First Lien Collateral Agent.
“Additional First Lien Debt” shall have the meaning assigned to such term in Section 5.14.
“Additional First Lien Representative” means with respect to each Series of Other First Lien Obligations and each Replacement Credit Agreement, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as administrative agent, trustee or in a similar capacity for such Series of Other First Lien Obligations or Replacement Credit Agreement and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors from time to time in such capacity. If an Additional First Lien Representative is the Representative under a Replacement Credit Agreement, it shall also be a Replacement Representative and the Credit Agreement Representative; otherwise, it shall be an Other First Lien Representative.

2

“Agreement” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Representative.
“Applicable Representative” means (i) until the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Credit Agreement Representative and (ii) from and after the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Major Non-Controlling Representative.
“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
“Collateral” means all assets and properties subject to, or purported to be subject to, Liens created pursuant to any First Lien Collateral Document to secure one or more Series of First Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any First Lien Claimholder.
“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent (which in the case of the Initial Credit Agreement Obligations shall be the Initial First Lien Collateral Agent and in the case of any Replacement Credit Agreement shall be the Replacement Collateral Agent) and (ii) in the case of the Other First Lien Obligations, the Other First Lien Collateral Agent (which in the case of the Initial Other First Lien Obligations shall be the Initial Other Collateral Agent and in the case of any other Series of Other First Lien Obligations shall be the Additional First Lien Collateral Agent for such Series).
“Company” has the meaning assigned to such term in the introductory paragraph to this Agreement.
“Control Collateral” means any Shared Collateral in the “control” (within the meaning of Section 9-104, 9-105, 9-106, 9-107 or 8-106 of the Uniform Commercial Code of any applicable jurisdiction) of any Collateral Agent (or its agents or bailees), to the extent that control thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction. Control Collateral includes any Deposit Accounts, Securities Accounts, Securities Entitlements, Commodity Accounts, Commodity Contracts, Letter of Credit Rights or Electronic Chattel Paper over which any Collateral Agent has “control” under the applicable Uniform Commercial Code.

3

“Controlling Claimholders” means (i) at any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, the Credit Agreement Claimholders and (ii) at any other time, the Series of First Lien Claimholders whose Collateral Agent is the Applicable Collateral Agent.
“Credit Agreement” means (i) the Initial Credit Agreement and (ii) each Replacement Credit Agreement.
“Credit Agreement Claimholders” means (i) the Initial Credit Agreement Claimholders and (ii) the Replacement Credit Agreement Claimholders.
“Credit Agreement Collateral Agent” means (i) the Initial First Lien Collateral Agent and (ii) the Replacement Collateral Agent under any Replacement Credit Agreement.
“Credit Agreement Collateral Documents” means (i) the Initial Credit Agreement Collateral Documents and (ii) the Replacement Credit Agreement Collateral Documents.
“Credit Agreement Documents” means (i) the Initial Credit Agreement Documents and (ii) the Replacement Credit Agreement Documents.
“Credit Agreement Obligations” means (i) the Initial Credit Agreement Obligations and (ii) the Replacement Credit Agreement Obligations.
“Credit Agreement Representative” means (i) the Initial First Lien Representative and (ii) the Replacement Representative under any Replacement Credit Agreement.
“Declined Liens” shall have the meaning assigned to such term in Section 2.11.
“Default” means a “Default” (or similarly defined term) as defined in any First Lien Document.
“Designation” means a designation of Additional First Lien Debt and, if applicable, the designation of a Replacement Credit Agreement, in each case, in substantially the form of Exhibit B attached hereto.
“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).
“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).
“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

4

“Discharge” means, with respect to any Series of First Lien Obligations, that such Series of First Lien Obligations is no longer secured by, and no longer required to be secured by, any Shared Collateral. The term “Discharged” shall have a corresponding meaning.
“Discharge of Credit Agreement” means, except to the extent otherwise provided in Section 2.06, the Discharge of the Credit Agreement Obligations; provided that the Discharge of Credit Agreement shall be deemed not to have occurred if a Replacement Credit Agreement is entered into until, subject to Section 2.06, the Replacement Credit Agreement Obligations shall have been Discharged.
“Equity Release Proceeds” shall have the meaning assigned to such term in Section 2.04(a).
“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any First Lien Document.
“First Lien Claimholders” means (i) the Credit Agreement Claimholders and (ii) the Other First Lien Claimholders with respect to each Series of Other First Lien Obligations.
“First Lien Collateral Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Other First Lien Collateral Documents.
“First Lien Documents” means (i) the Credit Agreement Documents, (ii) the Initial Other First Lien Documents and (iii) each other Other First Lien Document.
“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other First Lien Obligations.
“Grantors” means the Company and each Subsidiary of the Company which has granted a security interest pursuant to any First Lien Collateral Document to secure any Series of First Lien Obligations.
“Impairment” shall have the meaning assigned to such term in Section 2.01(b)(ii).
“Indebtedness” means indebtedness in respect of borrowed money.
“Initial Credit Agreement” shall have the meaning assigned to such term in the second paragraph of this Agreement.
“Initial Credit Agreement Cash Management Agreements” means the Secured Cash Management Agreements as defined in the Initial Credit Agreement.
“Initial Credit Agreement Claimholders” means the holders of any Initial Credit Agreement Obligations, including the “Secured Parties” as defined in the Initial Credit Agreement or in the Initial Credit Agreement Collateral Documents and the Initial First Lien Representative and Initial First Lien Collateral Agent.

5

“Initial Credit Agreement Collateral Documents” means the Collateral Documents (as defined in the Initial Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Credit Agreement Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Initial Credit Agreement Documents” means the Initial Credit Agreement, each Initial Credit Agreement Collateral Document and the other Loan Documents (as defined in the Initial Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any other Initial Credit Agreement Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Initial Credit Agreement Hedge Agreements” means the Secured Hedge Agreements as defined in the Initial Credit Agreement.
“Initial Credit Agreement Obligations” means:
(a)(i) all principal of and interest (including any Post-Petition Interest) and premium (if any) on all loans made pursuant to the Initial Credit Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including any Post-Petition Interest) with respect to any letter of credit or similar instrument issued pursuant to the Initial Credit Agreement, (iii) all obligations with respect to Initial Credit Agreement Hedge Agreements and all amounts owing in respect of Initial Credit Agreement Cash Management Agreements and (iv) all guarantee obligations, fees, expenses and all other obligations under the Initial Credit Agreement and the other Initial Credit Agreement Documents, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding; and
(b)to the extent any payment with respect to any Initial Credit Agreement Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other First Lien Claimholder, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Initial Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Initial Credit Agreement Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the Initial Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Initial Credit Agreement Obligations”.
“Initial First Lien Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

6

“Initial First Lien Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Initial Other Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Initial Other Collateral Documents” means the [Security][Collateral] Documents (as defined in the Initial Other First Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Other First Lien Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Initial Other First Lien Agreement” means [describe the indenture or other document pursuant to which the Initial Other First Lien Obligations are incurred].
“Initial Other First Lien Claimholders” means the holders of any Initial Other First Lien Obligations, the Initial Other Representative and the Initial Other Collateral Agent.
“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, each Initial Other Collateral Document and each of the other agreements, documents and instruments providing for or evidencing any other Initial Other First Lien Obligations, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Documents.
“Initial Other Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.
“Insolvency or Liquidation Proceeding” means:
(a)any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;
(b)any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its assets;
(c)any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or
(d)any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.
“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(b)(i).

7

“Joinder Agreement” means a document in the form of Exhibit A to this Agreement required to be delivered by a Representative to each Collateral Agent and each other Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations (including the Credit Agreement) and bind First Lien Claimholders hereunder.
“Lien” means any lien (including judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust (whether contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.
“Major Non-Controlling Representative” means the Representative of the Series of Other First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Other First Lien Obligations (provided, however, that if there are two outstanding Series of Other First Lien Obligations which have an equal outstanding principal amount, the Series of Other First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this clause (i)). For purposes of this definition, “principal amount” shall be deemed to include the face amount of any outstanding letter of credit issued under the particular Series.
“Non-Controlling Claimholders” means the First Lien Claimholders which are not Controlling Claimholders.
“Non-Controlling Representative” means, at any time, each Representative that is not the Applicable Representative at such time.
“Non-Controlling Representative Enforcement Date” means, with respect to any Non-Controlling Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Representative was the Major Non-Controlling Representative) after the occurrence of both (i) an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) and (ii) each Collateral Agent’s and each other Representative’s receipt of written notice from such Non-Controlling Representative certifying that (x) such Non-Controlling Representative is the Major Non-Controlling Representative and that an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Representative is the Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Document; provided that the Non-Controlling Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Applicable Collateral Agent acting on the instructions of the Applicable Representative has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral, (2) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding or (3) if such Non-Controlling Representative subsequently rescinds or withdraws the written notice provided for in clause (ii).

8

“Other First Lien Agreement” means any indenture, notes or other agreement, document or instrument, including the Initial Other First Lien Agreement, pursuant to which any Grantor has or will incur Other First Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14. For avoidance of doubt, neither the Initial Credit Agreement nor any Replacement Credit Agreement shall constitute an Other First Lien Agreement.
“Other First Lien Claimholder” means the holders of any Other First Lien Obligations and any Representative and Collateral Agent with respect thereto and shall include the Initial Other First Lien Claimholders.
“Other First Lien Collateral Agents” means each of the Collateral Agents other than the Credit Agreement Collateral Agent.
“Other First Lien Collateral Documents” means the Security Documents or Collateral Documents or similar term (in each case as defined in the applicable Other First Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Other First Lien Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Other First Lien Documents” means, with respect to the Initial Other First Lien Obligations or any Series of Other First Lien Obligations, the Other First Lien Agreements, including the Initial Other First Lien Documents and the Other First Lien Collateral Documents applicable thereto and each other agreement, document and instrument providing for or evidencing any other Other First Lien Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14 hereto.
“Other First Lien Obligations” means all amounts owing to any Other First Lien Claimholder (including any Initial Other First Lien Claimholder) pursuant to the terms of any Other First Lien Document (including the Initial Other First Lien Documents), including all amounts in respect of any principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding. Other First Lien Obligations shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor. For avoidance of doubt, neither the Initial Credit Agreement Obligations nor any Replacement Credit Agreement Obligations shall constitute Other First Lien Obligations.

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“Other First Lien Representatives” means each of the Representatives other than the Credit Agreement Representative.
“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes any Certificated Securities, Promissory Notes, Instruments, and Tangible Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the First Lien Collateral Documents.
“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the Credit Agreement Documents or Other First Lien Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.
“Proceeds” shall have the meaning assigned to such term in Section 2.01(a).
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part and regardless of whether the principal amount of such Refinancing Indebtedness is the same, greater than or less than the principal amount of the Refinanced Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees and substantially the same collateral) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Replacement Collateral Agent” means, in respect of any Replacement Credit Agreement, the collateral agent or person serving in similar capacity under the Replacement Credit Agreement.
“Replacement Credit Agreement” means any loan agreement, indenture or other agreement that (i) Refinances the Credit Agreement in accordance with Section 2.08 hereof so long as, after giving effect to such Refinancing, the agreement that was the Credit Agreement immediately prior to such Refinancing is no longer secured, and no longer required to be secured, by any of the Collateral and (ii) becomes the Credit Agreement hereunder by designation as such pursuant to Section 5.14.
“Replacement Credit Agreement Cash Management Agreements” means the Secured Cash Management Agreements or Banking Product Obligations or similar term as defined in the Replacement Credit Agreement.
“Replacement Credit Agreement Claimholders” means the holders of any Replacement Credit Agreement Obligations, including the “Secured Parties” as defined in the Replacement Credit Agreement or in the Replacement Credit Agreement Collateral Documents and the Replacement Representative and Replacement Collateral Agent.

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“Replacement Credit Agreement Collateral Documents” means the Security Documents or Collateral Documents or similar term (as defined in the Replacement Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Replacement Credit Agreement Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Replacement Credit Agreement Documents” means the Replacement Credit Agreement, each Replacement Credit Agreement Collateral Document and the other Loan Documents (as defined in the Replacement Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any other Replacement Credit Agreement Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Replacement Credit Agreement Hedge Agreement” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements, but excluding long term agreements for the purchase of goods and services entered into in the ordinary course of business, entered into with a Hedge Bank (as defined in the Replacement Credit Agreement) in order to satisfy the requirements of the Replacement Credit Agreement or otherwise as permitted under the Replacement Credit Agreement Documents and secured under the Replacement Credit Agreement Collateral Documents.
“Replacement Credit Agreement Obligations” means:
(a)(i) all principal of and interest (including any Post-Petition Interest) and premium (if any) on all loans made pursuant to the Replacement Credit Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including any Post-Petition Interest) with respect to any letter of credit or similar instrument issued pursuant to the Replacement Credit Agreement, (iii) all obligations with respect to Replacement Credit Agreement Hedge Agreements and all amounts owing in respect of Replacement Credit Agreement Cash Management Agreements and (iv) all guarantee obligations, fees, expenses and all other obligations under the Replacement Credit Agreement and the other Replacement Credit Agreement Documents, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding; and
(b)to the extent any payment with respect to any Replacement Credit Agreement Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other First Lien Claimholder, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Replacement Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Replacement Credit Agreement Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the Replacement Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Replacement Credit Agreement Obligations”.

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“Replacement Representative” means, in respect of any Replacement Credit Agreement, the administrative agent, trustee or person serving in similar capacity under the Replacement Credit Agreement.
“Representative” means, at any time, (i) in the case of any Initial Credit Agreement Obligations or the Initial Credit Agreement Claimholders, the Initial First Lien Representative, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Claimholders, the Initial Other Representative, (iii) in the case of any Replacement Credit Agreement Obligations or the Replacement Credit Agreement Claimholders, the Replacement Representative and (iv) in the case of any other Series of Other First Lien Obligations or Other First Lien Claimholders of such Series that becomes subject to this Agreement after the date hereof, the Additional First Lien Representative for such Series.
“Series” means (a) with respect to the First Lien Claimholders, each of (i) the Initial Credit Agreement Claimholders (in their capacities as such), (ii) the Initial Other First Lien Claimholders (in their capacities as such), (iii) the Replacement Credit Agreement Claimholders (in their capacities as such), and (iv) the Other First Lien Claimholders (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Other First Lien Claimholders) and (b) with respect to any First Lien Obligations, each of (i) the Initial Credit Agreement Obligations, (ii) the Initial Other First Lien Obligations, (iii) the Replacement Credit Agreement Obligations and (iv) the Other First Lien Obligations incurred pursuant to any Other First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Other First Lien Obligations).
“Shared Collateral” means, at any time, subject to Section 2.01(e) hereof, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Representatives or Collateral Agents on behalf of such holders) hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time.

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“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of such other Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.
“Underlying Assets” shall have the meaning assigned to such term in Section 2.04(a).

SECTION 1.02	Rules of Interpretation
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof, (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns from time to time, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

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ARTICLE II.

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01	Priority of Claims
(a)Anything contained herein or in any of the First Lien Documents to the contrary notwithstanding (but subject to Section 2.01(b) and 2.11(b)), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any First Lien Claimholder receives any payment pursuant to any intercreditor agreement (other than this Agreement) or otherwise with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any Shared Collateral or Equity Release Proceeds received by any First Lien Claimholder or received by the Applicable Collateral Agent or any First Lien Claimholder pursuant to any such intercreditor agreement or otherwise with respect to such Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following clause THIRD below) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) or otherwise (all proceeds of any sale, collection or other liquidation of any Collateral comprising either Shared Collateral or Equity Release Proceeds and all proceeds of any such distribution and any proceeds of any insurance covering the Shared Collateral received by the Applicable Collateral Agent and not returned to any Grantor under any First Lien Document being collectively referred to as “Proceeds”), shall be applied by the Applicable Collateral Agent in the following order:
(i)FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) and each Representative (in its capacity as such) secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, including all reasonable costs and expenses incurred by each Collateral Agent (in its capacity as such) and each Representative (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other First Lien Document or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other First Lien Document and all fees and indemnities owing to such Collateral Agents and Representatives, ratably to each such Collateral Agent and Representative in accordance with the amounts payable to it pursuant to this clause FIRST;
(ii)SECOND, subject to Section 2.01(b) and 2.11(b), to the extent Proceeds remain after the application pursuant to preceding clause (i), to each Representative for the payment in full of the other First Lien Obligations of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, and, if the amount of such Proceeds are insufficient to pay in full the First Lien Obligations of each Series so secured then such Proceeds shall be allocated among the Representatives of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, pro rata according to the amounts of such First Lien Obligations owing to each such respective Representative and the other First Lien Claimholders represented by it for distribution by such Representative in accordance with its respective First Lien Documents; and

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(iii)THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns from time to time, or to whomever may be lawfully entitled to receive the same.
If, despite the provisions of this Section 2.01(a), any First Lien Claimholder shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Claimholder shall hold such payment or recovery in trust for the benefit of all First Lien Claimholders for distribution in accordance with this Section 2.01(a).
(b)(i)    Notwithstanding the foregoing, with respect to any Shared Collateral or Equity Release Proceeds for which a third party (other than a First Lien Claimholder) has a Lien that is junior in priority to the Lien of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral, Equity Release Proceeds or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral, Equity Release Proceeds or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.
(ii)In furtherance of the foregoing and without limiting the provisions of Section 2.03, it is the intention of the First Lien Claimholders of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Claimholders of any other Series) (1) bear the risk of any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations and (2) not take into account for purposes of this Agreement the existence of any Collateral (other than Equity Release Proceeds) for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (1) or (2) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

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(c)It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then existing First Lien Documents and subject to any limitations set forth in this Agreement, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Claimholders of any Series.
(d)Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the First Lien Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 2.01(b)), each First Lien Claimholder hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.
(e)Notwithstanding anything in this Agreement or any other First Lien Document to the contrary, prior to the Discharge of the Credit Agreement Obligations, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of letters of credit pursuant to the Credit Agreement shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens
(a)Notwithstanding Section 2.01, (i) only the Applicable Collateral Agent shall act or refrain from acting with respect to Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral), (ii) the Applicable Collateral Agent shall act only on the instructions of the Applicable Representative and shall not follow any instructions with respect to such Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Representative (or any other First Lien Claimholder other than the Applicable Representative) and (iii) no Other First Lien Claimholder shall or shall instruct any Collateral Agent to, and any other Collateral Agent that is not the Applicable Collateral Agent shall not, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any other intercreditor agreement with respect to Shared Collateral), whether under any First Lien Collateral Document (other than the First Lien Collateral Documents applicable to the Applicable Collateral Agent), applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting in accordance with the First Lien Collateral Documents applicable to it, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.

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(b)Without limiting the provisions of Section 4.02, each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent hereby appoints the Applicable Collateral Agent as its agent and authorizes the Applicable Collateral Agent to exercise any and all remedies under each First Lien Collateral Document with respect to Shared Collateral and to execute releases in connection therewith.
(c)Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations granted on the Shared Collateral, the Applicable Collateral Agent (acting on the instructions of the Applicable Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior and exclusive Lien on such Shared Collateral. No Non-Controlling Representative, Non-Controlling Claimholder or Collateral Agent that is not the Applicable Collateral Agent will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders or any other exercise by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Claimholder, Collateral Agent or Representative with respect to any Collateral not constituting Shared Collateral.
(d)Each of the Collateral Agents (other than the Credit Agreement Collateral Agent) and the Representatives (other than the Credit Agreement Representative) agrees that it will not accept any Lien on any Collateral for the benefit of any Series of Other First Lien Obligations (other than funds deposited for the satisfaction, discharge or defeasance of any Other First Lien Agreement) other than pursuant to the First Lien Collateral Documents, and by executing this Agreement (or a Joinder Agreement), each such Collateral Agent and each such Representative and the Series of First Lien Claimholders for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Collateral Documents applicable to it.
(e)Each of the First Lien Claimholders agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Claimholders in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Representative to enforce this Agreement.

SECTION 2.03	No Interference; Payment Over; Exculpatory Provisions

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(a)Each First Lien Claimholder agrees that (i) it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Collateral Document or the validity, attachment, perfection or priority of any Lien under any First Lien Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Claimholder from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to and shall not otherwise (A) direct the Applicable Collateral Agent or any other First Lien Claimholder to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any other intercreditor agreement) or (B) consent to, or object to, the exercise by, or any forbearance from exercising by, the Applicable Collateral Agent or any other First Lien Claimholder represented by it of any right, remedy or power with respect to any Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Claimholder represented by it seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other First Lien Claimholder to (i) enforce this Agreement including Section 2.01(b) hereof and (ii) contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting First Lien Obligations.
(b)Each First Lien Claimholder hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any Shared Collateral, pursuant to any First Lien Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Claimholders having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.01(a) hereof, provided, however, that the foregoing shall not apply to any Shared Collateral purchased by any First Lien Claimholder for cash pursuant to any exercise of remedies permitted hereunder.
(c)None of the Applicable Collateral Agent, any Applicable Representative or any other First Lien Claimholder shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Representative or any other First Lien Claimholder with respect to any Collateral in accordance with the provisions of this Agreement.

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SECTION 2.04	Automatic Release of Liens.
(a)If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Claimholders (or in favor of such other First Lien Claimholders if directly secured by such Liens) upon such Shared Collateral will automatically be released and discharged upon final conclusion of such disposition as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof. If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the Applicable Collateral Agent or related Applicable Representative of such Series of First Lien Obligations releases any guarantor from its obligation under a guarantee of the Series of First Lien Obligations for which it serves as agent prior to a Discharge of such Series of First Lien Obligations, such guarantor also shall be released from its guarantee of all other First Lien Obligations. If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the equity interests of any Person are foreclosed upon or otherwise disposed of and the Applicable Collateral Agent releases its Lien on the property or assets of such Person, then the Liens of each other Collateral Agent (or in favor of such other First Lien Claimholders if directly secured by such Liens) with respect to any Collateral consisting of the property or assets of such Person will be automatically released to the same extent as the Liens of the Applicable Collateral Agent are released; provided that any proceeds of any such equity interests foreclosed upon where the Applicable Collateral Agent releases its Lien on the assets of such Person on which another Series of First Lien Obligations holds a Lien on any of the assets of such Person (any such assets, the “Underlying Assets”) which Lien is released as provided in this sentence (any such Proceeds being referred to herein as “Equity Release Proceeds” regardless of whether or not such other Series of First Lien Obligations holds a Lien on such equity interests so disposed of) shall be applied pursuant to Section 2.01 hereof.
(b)Without limiting the rights of the Applicable Collateral Agent under Section 4.02, each Collateral Agent and each Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral, Underlying Assets or guarantee provided for in this Section.

SECTION 2.05	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.
(a)This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any of its subsidiaries.

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(b)If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Claimholder (other than any Controlling Claimholder or any Representative of any Controlling Claimholder) agrees that it will not raise any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a Representative of the Controlling Claimholders shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Claimholders, each Non-Controlling Claimholder will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Claimholders (other than any Liens of any First Lien Claimholders constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Claimholders, each Non-Controlling Claimholder will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Claimholders of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Claimholders (other than any Liens of the First Lien Claimholders constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Claimholders of each Series are granted Liens on any additional collateral pledged to any First Lien Claimholders as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Claimholders as set forth in this Agreement (other than any Liens of any First Lien Claimholders constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First Lien Claimholders are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Claimholders of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Claimholders of such Series or its Representative that shall not constitute Shared Collateral (unless such Collateral fails to constitute Shared Collateral because the Lien in respect thereof constitutes a Declined Lien with respect to such First Lien Claimholders or their Representative or Collateral Agent); provided, further, that the First Lien Claimholders receiving adequate protection shall not object to any other First Lien Claimholder receiving adequate protection comparable to any adequate protection granted to such First Lien Claimholders in connection with a DIP Financing or use of cash collateral.
(c)If any First Lien Claimholder is granted adequate protection (A) in the form of Liens on any additional collateral, then each other First Lien Claimholder shall be entitled to seek, and each First Lien Claimholder will consent and not object to, adequate protection in the form of Liens on such additional collateral with the same priority vis-à-vis the First Lien Claimholders as set forth in this Agreement, (B) in the form of a superpriority or other administrative claim, then each other First Lien Claimholder shall be entitled to seek, and each First Lien Claimholder will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all First Lien Obligations pursuant to Section 2.01.

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SECTION 2.06	Reinstatement.
In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Agreement shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash. This Section 2.06 shall survive termination of this Agreement.

SECTION 2.07	Insurance and Condemnation Awards.
As among the First Lien Claimholders, the Applicable Collateral Agent (acting at the direction of the Applicable Representative), shall have the right, but not the obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. To the extent any Collateral Agent or any other First Lien Claimholder receives proceeds of such insurance policy and such proceeds are not permitted or required to be returned to any Grantor under the applicable First Lien Documents, such proceeds shall be turned over to the Applicable Collateral Agent for application as provided in Section 2.01 hereof.

SECTION 2.08	Refinancings.
The First Lien Obligations of any Series may, subject to Section 5.14, be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any First Lien Document) of any First Lien Claimholder of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Representative and Collateral Agent of the holders of any such Refinancing Indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing Indebtedness. If such Refinancing Indebtedness is intended to constitute a Replacement Credit Agreement, the Company shall so state in its Designation.

SECTION 2.09	Gratuitous Bailee/Agent for Perfection.
(a)The Applicable Collateral Agent shall be entitled to hold any Possessory Collateral constituting Shared Collateral.

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(b)Notwithstanding the foregoing, each Collateral Agent agrees to hold any Possessory Collateral constituting Shared Collateral and any other Shared Collateral from time to time in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Claimholder (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee, solely for the purpose of perfecting the security interest granted in such Shared Collateral, if any, pursuant to the applicable First Lien Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09. Solely with respect to any Deposit Accounts constituting Shared Collateral under the control (within the meaning of Section 9-104 of the UCC) of any Collateral Agent, each such Collateral Agent agrees to also hold control over such Deposit Accounts as gratuitous agent for each other First Lien Claimholder and any assignee solely for the purpose of perfecting the security interest in such Deposit Accounts, subject to the terms and conditions of this Section 2.09.
(c)No Collateral Agent shall have any obligation whatsoever to any First Lien Claimholder to ensure that the Possessory Collateral and Control Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.09. The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control as gratuitous bailee (and with respect to Deposit Accounts, as gratuitous agent) in accordance with this Section 2.09 and delivering the Possessory Collateral constituting Shared Collateral as provided in Section 2.09(e) below.
(d)None of the Collateral Agents or any of the First Lien Claimholders shall have by reason of the First Lien Documents, this Agreement or any other document a fiduciary relationship in respect of the other Collateral Agents or any other First Lien Claimholder, and each Collateral Agent and each First Lien Claimholder hereby waives and releases the other Collateral Agents and First Lien Claimholders from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 2.09 as gratuitous bailee with respect to the Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control (and with respect to the Deposit Accounts, as gratuitous agent).
(e)At any time the Applicable Collateral Agent is no longer the Applicable Collateral Agent, such outgoing Applicable Collateral Agent shall deliver the remaining Possessory Collateral constituting Shared Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), first, to the then Applicable Collateral Agent to the extent First Lien Obligations remain outstanding and second, to the applicable Grantor to the extent no First Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Shared Collateral) or to whomever may be lawfully entitled to receive the same. The outgoing Applicable Collateral Agent further agrees to take all other action reasonably requested by the then Applicable Collateral Agent at the expense of the Company in connection with the then Applicable Collateral Agent obtaining a first-priority security interest in the Shared Collateral.

SECTION 2.10	Amendments to First Lien Collateral Documents.
(a)Without the prior written consent of each other Collateral Agent, each Collateral Agent agrees that no First Lien Collateral Document may be amended, restated, amended and restated, supplemented, replaced or Refinanced or otherwise modified from time to time or entered into to the extent such amendment, supplement, Refinancing or modification, or the terms of any new First Lien Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

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(b)In determining whether an amendment to any First Lien Collateral Document is permitted by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Company stating that such amendment is permitted by this Section 2.10.

SECTION 2.11	Similar Liens and Agreements.
(a)Subject to Section 2.11(b) below, the parties hereto agree that it is their intention that the Collateral be identical for all First Lien Claimholders; provided, that this provision will not be violated with respect to any particular Series if the First Lien Document for such Series prohibits the Collateral Agent for that Series from accepting a Lien on such asset or property or such Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Liens with respect to a particular Series, a “Declined Lien”). In furtherance of, but subject to, the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:
(i)upon request by any Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Shared Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Credit Agreement Documents and the Other First Lien Documents; and
(ii)that the documents and agreements creating or evidencing the Liens on Shared Collateral securing the Credit Agreement Obligations and the Other First Lien Obligations shall, subject to the terms and conditions of Section 5.02, be in all material respects the same forms of documents as one another, except that the documents and agreements creating or evidencing the Liens securing the Other First Lien Obligations may contain additional provisions as may be necessary or appropriate to establish the intercreditor arrangements among the various separate classes of creditors holding Other First Lien Obligations and to address any Declined Lien.
(b)Notwithstanding anything in this Agreement or any other First Lien Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure reimbursement obligations in respect of letters of credit shall solely secure and shall be applied as specified in the Credit Agreement or Other First Lien Agreement, as applicable, pursuant to which such letters of credit were issued and will not constitute Shared Collateral.
ARTICLE III.

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

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Whenever any Applicable Collateral Agent or any Applicable Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if a Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Collateral Agent or Applicable Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Applicable Collateral Agent and each Applicable Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Claimholder or any other person as a result of such determination.
ARTICLE IV.

THE APPLICABLE COLLATERAL AGENT

SECTION 4.01	Authority.
(a)Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Claimholder or give any Non-Controlling Claimholder the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.
(b)In furtherance of the foregoing, each Non-Controlling Claimholder acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Claimholders, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Collateral Documents, as applicable, without regard to any rights to which the Non-Controlling Claimholders would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Claimholders. Without limiting the foregoing, each Non-Controlling Claimholder agrees that none of the Applicable Collateral Agent, the Applicable Representative or any other First Lien Claimholder shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Claimholders, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Claimholders from such realization, sale, disposition or liquidation. Each of the First Lien Claimholders waives any claim it may now or hereafter have against any Collateral Agent or Representative of any other Series of First Lien Obligations or any other First Lien Claimholder of any other Series arising out of (i) any actions which any such Collateral Agent, Representative or any First Lien Claimholder represented by it take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Collateral Documents or any other agreement related thereto or in connection with the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations; provided that nothing in this clause (i) shall be construed to prevent or impair the rights of any Collateral Agent or Representative to enforce this Agreement, (ii) any election by any Applicable Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Company or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not (i) accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction,

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without the consent of each Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral or (ii) “credit bid” for or purchase (other than for cash) Shared Collateral at any public, private or judicial foreclosure upon such Shared Collateral, without the consent of each Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02	Power-of-Attorney.
Each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent, for itself and on behalf of each other First Lien Claimholder of the Series for whom it is acting, hereby irrevocably appoints the Applicable Collateral Agent and any officer or agent of the Applicable Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Representative, Collateral Agent or First Lien Claimholder, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each First Lien Collateral Document with respect to Shared Collateral and the execution of releases in connection therewith.
ARTICLE V.

MISCELLANEOUS

SECTION 5.01	Integration/Conflicts.
This Agreement, together with the other First Lien Documents and the First Lien Collateral Documents, represents the entire agreement of each of the Grantors and the First Lien Claimholders with respect to the subject matter hereof and thereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by any Representative, Collateral Agent or First Lien Claimholder relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Documents the provisions of this Agreement shall govern and control.

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SECTION 5.02	Effectiveness; Continuing Nature of this Agreement; Severability.
This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement and the First Lien Claimholders of any Series may continue, at any time and without notice to any First Lien Claimholder of any other Series, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereon. Each Representative and each Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect with respect to any Representative or Collateral Agent and the First Lien Claimholders represented by such Representative or Collateral Agent and their First Lien Obligations, on the date on which no First Lien Obligations of such First Lien Claimholders are any longer secured by, or required to be secured by, any of the Collateral pursuant to the terms of the applicable First Lien Documents, subject to the rights of the First Lien Claimholders under Section 2.06; provided, however, that such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

SECTION 5.03	Amendments; Waivers.
(a)No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights and obligations are adversely affected.
(b)Notwithstanding the foregoing, without the consent of any First Lien Claimholder, any Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Representative and Collateral Agent and the Other First Lien Claimholders and Other First Lien Obligations of the Series for which such Representative and Collateral Agent is acting shall be subject to the terms hereof.

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(c)Notwithstanding the foregoing, without the consent of any other Representative or First Lien Claimholder, the Applicable Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other First Lien Obligations in compliance with the Credit Agreement and the other First Lien Documents.

SECTION 5.04	Information Concerning Financial Condition of the Grantors and their Subsidiaries.
The Representative and Collateral Agent and the other First Lien Claimholders of each Series shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations. The Representative and Collateral Agent and the other First Lien Claimholders of each Series shall have no duty to advise the Representative, Collateral Agent or First Lien Claimholders of any other Series of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Representative or Collateral Agent or any of the other First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Representative, Collateral Agent or First Lien Claimholders of any other Series, it or they shall be under no obligation:
(a)to make, and such Representative and Collateral Agent and such other First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;
(b)to provide any additional information or to provide any such information on any subsequent occasion;
(c)to undertake any investigation; or
(d)to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 5.05	Submission to Jurisdiction; Certain Waivers.
Each of the Company, each other Grantor, each Collateral Agent and each Representative, on behalf of itself and each other First Lien Claimholder represented by it, hereby irrevocably and unconditionally:
(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Collateral Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive (subject to Section 5.05(c) below) general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

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(b)agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;
(c)agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other First Lien Document shall affect any right that any Collateral Agent, Representative or other First Lien Claimholder may otherwise have to bring any action or proceeding relating to this Agreement or any other First Lien Document against such Grantor or any of its assets in the courts of any jurisdiction;
(d)waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other First Lien Collateral Document in any court referred to in Section 5.05(a) (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);
(e)consents to service of process in any such proceeding in any such court by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with Section 5.07 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law);
(f)agrees that service as provided in Section 5.05(e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and
(g)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

SECTION 5.06	WAIVER OF JURY TRIAL.
EACH PARTY HERETO, THE COMPANY AND THE OTHER GRANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FIRST LIEN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH SUCH PARTY HERETO AND THE COMPANY AND EACH OTHER GRANTOR HAVE BEEN INDUCED TO ENTER INTO OR ACKNOWLEDGE THIS AGREEMENT AND THE OTHER FIRST LIEN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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SECTION 5.07	Notices.
Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 5.08	Further Assurances.
Each Representative and Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, and the Company and each other Grantor, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Representative and Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

SECTION 5.09	Agency Capacities.
Except as expressly provided herein, (a) [Wells Fargo Bank, National Association] is acting in the capacity of Initial First Lien Representative and Initial First Lien Collateral Agent solely for the Initial Credit Agreement Claimholders, (b) the Initial Other Representative and the Initial Other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Initial Other First Lien Claimholders, (c) each Replacement Representative and Replacement Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Replacement Credit Agreement Claimholders and (d) each other Representative and each other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Other First Lien Claimholders under the Other First Lien Documents for which it is the named Representative or Collateral Agent, as the case may be, in the applicable Joinder Agreement.

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SECTION 5.10	GOVERNING LAW.
THIS AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 5.11	Binding on Successors and Assigns.
This Agreement shall be binding upon each Representative and each Collateral Agent, the First Lien Claimholders, the Company and the other Grantors, and their respective successors and assigns from time to time. If any of the Representatives and/or Collateral Agents resigns or is replaced pursuant to the applicable First Lien Documents its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

SECTION 5.12	Section Headings.
Section headings and the Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 5.13	Counterparts.
This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.14	Other First Lien Obligations.
(a)To the extent not prohibited by the provisions of the Credit Agreement and the other First Lien Documents, the Company may incur additional Indebtedness (which for the avoidance of doubt shall include any Indebtedness incurred pursuant to a Refinancing) and Other First Lien Obligations or Replacement Credit Agreement Obligations after the date hereof that is secured on an equal and ratable basis with the Liens (other than any Declined Liens) securing the then existing First Lien Obligations (such Indebtedness, “Additional First Lien Debt”). Any such Additional First Lien Debt and any Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, may be secured by a Lien on a ratable basis, in each case under and pursuant to the applicable First Lien Collateral Documents of such Series, if, and subject to the condition that, the Additional First Lien Collateral Agent and Additional First Lien Representative of any such Additional First Lien Debt, acting on behalf of the holders of such Additional First Lien Debt and the holders of such Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable (such Additional First Lien Collateral Agent, Additional First Lien Representative, the holders in respect of any such Additional First Lien Debt and the holders of any such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, being referred to as “Additional First Lien Claimholders”), each becomes a party to this Agreement by satisfying the conditions set forth in Section 5.14(b).

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(b)In order for an Additional First Lien Representative and Additional First Lien Collateral Agent (including, in the case of a Replacement Credit Agreement, the Replacement Representative and the Replacement Collateral Agent in respect thereof) to become a party to this Agreement,
(i)such Additional First Lien Representative and such Additional First Lien Collateral Agent shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional First Lien Representative and such Additional First Lien Collateral Agent, as the case may be) pursuant to which either (x) such Additional First Lien Representative becomes a Representative hereunder and such Additional First Lien Collateral Agent becomes a Collateral Agent hereunder, and such Additional First Lien Debt and such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, and the Additional First Lien Claimholders of such Series become subject hereto and bound hereby;
(ii)the Company shall have delivered to each Collateral Agent:
1.true and complete copies of each of the Other First Lien Agreement or Replacement Credit Agreement, as applicable, and the First Lien Collateral Documents for such Series, certified as being true and correct by a Responsible Officer of the Company;
2.a Designation substantially in the form of Exhibit B pursuant to which the Company shall (A) identify the Indebtedness to be designated as Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, and the initial aggregate principal amount or committed amount thereof, (B) specify the name and address of the Additional First Lien Collateral Agent and Additional First Lien Representative, (C) certify that such (x) Additional First Lien Debt is permitted by each First Lien Document and that the conditions set forth in this Section 5.14 are satisfied with respect to such Additional First Lien Debt and such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, and (D) in the case of a Replacement Credit Agreement, expressly state that such agreement giving rise to the new Indebtedness satisfies the requirements of a Replacement Credit Agreement and the Company elects to designate such agreement as a Replacement Credit Agreement; and

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(iii)the Other First Lien Documents or Replacement Credit Agreement Documents, as applicable, relating to such Additional First Lien Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional First Lien Claimholder with respect to such Additional First Lien Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional First Lien Debt.
(c)Upon the execution and delivery of a Joinder Agreement by an Additional First Lien Representative and an Additional First Lien Collateral Agent, in each case, in accordance with this Section 5.14, each other Representative and Collateral Agent shall acknowledge such receipt thereof by countersigning a copy thereof, subject to the terms of this Section 5.14 and returning the same to such Additional First Lien Representative and Additional First Lien Collateral Agent, as applicable; provided that the failure of any Representative or Collateral Agent to so acknowledge or return shall not affect the status of such debt as Additional First Lien Debt if the other requirements of this Section 5.14 are complied with.

SECTION 5.15	Authorization.
By its signature, each Person executing this Agreement, on behalf of such party or Grantor but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 5.16	No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights.
The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Claimholders in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder and no such Person is an intended beneficiary or third party beneficiary hereof, except, in each case, as expressly provided in this Agreement, and none of the Company nor any other Grantor may rely on the terms hereof (other than as set forth in Sections 2.04 and 2.08 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms. Without limitation of any other provisions of this Agreement, the Company and each Grantor hereby (a) acknowledges that it has read this Agreement and consents hereto, (b) agrees that it will not take any action that would be contrary to the express provisions of this Agreement and (c) agrees to abide by the requirements expressly applicable to it under this Agreement.

SECTION 5.17	No Indirect Actions.
Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

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SECTION 5.18	Additional Grantors.
Each Grantor agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any First Lien Document and which grants a lien on any of its assets shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a joinder agreement substantially in the form attached hereto as Exhibit C that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such First Lien Document.
[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
[WELLS FARGO BANK, NATIONAL ASSOCIATION],
as Initial First Lien Representative and Initial First Lien Collateral Agent
By:    ________________________________________
Name:
Title:
NOTICE ADDRESS:

[MAC: D1114-029
1525 W. WT Harris Boulevard
Charlotte, NC 28262
Attn: Agency Services
Facsimile No.: 704.715.0017
Email: agencyservices.requests@wellsfargo.com]

with copies to:

[Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attn: Michele Penzer
Fax No. 212-751-4864]

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[________________________],
as Initial Other Collateral Agent
By:    ________________________________________
Name:
Title:
[NOTICE ADDRESS]
[_________________________],
as Initial Other Representative
By:    ________________________________________
Name:
Title:
[NOTICE ADDRESS]

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Acknowledged and Agreed to by:

POST HOLDINGS, INC.

By:___________________________________
Name:
Title:

AGRICORE UNITED HOLDINGS INC.

By:___________________________________
Name:
Title:

ATTUNE FOODS, LLC

By:___________________________________
Name:
Title:

DAKOTA GROWERS PASTA COMPANY, INC.

By:___________________________________
Name:
Title:

DNA DREAMFIELDS COMPANY, LLC

By:___________________________________
Name:
Title:

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POST FOODS, LLC

By:
Name:
Title:

NOTICE ADDRESS:

Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, MO 63144
Attn: Chief Financial Officer
Facsimile No.: 314.646.3365
Email: robert.vitale@postfoods.com

with a copy to:	Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, MO 63144
Attn: General Counsel
Facsimile No.: 314.646.3367
Email: diedre.gray@postfoods.com

with a copy to:	Lewis, Rice & Fingersh, L.C.
600 Washington Avenue, Suite 2500
St. Louis, MO 63101
Attn: Tom W. Zook
Facsimile No.: 314.612.7671
Email: tzook@lewisrice.com

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Exhibit A to
Pari Passu Intercreditor Agreement
[FORM OF] JOINDER AGREEMENT
JOINDER NO. [       ] dated as of [              ], 20[   ] (the “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [         ], 20[   ], (the “Pari Passu Intercreditor Agreement”), among [WELLS FARGO BANK, NATIONAL ASSOCIATION], as Initial First Lien Representative and as Initial First Lien Collateral Agent, [_________], as Initial Other Representative, and [__________], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by POST HOLDINGS, INC., a Missouri corporation (the “Company”), and the other Grantors signatory thereto.
A.Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.
B.As a condition to the ability of the Company to incur [Other First Lien Obligations][Replacement Credit Agreement Obligations under the Replacement Credit Agreement] and to secure such [Other First Lien Obligations][Replacement Credit Agreement Obligations] with the liens and security interests created by the [Other First Lien Collateral Documents][Replacement Credit Agreement Collateral Documents], the Additional First Lien Representative in respect thereof is required to become a Representative and the Additional First Lien Collateral Agent in respect thereof is required to become a Collateral Agent and the First Lien Claimholders in respect thereof are required to become subject to and bound by, the Pari Passu Intercreditor Agreement. Section 5.14 of the Pari Passu Intercreditor Agreement provides that such Additional First Lien Representative may become a Representative, such Additional First Lien Collateral Agent may become a Collateral Agent and such Additional First Lien Claimholders may become subject to and bound by the Pari Passu Intercreditor Agreement, pursuant to the execution and delivery by the Additional First Lien Representative and the Additional First Lien Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement. The undersigned Additional First Lien Representative (the “New Representative”) and Additional First Lien Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Pari Passu Intercreditor Agreement.
Accordingly, the New Representative and the New Collateral Agent agree as follows:
SECTION 1.In accordance with Section 5.14 of the Pari Passu Intercreditor Agreement, (i) the New Representative and the New Collateral Agent by their signatures below become a Representative and a Collateral Agent respectively, under, and the related Additional First Lien Debt and Additional First Lien Claimholders become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative and New Collateral Agent had originally been named therein as a Representative or a Collateral Agent, respectively, and hereby agree to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to them as Representative, Collateral Agent and Additional First Lien Claimholders, respectively.

38

SECTION 2.Each of the New Representative and New Collateral Agent represent and warrant to each other Collateral Agent, each other Representative and the other First Lien Claimholders, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent][trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iii) the First Lien Documents relating to such Additional First Lien Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional First Lien Claimholders represented by them will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement.
SECTION 3.This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent and Representative shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.
SECTION 4.Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.
SECTION 5.THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).
SECTION 6.Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pari Passu Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

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SECTION 7.All communications and notices hereunder shall be in writing and given as provided in Section 5.07 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.
SECTION 8.Sections 5.08, 5.09 and 5.13 of the Pari Passu Intercreditor Agreement are hereby incorporated herein by reference.
[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE], as
[          ] for the holders of [                        ],
By:________________________________________
Name:
Title:
Address for notices:
________________________________________
________________________________________

attention of: ______________________________
Telecopy: ________________________________
[NAME OF NEW COLLATERAL AGENT], as
[          ] for the holders of [                        ],
By:________________________________________
Name:
Title:
Address for notices:

________________________________________
________________________________________
attention of: _____________________________
Telecopy: _______________________________

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Receipt acknowledged by:

[WELLS FARGO BANK, NATIONAL ASSOCIATION],
as Initial First Lien Representative and Initial First Lien Collateral Agent
By:________________________________________
Name:
Title:
[                                                  ],
as Initial Other Representative
By:________________________________________
Name:
Title:
[                                                  ],
as Initial Other Collateral Agent
By:________________________________________
Name:
Title:
[OTHERS AS NEEDED]

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Exhibit B to
Pari Passu Intercreditor Agreement
[FORM OF]
DEBT DESIGNATION
Reference is made to the Pari Passu Intercreditor Agreement dated as of [               ], 20[   ] (as amended, restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”) among [WELLS FARGO BANK, NATIONAL ASSOCIATION], as Initial First Lien Representative and Initial First Lien Collateral Agent, [            ], as Initial Other Representative, and [            ], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by POST HOLDINGS, INC., a Missouri corporation (the “Company”), and the other Grantors signatory thereto. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Pari Passu Intercreditor Agreement. This Debt Designation is being executed and delivered in order to designate [additional Indebtedness and other related First Lien Obligations][Credit Agreement Obligations] entitled to the benefit and subject to the terms of the Pari Passu Intercreditor Agreement.
The undersigned, the duly appointed [specify title] of the Company hereby certifies on behalf of the Company that:

(a)
[insert name of the Company or other Grantor] intends to incur Indebtedness in the initial aggregate [principal/committed amount] of [          ] pursuant to the following agreement: [describe [indenture or other agreement giving rise to Additional First Lien Debt][Replacement Credit Agreement (“New Agreement”)]] which will be [Other First Lien Obligations][Replacement Credit Agreement Obligations];

(b)
(i) the name and address of the [Additional First Lien Representative for the Additional First Lien Debt and the related Other First Lien Obligations][Replacement Representative for the Replacement Credit Agreement] is:

_________________________________________
_________________________________________
Telephone:________________________________
Fax:_____________________________________
(ii) the name and address of the Additional First Lien Collateral Agent for the Additional First Lien Debt and the Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, is:
_________________________________________

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_________________________________________
Telephone:________________________________
Fax:_____________________________________
[and]

(a)
such Additional First Lien Debt and such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, is permitted by each First Lien Document and the conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement are satisfied with respect to such [Additional First Lien Debt and the Other First Lien Obligations or Replacement Credit Agreement Obligations, [insert for Replacement Credit Agreements only: ; and

(b)	the New Agreement satisfies the requirements of a Replacement Credit Agreement and is hereby designated as a Replacement Credit Agreement].

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IN WITNESS WHEREOF, the Company has caused this Debt Designation to be duly executed by the undersigned officer as of ___________________, 20____.
POST HOLDINGS, INC.
By:____________________________________
Name:
Title:

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Exhibit C to
Pari Passu Intercreditor Agreement
[FORM OF] JOINDER AGREEMENT - ADDITIONAL GRANTOR
GRANTOR JOINDER AGREEMENT NO. [ ] (this “Grantor Joinder Agreement”) dated as of [      ], 20[  ] to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [      ], 20[  ] (the “Pari Passu Intercreditor Agreement”), among [WELLS FARGO BANK, NATIONAL ASSOCIATION], as Initial First Lien Representative and as Initial First Lien Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by POST HOLDINGS, INC., a Missouri corporation (the “Company”), and certain subsidiaries of the Company (each a “Grantor”).
Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.
The undersigned, [______________], a [________________], (the “New Grantor”) wishes to acknowledge and agree to the Pari Passu Intercreditor Agreement and become a party thereto to the limited extent contemplated by Section 5.16 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.
Accordingly, the New Grantor agrees as follows for the benefit of the Representatives, the Collateral Agents and the First Lien Claimholders:
Section 1.Accession to the Pari Passu Intercreditor Agreement. The New Grantor (a) acknowledges and agrees to, and becomes a party to the Pari Passu Intercreditor Agreement as a Grantor to the limited extent contemplated by Section 5.16 thereof, (b) agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Pari Passu Intercreditor Agreement. This Grantor Joinder Agreement supplements the Pari Passu Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 5.18 of the Pari Passu Intercreditor Agreement.
Section 2.Representations, Warranties and Acknowledgement of the New Grantor. The New Grantor represents and warrants to each Representative, each Collateral Agent and to the First Lien Claimholders that (a) it has full power and authority to enter into this Grantor Joinder Agreement, in its capacity as Grantor and (b) this Grantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Grantor Joinder Agreement.
Section 3.Counterparts. This Grantor Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Grantor Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Grantor Joinder Agreement or such other document or instrument, as applicable.

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Section 4.Section Headings. Section heading used in this Grantor Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.
Section 5.Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Pari Passu Intercreditor Agreement subject to any limitations set forth in the Pari Passu Intercreditor Agreement with respect to the Grantors.
Section 6.GOVERNING LAW. THIS GRANTOR JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS GRANTOR JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).
Section 7.Severability. In case any one or more of the provisions contained in this Grantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 8.Notices. All communications and notices hereunder shall be in writing and given as provided in Section 5.07 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 5.07 of the Pari Passu Intercreditor Agreement.
Section 9.Section 5.13 of the Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.
[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the New Grantor has duly executed this Grantor Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.
[_________________________________________]
By:________________________________________
Name:
Title:
Address for notices:

________________________________________
________________________________________
attention of: _____________________________
Telecopy: _______________________________

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